Exhibit 10.1

AMENDED AND RESTATED
EQUITY PURCHASE AGREEMENT
by and among
AMP GROUP HOLDINGS LIMITED,
AMP CAPITAL INVESTORS INTERNATIONAL HOLDINGS LIMITED,
DIGITALBRIDGE OPERATING COMPANY, LLC
and
DIGITALBRIDGE INVESTMENT HOLDCO, LLC
Dated as of December 19, 2022

i

12.15.	Guaranties	111
12.16.	Nondisclosure	112
12.17.	Representation by Counsel	112

AMENDED AND RESTATED
EQUITY PURCHASE AGREEMENT
This Amended and Restated Equity Purchase Agreement (as the same may be amended or otherwise modified in accordance with the terms hereof, this “Agreement”), dated as of December 19, 2022 (the “A&R Date”), is made by and among AMP Capital Investors International Holdings Limited ACN 114 352 957, an Australian public company limited by shares (the “Seller”), AMP Group Holdings Limited ACN 079 804 676, an Australian public company limited by shares (the “Seller Parent”), DigitalBridge Investment Holdco, LLC, a Delaware limited liability company (the “Buyer”), and DigitalBridge Operating Company, LLC, a Delaware limited liability company (the “Buyer Parent”, and together with the Buyer, the Seller, and the Seller Parent, the “Parties” and each individually a “Party”).
RECITALS
WHEREAS, the Parties initially entered into an Equity Purchase Agreement (the “Original Agreement”), dated as of April 27, 2022 (the “Signing Date”);
WHEREAS, the Parties intend to amend and restate the Original Agreement in its entirety as set forth in this Agreement;
WHEREAS, except as expressly set forth herein to the contrary, references in this Agreement to the words “date hereof” or “date of this Agreement” shall be deemed to refer to the Signing Date;
WHEREAS, the Seller and Seller Parent are engaged through the Business Group Companies in the business of managing and advising global infrastructure equity portfolios, including the Advisory Clients;
WHEREAS, as of the Signing Date, the Seller and Seller Parent directly or indirectly own all the issued and outstanding Capital Stock of each Target Entity, details of which are set forth in Exhibit B, together with (i) certain Carry Units in the Carry Vehicles or Advisory Clients, and (ii) certain limited partnership interests or other common equity interests listed in Part II of Exhibit C (all such interests, collectively, “Transferred Interests”);
WHEREAS, the Buyer Parent directly or indirectly owns all of the issued and outstanding equity securities of the Buyer;
WHEREAS, the Seller and the Seller Parent wish to sell to the Buyer, and the Buyer wishes to purchase from the Seller and the Seller Parent, the Transferred Interests, subject to the terms and conditions set forth herein;
WHEREAS, concurrently with the execution of the Original Agreement, each of the five Key Employees listed on Exhibit G executed a letter agreement with the Buyer and the Buyer Parent in a form approved by the Seller (collectively, the “Key Employee Letter Agreements”); and
WHEREAS, the Parties desire to make the representations, warranties, covenants, and agreements specified in this Agreement in connection with the Transactions.
NOW THEREFORE, the Parties, intending to be legally bound, agree that the Original Agreement is hereby amended and restated in its entirety as follows:

1.    DEFINITIONS; CERTAIN RULES OF CONSTRUCTION
1.1.    Definitions.
As used in this Agreement, the following terms shall have the following meanings:
“2022 Guaranteed Annual Bonus” means, in respect of each Continuing Employee, a bonus for the period between 1 January 2022 and the earlier of 31 December 2022 and the Closing Date (provided that the Closing Date occurs on or before 31 March 2023) as notified in the 2022 Guaranteed Annual Bonus Letter. The indicative aggregate amount of the 2022 Guaranteed Annual Bonuses will be set forth in the 2022 Guaranteed Annual Bonus Schedule, which the Seller has provided to the Buyer in draft form, with a final version of the schedule to be provided within ten (10) days prior to the Closing.
“2022 Guaranteed Annual Bonus Letter” means the letter issued prior to the Closing Date, in the form agreed between the Seller and the Buyer prior to the Closing, from the relevant Target Group Company to each Continuing Employee detailing the amount and any conditions applying to the payment of each applicable 2022 Guaranteed Annual Bonus, and shall include an acknowledgement and release that the Buyer’s obligation to pay the 2022 Guaranteed Annual Bonus shall be in full satisfaction of the Continuing Employee’s eligibility to be considered for an annual variable award for the period between 1 January 2022 and the Closing Date (provided that the Closing Date occurs on or before 31 March 2023) under AMP Capital’s Remuneration Review and Deferral Policy.
“2023 Guaranteed Annual Bonus” means, in respect of each Continuing Employee, a bonus for the period between 1 January 2023 and the Closing Date (provided that the Closing Date occurs on or after 1 January 2023) as notified in the 2023 Guaranteed Annual Bonus Letter. Assuming that the Closing Date is contemplated to occur on or after 1 January 2023, the indicative aggregate amount of the 2023 Guaranteed Annual Bonuses will be set forth in the 2023 Guaranteed Annual Bonus Schedule, which Seller shall provide to the Buyer as soon as practicable after 1 January 2023, with a final version of the schedule to be provided within ten (10) days prior to the Closing. For the avoidance of doubt, there will be no 2023 Guaranteed Annual Bonus in the event the Closing occurs on or before 31 December 2022.
“2023 Guaranteed Annual Bonus Letter” means the letter issued prior to the Closing Date (provided that the Closing Date occurs on or after 1 January 2023), in the form agreed between the Seller and the Buyer prior to the Closing Date, from the relevant Target Group Company to each Continuing Employee detailing the amount and any conditions applying to the payment of each applicable assumed incentive, and shall include an acknowledgement and release that the Buyer’s obligation to pay the assumed incentives shall be in full satisfaction of the Continuing Employee’s eligibility to be considered for an annual variable award for the period between 1 January 2023 and the Closing Date under AMP Capital’s Remuneration Review and Deferral Policy.
“A&R Date” has the meaning specified in the Preamble.
“Accountant” has the meaning specified in Section 2.4.2(d).
“Accounting Principles” means IFRS or such other accounting standards as are specified in the relevant financial statement or the notes thereto as in effect on the Most Recent Balance Sheet Date and using the same accounting methods, policies, practices, procedures, clarifications, judgements and methodologies used to derive the Financials (the “Accounting Practices”); provided that if IFRS conflicts with any particular accounting method, policy, practice, procedure, clarification, judgement or methodology used in the Accounting Practices, then the accounting method, policy, practice, procedure, clarification, judgement and methodology, as the case may be, that most closely resembles the one used in the Accounting Practices and which is consistent with IFRS shall be substituted.
“Accrued Management Fees” means all accrued and unpaid management fees to the extent owed to any Target Group Member from any Advisory Client as of the Closing Date.
“Acquisition Proposal” means any inquiry, proposal or offer (in each case, other than from the Buyer and its Representatives) relating to the direct or indirect acquisition, whether structured as a sale of equity, merger, recapitalization, business combination, liquidation, dissolution, reorganization, or otherwise, by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of (a) the Business or any of the Transferred Interests or (b) assets of the Business equal to 5% or more of the value of the assets of the Business or to which 5% or more of the revenues or earnings of the Business are attributable.
“Action” means any arbitration, examination, review, enquiry, audit, investigation, action, suit, litigation, complaint or other legal proceeding by or before any Governmental Authority.
“Actual Fraud” with respect to any Person means an intentional misrepresentation by such Person constituting common law fraud under the laws of the State of Delaware in the making of the representations and warranties in this Agreement or in any certificate delivered under this Agreement. “Actual Fraud” will not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence.
“Actual Knowledge of the Seller” means the actual knowledge of those persons listed on Section 1.1(a) of the Disclosure Letter.
“Adjustment Factor” means, with respect to each dollar of EUM, a fraction equal to the fee rate applicable to such EUM (expressed as a percentage) divided by 1.20%.
“Advisory Client” means each Person listed on Exhibit A.
“Affiliate” with respect to any specified Person at any time means each Person directly or indirectly controlling, controlled by, or under common control with such specified Person at such time. For purposes of the definition of “control”, a general partner or managing member of a Person shall be considered to control such Person. Notwithstanding the foregoing (a) no Advisory Client shall be, or shall be deemed to be, an Affiliate of a Business Group Company for any purpose under this Agreement and (b) no investment fund, investment vehicle or investment account managed or advised by the Buyer or any of its Affiliates (or any portfolio company or investment thereof) shall be deemed to be an Affiliate of the Buyer.
“Agreement” has the meaning specified in the Preamble.
“AIFM Directive” means Directive 2011/61/EU of the European Parliament and of the Council of June 8, 2011 on Alternative Investment Fund Managers and any applicable legislation implemented by any European Economic Area member state in connection with such Directive.
“Allocation Objections Statement” has the meaning specified in Section 6.10.6.
“Alternative Investment Fund Manager” means a third party acting as an alternative investment fund manager pursuant to the AIFM Directive.

“Alternative Investment Management Agreement” means the written agreement between an Advisory Client and an Alternative Investment Fund Manager.
“AMPCI UK” means AMP Capital Investors (UK) Limited, an English private limited company with the company number 05524536.
“Ancillary Agreements” means the Existing Advisory Contract Assignment Documents, Transition Services Agreement, Carry Transfer Documentation, Trust Assignments, Award Agreement Assignments, SITE Bonus Plan Assignment, the Key Employee Letter Agreements, Sponsor Transfer Documentation and all certificates to be executed and delivered in connection with the Transactions.
“Angel Trains” means the United Kingdom based rolling stock company.
“Arbiter” means an independent and internationally-prominent accounting firm which is mutually acceptable to the Seller and the Buyer; provided that if the Seller and the Buyer are unable to agree on such a firm, they shall each nominate such a firm, and the two firms so nominated shall nominate a third such firm, with such third firm to serve as the Arbiter.
“Assets” of any Person means all assets, rights and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible (including Intellectual Property) and wherever situated) owned or leased by such Person.
“Assigned” or “Assignment” with respect to an Advisory Client means the assignment, novation or replacement (as determined by the Buyer) of the Existing Advisory Contract or transfer of Controlling Interest to a Buyer Group Member (as determined by the Buyer) and such ancillary actions required by the Existing Advisory Contract, Legal Requirements and Fund Documents to be taken to effect such assignment, novation or replacement, including, as applicable, amending the Fund Documents and terminating Existing Advisory Contracts. Each Assignment will be effected by a customary documentation mutually acceptable to both the Seller and the Buyer, acting reasonably. Each Assignment will provide that the Buyer and its Affiliates will not assume (and the Seller and its Affiliates will retain) any liabilities under the applicable Existing Advisory Contract that arise from or relate to any Event that occurred prior to the Closing Date.
“Assignment Consent” with respect to an Advisory Client means the required actions to obtain Consent to the Assignment of the applicable Existing Advisory Contract or transfer of Controlling Interest, as applicable and the transfer of any side letter relating to such Advisory Client. Such required action to obtain Consent to the Assignment of the applicable Existing Advisory Contract or transfer of Controlling Interest is set forth on Exhibit D.
“Assignment Documents” means the documents listed in Exhibit C, pursuant to which each Existing Advisory Contract is Assigned or each Controlling Interest is transferred or Assigned from a Business Group Company to a Buyer Group Member nominated by the Buyer, each in a form and substance satisfactory to the Buyer.
“Australian FDI Act” means the Australian Foreign Acquisitions and Takeovers Act of 1975, as amended, including all implementing regulations thereunder.
“Award Agreement Assignment” means a Contract between a Seller Group Member and a Buyer Group Member, pursuant to which each award agreement between such Seller Group Member and certain Continuing Employees relating to the receipt of, or receipt of payments in respect of, Carried Interest is Assigned to such Buyer Group Member.

“Business” means the business of managing or advising global infrastructure equity portfolios, including the Advisory Clients, conducted by the Target Entities on the Signing Date or the Closing Date, excluding the Non-Restricted Business and the businesses operated by Persons in which Portfolio Investments have been made.
“Business Day” means any day, other than a Saturday, Sunday, or any other day on which banks located in New York, New York or Sydney, New South Wales, Australia are authorized or required by applicable Legal Requirements to be closed.
“Business Group Companies” means the Seller Group Members that conduct or are otherwise involved in the operation of the Business including the Target Entities.
“Buyer” has the meaning specified in the Preamble.
“Buyer Group” means the Buyer and each of its Related Bodies Corporate and Affiliates and “Buyer Group Member” means any member of the Buyer Group. From and after the Closing, the Buyer Group shall include the Target Entities.
“Buyer Guaranteed Obligations” has the meaning specified in Section 12.15.2.
“Buyer Guaranty” has the meaning specified in Section 12.15.2.
“Buyer Indemnified Person” has the meaning specified in Section 10.1.1.
“Buyer Parent” has the meaning specified in the Preamble.
“Buyer Releasing Parties” has the meaning specified in Section 12.1.2.
“Cap” has the meaning specified in Section 10.1.6(a).
“Capital Stock” means (a) all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, and all other equity or ownership interests in a Person, including membership interests, partnership interests, joint venture interests, and beneficial interests, (b) all warrants, options, “profits interests”, compensatory or incentive equity, convertible or exchangeable securities, subscription or redemption rights, or other rights to purchase or otherwise acquire any of the foregoing, and (c) all appreciation rights, phantom equity rights, and other similar rights or Contracts, in each case, whose value or price is derived from or based upon the value or price of any of the foregoing.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136).
“Carried Interest” means each distribution of profits, incentive allocations, promote interests or payment of monies in the nature of carried interest or a performance fee, similar performance based profits interests or that constitutes “Carried Interest” as such item is defined pursuant to the terms of the relevant Fund Documents (including, in each case, any tax distributions thereon or with respect thereto).
“Carried Interest Payment” has the meaning set forth in Section 6.22.1.
“Carry Payment Date” has the meaning specified in Section 6.22.1.
“Carry Recipient” has the meaning specified in Section 4.19.10.

“Carry Transfer Documentation” means one or more transfer documents in form and substance reasonably acceptable to the Seller and the Buyer to transfer to a Buyer Group Member all of the Seller Group’s Carry Units (except for Carry Units or Sponsor Units of the SITE Trusts, which shall transfer indirectly with the ownership of AMPCI UK).
“Carry Units” means, collectively: the limited partnership interests in respect of Carry Vehicles (together with attendant Carry Points (as defined in the partnership agreement of each Advisory Client)), and the Sponsor Units in the SITE Trusts, as set forth in Part III of Exhibit C.
“Carry Vehicles” means AMP Capital GIF Carried Interest, LP and AMP Capital GIF II Carried Interest LP.
“Catch-Up Payment” has the meaning specified in Section 2.5.7.
“CBA” has the meaning specified in Section 4.16.1.
“CEA” means the U.S. Commodity Exchange Act and the rules and regulations promulgated thereunder by the United States Commodity Futures Trading Commission.
“CGT Declaration” has the meaning specified in Section 3.1.2.
“Chosen Courts” has the meaning specified in Section 12.12.1.
“Claimant” has the meaning specified in Section 10.2.
“Claims” means all written claims, written demands, suits, causes of action, verdicts and judgments whatsoever whether at law or in equity or under any statute.
“Closing” has the meaning specified in Section 2.2.
“Closing Consideration” means an amount equal to: (a) the Closing Consideration – Capital/Carry Amount, plus (b) the Closing Consideration – Management Amount. Calculations of Closing Consideration shall be made without duplication of any item in calculating Closing Consideration.
“Closing Consideration – Capital/Carry Amount” means an amount equal to $258,000,000, plus the Estimated Sponsor Capital Adjustment.
“Closing Consideration – Management Amount” means an amount equal to: (a) $200,000,000, plus (b) the Estimated Net Balance Sheet Adjustment, minus (c) the Estimated Seller Transaction Expenses.
“Closing Date” has the meaning specified in Section 2.2.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Act” means the Investment Company Act of 1940.
“Company Software” means any material software included in the Target Entity Intellectual Property.
“Competing Business” has the meaning specified in Section 6.14.1.

“Competition and FDI Laws” means (i) the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other U.S. and non-U.S. antitrust, competition or other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition or restraint of trade and (ii) any applicable law regulating foreign investment screening, national security or trade regulation.
“Confidential Communications” has the meaning specified in Section 12.17.2.
“Confidential Information” means all confidential, proprietary or material non-public information, documents and materials relating to the Target Entities or the Business. “Confidential Information” includes Trade Secrets, Intellectual Property, software and documentation, client information, subcontractor information internal analyses, analyses of competitive products, marketing plans, corporate financial information, information related to negotiations with third parties, internal audit reports, Contracts and sales proposals, pricing and costs of specific products and services, training materials, employment records, performance evaluations, and other sensitive information. “Confidential Information” does not include information that was or becomes generally available to the public through no breach of this Agreement by the Seller or any of its Affiliates.
“Confidentiality Agreement” has the meaning specified in Section 6.4.2.
“Consent” means any consent, notice, approval, authorization, waiver, grant, agreement, permission or exemption of, or registration, declaration or filing with, or other similar required action by, any Person, including any Assignment Consent.
“Consent Side Letter” means the side letter entered into by the Buyer and the Seller on the Signing Date.
“Continuing Employees” means the Employees of the Target Entities on, and immediately after, the Closing Date.
“Contract” with respect to any Person, means any contract, contractual obligation, legally binding agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, promise, undertaking, obligation, arrangement, instrument or undertaking, together with all amendments, modifications and supplements thereto, in each case, whether written or oral.
“control” (and the related terms “controlling” and “controlled by”) means the power to direct the management and policies of such Person, directly or indirectly, whether by ownership of voting securities, by Contract, or otherwise.
“Controlling Interest” means the ownership interest of the Seller in a Target Entity which is being transferred to the Buyer.
“Corporations Act” means the Australian Corporations Act 2001 (Cth).
“COVID-19 Actions” means any actions taken (or not taken) by any Target Entity pursuant to any Legal Requirement issued by a Governmental Authority or the World Health Organization providing for restrictions that relate to, or arise out of, the COVID-19 pandemic.
“Credited EUM” has the meaning specified in Section 2.5.4.
“D&O Indemnified Party” has the meaning specified in Section 6.16.

“Damages” has the meaning specified in Section 10.1.1.
“Data Room” means the online data room for Project Puma maintained by the Seller Parent in connection with the Transactions.
“Data Security Requirements” means each of the following to the extent relating to data privacy, protection or security (including cybersecurity) or to the Processing of Personal Information by or on behalf of, or otherwise applicable to, the Business or the Target Group: (a) the Target Group’s internal and external policies and procedures; (b) all applicable Legal Requirements, including security breach notification requirements; (c) Contracts to which any Target Group Member is a party or by which it is otherwise bound; (d) industry standards applicable to the industries in which any Target Group Member operates that are binding on any Target Group Member or with which they purport to comply, and, to the extent applicable, the Payment Card Industry Data Security Standard; and (e) rulings, findings, interpretation bulletins, guidelines and other guidance documents issued or published by any Governmental Authority to the extent applicable to the Business or any Target Group Member.
“Debt” with respect to any Person, means all obligations of such Person (a) for borrowed money or in respect of loans or advances, (b) evidenced by notes, bonds, debentures, or similar Contracts, (c) under leases which are required to be, and which are, treated as finance or capital leases in accordance with the Accounting Principles (and not under leases which are required to be, or which are, treated as operating leases in accordance with the Accounting Principles), (d) under any interest rate, currency or other similar hedging arrangement or Contract (with the amount of such obligation, if any, determined in accordance with the Accounting Principles as if such arrangement or Contract were terminated in accordance with its terms immediately prior to the Closing Date), (e) under any performance bond, surety bond, bankers’ acceptance, or letter of credit, (f) for the deferred purchase price for property or services, (g) solely to the extent not included in the calculation of Employee Liabilities, the amount of any payroll Taxes of such Person that were deferred under the CARES Act with respect to a Pre-Closing Tax Period, (h) solely to the extent not included in the calculation of Employee Liabilities, the amount of earned, accrued or otherwise payable bonuses, commissions and other incentive compensation owed to any current or former employee, officer, director or independent contractor of such Person with respect to any period prior to the Closing Date, together with the employer portion of all Taxes arising therefrom (without regard to any ability of such Person to defer such Taxes under the CARES Act) excluding Carried Interest, (i) solely to the extent not included in the calculation of Employee Liabilities, the amount of all unfunded deferred compensation or retiree medical or welfare plan liabilities, together with the employer portion of all taxes arising therefrom (without regard to any ability of such Person to defer such Taxes under the CARES Act), (j) solely to the extent not included in the calculation of Employee Liabilities, the amount of all obligations with respect to severance or other termination-related payments or benefits owed to any current or former employee of any Target Entity whose employment or other service relationship with such Target Entity terminates prior to the Closing Date, together with the employer portion of any Taxes arising therefrom excluding Carried Interest, (k) in the nature of guarantees or other similar obligations for any of the items described in clauses (a) through (j) above, (l) accrued but unpaid interest, expenses, premiums, penalties, breakage costs and other obligations arising with respect to any of the items described in clauses (a) through (k) above, and (m) any refinancing of any of the foregoing obligations. For the avoidance of doubt, “Debt” shall not include any trade credit in the ordinary course or any amount included in calculating, any Seller Transaction Expenses, any Carry Units, any obligations under the Management Equity Plan or any liability which shall be paid by any Business Group Company or otherwise discharged by any Business Group Company immediately prior to the Closing Date pursuant to Section 6.17.
“Debt Document” means (a) each facility agreement or other loan agreement to which a Target Group Member is a party in the capacity of a borrower, a guarantor or a security provider,

and each document that is defined as a Finance Document in any such agreement, (b) each ISDA master agreement (and related schedule and trade confirmations) or other hedging agreement to which a Target Group Member is a party, or (c) each document that guarantees or secures the Debt incurred or to be incurred under any of the foregoing documents referred to in clauses (a) or (b).
“Debt Provider” means (a) any Person that has provided any financial accommodation, or any commitment to provide financial accommodation, under any Debt Document, (b) any provider of hedging to any Target Group Member under any Debt Document, or (c) any Person that is appointed as a facility agent, security agent or security trustee under any Debt Document.
“Deferred Bonus” means all deferred awards as at the Closing Date of each Continuing Employee in accordance with AMP Capital’s Remuneration Review and Deferral Policy, excluding any equity awards or rights allocation or issued in AMP Limited pursuant to the AMP Limited Equity Incentive Plan Rules. The aggregate amount of the Deferred Bonuses will be set forth on the Deferred Bonus Schedule, which the Seller provided to the Buyer prior to the A&R Date, with a final version of the Deferred Bonus Schedule to be provided within ten (10) days after the Closing. Notwithstanding the foregoing, the Seller shall provide to the Buyer no later than five (5) Business Days prior to the Closing Date an estimated Deferred Bonus Schedule as of the Closing Date for use by the Seller in calculating the Estimated Closing Statement, which calculation shall be adjusted by the Buyer in the Post-Closing Statement based on the final version of the Deferred Bonus Schedule to be provided by the Seller within ten (10) days after the Closing Date.
“Disclosed in the Data Room” means any fact, matter or other information disclosed in either the Data Room as of 12:01 a.m. New York time on the Signing Date, provided that any such fact, matter, circumstance, or other information disclosed in the Data Room was provided as of such time in such a manner and in sufficient detail as would allow a reasonable purchaser of the Transferred Interests to reasonably identify the impact of the relevant facts, matters or other information.
“Disclosed in the Disclosure Letter” means any fact, matter or other information disclosed in the Disclosure Letter, provided that any such fact, matter, circumstance, or other information incorporated by reference into the Disclosure Letter from the Data Room in relation to any representation or warranty, is disclosed in the Data Room as of such time in such a manner and in sufficient detail as would allow a reasonable purchaser of the Transferred Interests to reasonably identify the impact of the relevant facts, matters or other information.
“Disclosure Letter” means the letter delivered by the Seller to the Buyer immediately prior to the execution of the Original Agreement, as amended to reflect the changes set forth on Annex A attached hereto.
“Disputed Items” has the meaning specified in Section 2.4.2(d).
“DPA” has the meaning specified in Section 5.9.
“Employee Co-Investment Vehicles” means AMP Capital GIF II Staff Co-Investment LP and AMP Capital Global Infrastructure Fund Staff Co-Investment, LP.
“Employee Liabilities” means an amount, calculated as follows (and will include the employer portion of all on-costs, payroll taxes, Medicare taxes, social security taxes, United Kingdom apprenticeship levy and similar amounts payable in connection with such payments of the Target Entities), equal to: (a) the annual leave liability recognized (within the meaning of the relevant Accounting Principles) relating to the Continuing Employees as of the Closing Date;

plus (b) the long service leave liability of the Target Entities for periods of service of five years or more recognized (within the meaning of the relevant Accounting Principles) in relation to the Continuing Employees; plus (c) an amount equal to the sum of the (i) 2022 Guaranteed Annual Bonus amount, if any, for each Continuing Employee, plus (ii) the 2023 Guaranteed Annual Bonus amount, if any, for each Continuing Employee, plus (iii) the Deferred Bonus amount, if any, for each Continuing Employee, plus (iv) the MEP Payout amount, if any, for each Continuing Employee.
“Employee Plan” means (a) any plan, program, agreement, policy, or arrangement that is (i) a welfare plan within the meaning of Section 3(1) of ERISA or (ii) a pension plan within the meaning of Section 3(2) of ERISA, or (b) any other employment, individual independent contractor, severance, deferred-compensation, retirement, bonus, incentive, profit-sharing, retention, equity or equity-based, change-of-control, material fringe-benefit, non-compete or non-solicit, consulting, insurance, medical, welfare or other compensation or employee benefit plan, program, agreement, policy, or arrangement of any kind, whether or not in writing and whether or not funded, excluding any Carried Interest, Carry Units or Contract in respect of either thereof.
“Employees” means the persons listed on Exhibit G.
“Encumbrance” means any charge, lien, pledge, security interest, mortgage, deed of trust, easement, license, option, title imperfection or defect, hypothecation, encroachment or other similar restriction or encumbrance, or other adverse claim of any kind other than, in the case of each of the foregoing, any Permitted Encumbrance.
“End Date” has the meaning specified in Section 9.1.3.
“Environmental Law” means any law relating to: (a) the protection, investigation or restoration of the environment, health, safety or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) indoor air, wetlands, pollution, contamination or any injury or threat of injury to the environment, natural resources or property relating to any Hazardous Substance.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person treated at a relevant time as a single employer with any of the Target Entities pursuant to Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
“Estimated Closing Statement” means the written statement delivered pursuant to Section 2.4.1, setting forth the Seller’s good-faith calculations of the Closing Consideration in a manner consistent with the Accounting Principles and with Exhibit H, that shall take into account, and set forth as separate line items, all items establishing the basis for such calculations, in each case, as of 12:01 a.m. New York time on the Closing Date, including good faith estimates, prepared in a manner consistent with Exhibit H, of the Sponsor Capital Adjustment (“Estimated Sponsor Capital Adjustment”), the Net Balance Sheet Adjustment (“Estimated Net Balance Sheet Adjustment”), and Seller Transaction Expenses (“Estimated Seller Transaction Expenses”).
“Estimated Net Balance Sheet Adjustment” has the meaning set forth in the definition of “Estimated Closing Statement”.
“Estimated Seller Transaction Expenses” has the meaning set forth in the definition of “Estimated Closing Statement”.

“Estimated Sponsor Capital Adjustment” has the meaning set forth in the definition of “Estimated Closing Statement”.
“ESVAGT” means the Denmark based owner and operator of service operation vessels and emergency rescue and response vessels.
“EUM” means equity raised following the Closing Date for which the Buyer Group (including, following the Closing, the Target Entities) derives management fees based substantially on the “Strategic Infrastructure Trust of Europe” (“SITE”) or “Global Infrastructure Fund” (“GIF”) value added infrastructure strategy, key personnel of the Target Entities, and/or Track Record.
“Exchange Act” means the Securities Exchange Act of 1934.
“Existing Advisory Contract” means each investment advisory, investment sub-advisory, investment management, portfolio management or similar Contract, but excluding Fund Documents, pursuant to or in connection with which a Business Group Company provides investment advisory, investment sub-advisory, investment management or portfolio management services in respect of the Business to any Person, or where a Business Group Company becomes entitled to fees or Carried Interest for its provision of the aforementioned services, including the documents detailed in Part I of Exhibit C.
“FCA” means the U.K. Financial Conduct Authority.
“FEEUM” means the sum of each dollar of EUM multiplied by the Adjustment Factor. By way of example, if US$1.00 of EUM is subject to a fee rate of 2.40%, the Adjustment Factor will be 2.0 and such EUM will be treated as US$2.00 of FEEUM. Conversely, if US$1.00 of EUM is subject to a fee rate of 0.60%, the Adjustment Factor will be 0.5 and such EUM will be treated as US$0.50 of FEEUM.
“Final Consideration” means an amount equal to: (a) the Final Consideration Capital/Carry Amount, plus (b) the Final Consideration – Management Amount. Calculations of Final Consideration shall be made without duplication of any item in calculating Final Consideration.
“Final Consideration – Capital/Carry Amount” means an amount equal to $258,000,000, plus the Sponsor Capital Adjustment.
“Final Consideration – Management Amount” means an amount equal to: (a) $200,000,000, plus (b) the Net Balance Sheet Adjustment, minus (c) the Seller Transaction Expenses.
“Final Determination” means, with respect to a dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment with respect to a claim, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.
“Financials” has the meaning specified in Section 4.11.1(b).
“First Earn Out Payment” has the meaning specified in Section 2.5.3.
“FSMA” means the United Kingdom Financial Services and Markets Act 2000.

“Fund and Corporate Assets” means the aggregate amount of cash, cash equivalents and accounts receivable of the Target Entities as of 12:01 a.m. on the Closing Date (excluding assets in respect of Transferred Interests, Carried Interest or Sponsor Capital) as determined in accordance with the Accounting Principles. In addition, “Fund and Corporate Assets” shall include account receivables in respect of management fees of the Target Entities as determined in accordance with the definition of “Accrued Management Fees.”
“Fund Documents” means with respect to an Advisory Client that is a pooled investment vehicle or fund-of-one, the then-current limited partnership agreement, limited liability company agreement, operating agreement, shareholders’ agreement, memorandum and articles of association, constitution, or similar governing document governing the operations of any entities that comprise such pooled vehicle, as well as the then-current offering documents (if any) of and side letters entered in connection with such pooled vehicle.
“Fund Reports” has the meaning specified in Section 4.19.18.
“Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.4(a), Section 4.5, Section 4.7, Section 4.9(a), Section 4.10.1, Section 4.14, Section 4.21, Section 5.1, Section 5.2, Section 5.4(a) and Section 5.8.
“General Partner” means each entity acting as the general partner of an Advisory Client, as applicable, details of which are listed in Part II of Exhibit B.
“GIF I Funds” means AMP Capital Global Infrastructure Fund (Non-EU), L.P., a Cayman Islands exempted limited partnership, AMP Capital Global Infrastructure Fund (Non-EU), B L.P., a Cayman Islands exempted limited partnership, and AMP Capital Global Infrastructure Fund (Non-US), L.P., a Luxembourg special limited partnership.
“GIF II Funds” means AMP Capital Global Infrastructure Fund II A L.P., a Luxembourg special limited partnership, AMP Capital Global Infrastructure Fund II B L.P., a Luxembourg special limited partnership, AMP Capital Global Infrastructure Fund II C L.P., a Luxembourg special limited partnership, and AMP Capital Global Infrastructure Fund II E L.P., a Luxembourg special limited partnership.
“GIF III” has the meaning specified in Section 2.5.1.
“GIF III Closing Date” has the meaning specified in Section 2.5.1.
“GIF III FEEUM” has the meaning specified in Section 2.5.3.
“GIF IV” has the meaning specified in Section 2.5.2.
“GIF IV Closing Date” has the meaning specified in Section 2.5.2.
“GIF IV FEEUM” has the meaning specified in Section 2.5.6.
“GIF Investment Strategy” means, with respect to any FEEUM raised by the Buyer Group after the Closing Date, any future FEEUM based substantially on SITE or GIF’s value-added infrastructure strategy, key personnel of the Target Entities, and/or Track Record, whether raised through GIF III, GIF IV, LP interests, separate accounts, open ended funds, single investor funds, side-letters, co-investments or other such management services that derive management fees.

“Governmental Authority” means any (a) supranational, national, provincial, federal, state, local, or foreign governmental, judicial, regulatory or other public body, agency, court, tribunal, division, subdivision, or authority (including governmental and non-governmental self-regulatory organizations), (b) arbitrator or similar dispute resolution body or Person or (c) securities exchange, including the New York Stock Exchange and Australian Securities Exchange.
“GST” has the meaning given to that term in the GST Act.
“GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).
“GST Amount” has the meaning specified in Section 11.2.2.
“Hazardous Substance” means (a) any substance that is listed, classified or regulated pursuant to any Environmental Law, (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon and (c) any other substance that may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.
“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“IFRS” means the International Financial Reporting Standards published by the International Accounting Standards Board as in effect from time to time.
“Inbound IP Contracts” has the meaning specified in Section 4.15.2.
“Income Tax” means any Tax that is, in whole or in part, based on or measured by or with respect to income or gains and any similar Taxes (including Taxes imposed on, or with reference to, multiple bases including income or gains).
“Indemnified Party” has the meaning specified in Section 10.3.
“Indemnifying Party” has the meaning specified in Section 10.2.
“Infrastructure Equity Fund Distributions” means all payments in respect of returns of Carried Interest received by the Seller or any of its Affiliates at any time from January 1, 2022 to the Closing Date from the GIF I Funds or the GIF II Funds, except for (i) distributions attributable to Carried Interest related to equity holdings in Angel Trains or ESVAGT, (ii) amounts that are remitted or required to be remitted to current or former employees of Seller or any of its Affiliates, and (iii) amounts held by Target Group Members, any Advisory Clients, or any of their respective controlled Affiliates as of the Closing Date.
“Intellectual Property” means: (a) patents; (b) works of authorship and copyrights; (c) trademarks, trade names, service marks, service names, logos, corporate names, and other indicia of origin (collectively, “Trademarks”); (d) domain names, social media accounts, and administrative information related to the foregoing; (e) design rights; (f) any and all issuances, registrations, applications, renewals, continuations, and recordings relating to any of the other clauses of this definition; (g) rights in trade secrets and proprietary or confidential information, inventions, discoveries, innovations, ideas, processes, methods, methodologies, know-how, algorithms, formulae, customer and vendor lists, data, databases, collections of data, and software (including source code, object code, and executable code) (collectively, “Trade Secrets”); and (h) all other intellectual property rights in any jurisdiction, in each case, whether tangible or intangible, embodied in any form, and whether or not protectable or protected by patent or copyright.
“Interim Period” has the meaning specified in Section 6.1.1.
“Investment Adviser Subsidiary” means each of AMPCI UK, AMP Capital Investors (US) Limited, AMP Capital Asia Limited and AMP Capital Investors (Luxembourg) S.à r.l.
“Investment Advisers Act” means the Investment Advisers Act of 1940.
“IP Contracts” has the meaning specified in Section 4.15.2.
“Irish Infrastructure Funds” means those Advisory Clients so identified on Exhibit A.
“Key Employee Letter Agreements” has the meaning specified in the Recitals.
“Key Employees” means the persons designated as Key Employees on Exhibit G.
“Knowledge of the Seller” means (a) the actual knowledge of those persons listed on Section 1.1(a) of the Disclosure Letter and (b) such knowledge such person would have obtained after having made reasonable enquiries of their direct reports regarding the subject matter being represented.
“Law Firm” has the meaning specified in Section 12.17.1.
“Lease Obligations” has the meaning specified in Section 6.20.
“Legal Requirement” means any federal, national, state, or local, whether foreign or domestic, constitution, law (including common law), statute, ordinance, code, rule, treaty, approval, requirement, convention, executive order, Order or regulation in each case having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, of any Governmental Authority.
“Luxembourg Company Law” means the Luxembourg law dated August 10, 1915 on commercial companies, as amended.
“Management Equity Plan” means the AMP Capital Holdings Limited 2021 Management Equity Plan.
“Management Team Letter” means the side letter entered into by the Buyer and the Seller on the Signing Date with respect to certain management Employees of the Target Entities.
“Material Adverse Effect” means any change, effect, event, development, fact, condition, circumstance, or occurrence (each, an “Effect”) that, individually or in the aggregate with other applicable Effects, has had, or would reasonably be expected to have (with or without the lapse of time), a material adverse effect on: (a) the Seller’s or the Seller Parent’s ability to perform its obligations under this Agreement to timely consummate the Closing when required under this Agreement or (b) the assets, business, financial condition or results of operations of the Target Entities and the Business, taken as a whole. For purposes of clause (b) of the preceding sentence, none of the following, whether alone or in combination, shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any trade wars or general political, social, economic, financial, capital market, credit market, financial market, or industry-wide conditions; (ii) natural or man-made disasters, acts of God, hurricanes, floods, cyclones, tornadoes, storms, or earthquakes, or acts of war, hostilities, sabotage, or terrorism, protests or social unrest (whether or not violent), an escalation or worsening of any of the foregoing, or any action taken by any Governmental Authority in response to any of the foregoing; (iii) epidemics, pandemics, other outbreaks of infectious disease, including in each case the so-called novel coronavirus or COVID-19 and variants thereof, an escalation or worsening of any of the foregoing, or any action taken by any Governmental Authority in response to any of the foregoing; (iv) regulatory changes, changes in Legal Requirements, changes in the Accounting Principles or the interpretation, or changes in the interpretation, of any of the foregoing; (v) any stoppage, shut down, or changes in operating practices or procedures of any Governmental Authority; (vi) any action taken by the Seller or any Business Group Company that is taken at the request of the Buyer after the Seller has advised the Buyer in writing that taking such action could cause a Material Adverse Effect; and (vii) the fact that the prospective owner of the Target Entities is the Buyer or any Affiliate of the Buyer (including any loss of, or change in, the relationship of any Target Entity with any of their Advisory Clients, employees, customers, suppliers, or other business relations as a result of the Buyer’s identity). Notwithstanding the foregoing, with respect to clauses (i) through (iv) of the preceding sentence, the foregoing shall be disregarded in determining whether a “Material Adverse Effect” has occurred only to the extent they do not disproportionately impact the Business and the Target Entities, taken as a whole, in comparison to the other participants in the industries or markets in which the Target Entities operate.
“Material Contracts” has the meaning specified in Section 4.16.1.
“MEP Payout” means the value, if any, of a Continuing Employee’s interest under the Management Equity Plan as of the Closing Date (determined by the Seller, as if the award vested on the Closing Date on a pro-rata basis (by reference to the portion of the vesting period completed at that time)). The aggregate amount of the MEP Payout will be set forth in the MEP Payout Schedule, which Seller has provided to Buyer in draft form, with a final version of the schedule to be provided at least ten (10) days prior to the Closing.
“Money Laundering Laws” means: (a) the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, the USA PATRIOT Act of 2001, (b) the money laundering and any related or similar Legal Requirements of all jurisdictions, and (c) any anti-money laundering or similar guidelines, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction or authority over any Target Group Member.
“Most Recent Balance Sheet” has the meaning specified in Section 4.11.1(a).
“Most Recent Balance Sheet Date” has the meaning specified in Section 4.11.1(a).
“Net Balance Sheet Adjustment” means an amount (which may be a positive or negative amount) equal to: (a) the Fund and Corporate Assets, minus (b) the Other Fund and Corporate Liabilities.
“Non-Restricted Business” means
1.1.1.1    the ownership or operation of the Seller Group’s global real estate and core infrastructure equity asset management businesses;
1.1.1.2    the ownership or operation by AMP Capital Investors Limited and its Controlled Affiliates of a debt advisory or debt arrangement business that is mandated to arrange financings of debt and other obligations and to provide other debt advisory services for infrastructure or real estate businesses or funds, and which may involve investment management and advisory services of debt funds;
1.1.1.3    the ownership or operation of the following (which, for the avoidance of doubt, may be known by various different names in the future):
1.    each of:
i.    AMP Capital Investors US Real Estate, LLC, and all related funds, separately managed accounts, and various legal entities formed from time to time in support of the Seller’s real estate business worldwide now and in the future;
ii.    PCCP, LLC; and
iii.    PCCP Equity VIII, LP;
2.    Infrastructure Debt Fund I consisting of:
i.    AMP Capital Infrastructure Debt Fund LP;
ii.    AMP Capital Infrastructure Debt Fund (JPY) LP;
iii.    AMP Capital Infrastructure Debt Fund (USD) LP; and
iv.    AMP Capital IDF Carried Interest, LP;
3.    Infrastructure Debt Fund II consisting of:
i.    AMP Capital Infrastructure Debt Fund II (USD), LP;
ii.    AMP Capital Infrastructure Debt Fund II (JPY), LP;
iii.    AMP Capital Infrastructure Debt Fund II (EUR), LP; and
iv.    AMP Capital IDF II Carried Interest, LP;
4.    Infrastructure Debt Fund III consisting of:
i.    AMP Capital Infrastructure Debt Fund III (EUR), LP;
ii.    AMP Capital Infrastructure Debt Fund III (USD), LP;
iii.    AMP Capital Infrastructure Debt Fund III (USD Hedged), LP;
iv.    AMP Capital Infrastructure Debt Fund III (JPY), LP;
v.    AMP Capital Infrastructure Debt Fund III (ELP), LP; and
vi.    AMP Capital IDF III Carried Interest, LP;
5.    Infrastructure Debt Fund IV consisting of:
i.    AMP Capital Infrastructure Debt Fund IV (USD Hedged) LP;

ii.    AMP Capital Infrastructure Debt Fund IV (USD), LP;
iii.    AMP Capital Infrastructure Debt Fund IV (JPY), LP;
iv.    AMP Capital Infrastructure Debt Fund IV (EUR), LP;
v.    AMP Capital Infrastructure Debt Fund IV (ELP), LP; and
vi.    AMP Capital IDF IV Carried Interest, LP;
6.    AMP Capital Infrastructure Debt Fund IV (Tranche III) consisting of:
i.    AMP Capital Infrastructure Debt Fund IV (Tranche III), L.P.; and
7.    the ownership and operation of the Seller’s business of managing or advising global core infrastructure equity portfolios (the “Seller’s Retained Core Infrastructure Business”) consisting of:
i.    AMP Capital Core Infrastructure Fund (“CIF”);
ii.    AMP Capital Community Infrastructure Trading Trust;
iii.    AMP Capital Diversified Infrastructure Trust A (“ADIT A”);
iv.    AMP Capital Diversified Infrastructure Trust B (“ADIT B”);
v.    AMP Capital Community Infrastructure Holding Trust;
vi.    AMP Capital Future Directions Infrastructure Trust (“FDIT”);
vii.    Australia Pacific Airports Fund (“APAF1”);
viii.    Australia Pacific Airports Fund No. 2 (“APAF2”);
ix.    Australia Pacific Airports Fund 3 (“APAF3”);
x.    Australia Pacific Airports Fund No. 4 (“APAF4”);
xi.    And all related funds, separately managed accounts, and various legal entities formed from time to time in support of the Seller’s core infrastructure business worldwide now and in the future.
“Notice of Objection” has the meaning specified in Section 2.4.2(c).
“Off-the-Shelf Software” means software non-exclusively licensed to a Target Entity from a third party on standard terms generally available to the public for an annual or one-time fee or payment of no more than $50,000.
“Order” means any order, injunction, judgment, consent decree, writ, award or ruling of any Governmental Authority.
“ordinary course of business” or “ordinary course” with respect to any Person means the ordinary course of business consistent with the past practice of such Person, which terms, for the avoidance of doubt, do not include any COVID-19 Actions.

“Organizational Documents” means the certificate of incorporation and by-laws of a corporation, the certificate of formation and operating agreement of a limited liability company, the certificate of partnership and partnership agreement of a general or limited partnership, the declaration or agreement of trust and by-laws of a trust, and the similar organizational, governing or constituent documents of any other Person other than a natural person.
“Original Agreement” has the meaning set forth in the Recitals.
“Other Fund and Corporate Liabilities” means an amount equal to all accounts payable, Employee Liabilities and, without duplication, Debt of the Target Entities as of 12:01 a.m. on the Closing Date as determined in accordance with the Accounting Principles other than Seller Transaction Expenses, Carried Interest, current or deferred income Tax liabilities, and any liability that shall be paid by any Business Group Company or otherwise discharged by any Business Group Company immediately prior to the Closing Date.
“Outbound IP Contracts” has the meaning specified in Section 4.15.2.
“Outgoing” has the meaning specified in Section 11.4.
“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state or local Tax laws.
“Party” has the meaning specified in the Preamble.
“Payee” has the meaning specified in Section 11.4.
“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65).
“Performance Records” means all investment performance records of any Target Group Member and any Advisory Client or composites of performance records of multiple Advisory Clients, including all data and other information underlying and supporting such records.
“Permits” means any license, permit, Consent, certificate, or other similar authorization issued by, or otherwise granted by, any Governmental Authority.
“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which Target Entities have maintained adequate reserves in accordance with generally accepted accounting principles; (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business that are not delinquent and which are not, individually or in the aggregate, material to the business of the Target Entities; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the business of the Target Entities; or (d) restrictions on transfer arising under applicable state, federal or foreign securities Legal Requirements or Fund Documents.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock, or other company, business trust, trust, organization, labor union, Governmental Authority, or other entity of any kind.
“Personal Information” means any information (a) that identifies, describes, is reasonably capable of being associated with, or could reasonably be linked with, directly or indirectly, alone or when combined with other information, an identified or identifiable or other natural person, consumer, browser, device, or household or (b) that is regulated or protected by one or more Legal Requirements related to cybersecurity, privacy or data protection.
“Policies” has the meaning specified in Section 4.25.
“Portfolio Investment” means any equity investment by an Advisory Client in an infrastructure asset, including any Person that directly or indirectly has a beneficial interest in an infrastructure asset.
“Post-Closing Adjustment” means the difference between the Final Consideration and the Closing Consideration.
“Post-Closing Statement” means the written statement delivered pursuant to Section 2.4.2, setting forth the Buyer’s good-faith calculations of the Final Consideration and the Post-Closing Adjustment in a manner consistent with the Accounting Principles, that shall take into account, and set forth as separate line items, all items establishing the basis for such calculations, in each case, as of 12:01 a.m. New York time on the Closing Date, including good faith estimates, prepared in a manner consistent with Exhibit H, of the Sponsor Capital Adjustment, the Net Balance Sheet Adjustment and the Seller Transaction Expenses.
“Pre-Closing Covenants” has the meaning specified in Section 10.1.4.
“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and the portion of a Straddle Period that ends on (and includes) the Closing Date.
“Process” means to process, access, collect, use, modify, retrieve, disclose, store, transmit, delete, or manage data or information or any other operation or set of operations performed on any data or information.
“Purchase Price Allocation” has the meaning specified in Section 6.10.5.
“Recipient” means any Party that receives a taxable supply for VAT or GST purposes from a Supplier.
“Related Body Corporate” has the meaning given in the Corporations Act.
“Relevant Party” means any Party other than the Recipient.
“Relevant Seller Group Member” has the meaning specified in Section 7.2.5.
“Reorganization” means the transactions described on Exhibit F and such other actions as may be necessary to effectuate such transactions.
“Representative” means, with respect to any Person, any director, officer, member, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Period” has the meaning specified in Section 6.14.1.
“Retained Names and Marks” has the meaning specified in Section 6.15.2.
“Review Period” has the meaning specified in Section 2.4.2(c).
“SEC” means the U.S. Securities and Exchange Commission.
“Second Earn Out Payment” has the meaning specified in Section 2.5.6.
“Section 1542” has the meaning specified in Section 12.1.3.
“Securities Act” means the Securities Act of 1933.
“Security Incident” means any actual or reasonably suspected: (a) theft, loss of, unauthorized access to, unauthorized alteration or compromise of, unavailability of, unauthorized disclosure, unauthorized copying, unauthorized use or destruction of, or other unauthorized Processing of Personal Information or other confidential or sensitive information (including Trade Secrets); (b) breach of security, phishing incident, ransomware or malware attack; or (c) intrusion or unauthorized access or use, of any Technology System or any data or information contained or stored thereon.
“Seller” has the meaning specified in the Preamble.
“Seller Employee Plan” means each Employee Plan that is sponsored, maintained or contributed to by the Seller or one of its Affiliates (excluding the Target Group) or under which the Seller or one of its Affiliates (excluding the Target Group) has any liability or obligation, whether actual or contingent, including on account of an ERISA Affiliate, excluding any Target Entity Plans.
“Seller Group” means the Seller, the Seller Parent and each of their Related Bodies Corporate and Affiliates.
“Seller Group Member” means any member of the Seller Group.
“Seller Guaranteed Obligations” has the meaning specified in Section 12.15.1.
“Seller Guaranty” has the meaning specified in Section 12.15.1.
“Seller Indemnified Person” has the meaning specified in Section 10.1.2.
“Seller Marks” has the meaning specified in Section 6.15.2.
“Seller Parent” has the meaning specified in the Preamble.
“Seller Released Parties” has the meaning specified in Section 12.1.2.
“Seller’s Retained Core Infrastructure Business” has the meaning ascribed in the definition of Non-Restricted Business.
“Seller Transaction Expenses” means (a) all unpaid fees and expenses incurred by or charged to or payable by any Target Group Member for services provided through the Closing Date in connection with this Agreement and the transactions contemplated hereby (as opposed to the operation of the Business in the ordinary course), including legal fees and related expenses, investment banking fees and related expenses, if any, and accounting fees and related expenses, and (b) all unpaid bonuses, incentive, transaction, change-of-control, success, retention or similar payments, created, accelerated, accruing or arising in connection with this Agreement or the consummation of the Transactions and the employer share of any payroll or other Taxes with respect thereto (without regard to any ability of such Target Group Members to defer such Taxes under the CARES Act) other than Employee Liabilities.
“Signing Date” has the meaning specified in the Recitals.
“SITE Bonus Plan Assignment” means a Contract between a Seller Group Member and a Buyer Group Member, pursuant to which the SITE Employee Bonus Plan is Assigned to such Buyer Group Member.
“SITE Employee Bonus Plan” means the SITE Employee Bonus Scheme Plan Rules created by AMP Capital Investors Limited, which provides the process and rules for its issuing of Carried Interest to employees and former employees of the SITE Trusts and AMP Capital Strategic Infrastructure Trust of Europe (EUR) SICAV - SIF.
“SITE Funds” means those Advisory Clients so identified on Exhibit A.
“SITE Trusts” means AMP Capital Strategic Infrastructure Trust of Europe (A$), an Australian fixed unit trust (ABN 45 682 274 060); AMP Capital Strategic Infrastructure Trust of Europe No. 1, an Australian fixed unit trust (ABN 70 760 166 768); and AMP Capital Strategic Infrastructure Trust of Europe No. 2, an Australian fixed unit trust (ABN 38 276 396 572).
“Sponsor Capital” means the Seller Group’s interest in the Advisory Clients set forth on Part II of Exhibit C.
“Sponsor Capital Adjustment” means an amount (which may be a positive or negative amount) equal to: (a) the Sponsor Capital Value Change I, plus (b) if the Closing occurs following the confirmation of acceptance by the Buyer of the Valuation or a final determination of the Valuation pursuant to Section 6.23, the Sponsor Capital Value Change II, minus (c) the Infrastructure Equity Fund Distributions.
“Sponsor Capital Value Change I” means an amount equal to:
(I) US$(12,667,450), expressed as a negative value;
plus
(II) the aggregate amount of all capital contributions made with respect to the Sponsor Capital after June 30, 2022 and on or prior to the Closing Date to AMP Capital Global Infrastructure Fund (Non-US), L.P. and AMP Capital Global Infrastructure Fund II B L.P.;
minus
(III) the aggregate amount of all distributions made with respect to the Sponsor Capital after June 30, 2022 and on or prior to the Closing Date by AMP Capital Global Infrastructure Fund (Non-US), L.P. and AMP Capital Global Infrastructure Fund II B L.P.
“Sponsor Capital Value Change II” means an amount equal to the net asset value of the Sponsor Capital as of December 31, 2022 (determined in accordance with Seller’s past practice for measuring net asset value) minus US$125,137,791; provided, however, that the net asset value of the Sponsor Capital as of December 31, 2022 described in this definition shall exclude all capital contributions made with respect to the Sponsor Capital after June 30, 2022 to AMP Capital Global Infrastructure Fund (Non-US), L.P. and AMP Capital Global Infrastructure Fund II B L.P. and all distributions made with respect to the Sponsor Capital after June 30, 2022 by AMP Capital Global Infrastructure Fund (Non-US), L.P. and AMP Capital Global Infrastructure Fund II B L.P.; provided, further, that if the calculation described in this definition yields a positive number or a negative number the absolute value of which, in either case, exceeds US$6,256,889.55, fifty percent (50%) of such amount in excess of US$6,256,889.55 shall be disregarded in the calculation of Sponsor Capital Value Change II.
“Sponsor Transfer Documentation” means a duly executed agreement of transfer, consent and joinder, pursuant to which AMP Capital Finance Limited transfers the Sponsor Capital to the Buyer or an Affiliate of the Buyer.
“Straddle Period” has the meaning specified in Section 6.10.7.
“Subsidiary” means, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other governing body or entity or (b) such first Person is the general partner or managing member.
“Supplier” means any Party that makes a taxable supply for VAT or GST purposes to another Party.
“Target Entities” means the entities listed in Exhibit B.
“Target Entity Intellectual Property” means (a) all Intellectual Property owned or purported to be owned by any Target Group Member and (b) all Intellectual Property owned by a Seller Group Member that is primarily related to the Business, provided that, for the avoidance of doubt, Target Entity Intellectual Property shall not include the Retained Names and Marks.
“Target Entity Plan” means each Employee Plan that is sponsored or maintained by or in respect of a Target Group Member or under which a Target Group Member has any liability or obligation, whether actual or contingent, including on account of an ERISA Affiliate.
“Target Group” means the Target Entities and Carry Vehicles.
“Target Group Member” means any member of the Target Group.
“Tax” or “Taxes” means (a) any federal, state, local, or foreign income, gains, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, Capital Stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or duties of any kind or jurisdiction, including any interest, penalty, or addition thereto, (b) all liabilities for the payment of the amounts of the type described in clause (a) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto) and (c) all liabilities for the payment of any amounts described in clauses (a) or (b) as a result of being a transferee or successor to any Person, by Contract or under applicable Legal Requirements.
“Tax Contest” has the meaning specified in Section 6.10.2.

“Tax Legal Requirement” means a Legal Requirement with respect to or imposing any Tax.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto and any amendment thereof.
“Technology Systems” means computer systems and software, computer hardware, electronic data processing and telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, co-location facilities, and information contained therein or transmitted thereby, including any outsourced systems and processes, in each case, that are used by or for, or otherwise relied on by, any Target Group Member or the Business.
“Termination Date” has the meaning specified in Section 6.1.1.
“Third Party Valuation Firm” has the meaning specified in Section 6.23.2.
“Threshold” has the meaning specified in Section 10.1.5.
“Track Record” means the investment performance record of the Target Entities, their Advisory Clients and the Business, and any subcomponents thereof.
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Transfer Regulations” means the UK Transfer Regulations, the Acquired Rights Directive or any other relevant national implementing legislation in respect of the Acquired Rights Directive or comparable legislation.
“Transfer Taxes” has the meaning specified in Section 6.10.8.
“Transferred Interests” has the meaning specified in the Recitals.
“Transition Services Agreement” means the transition services agreement in substantially the form attached as Exhibit E.
“Transition Period” has the meaning specified in Section 6.15.2.
“Treasury Regulations” means the Treasury Regulations of the Code.
“Trust Assignment” means the Assignment, in customary form, of the Seller’s (or its Affiliate’s) role as trustee of the SITE Trusts to the Buyer or one of its Affiliates, or a duly licensed and authorized agent of the Buyer (as directed by the Buyer).
“UK Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended).
“Union” means any labor union, works council, or other labor organization.
“Valuation” means the valuation (made in accordance with Seller’s past practice for measuring net asset value) of the net asset value of the Sponsor Capital as of December 31, 2022.
“Valuation Review Period” has the meaning specified in Section 6.23.1.

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature (but excluding the GST), whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.
“VAT Amount” has the meaning specified in Section 11.7.1.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar federal, state, local, national or supranational Legal Requirement.
Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit, or Disclosure Letter means a Section or Article of, Exhibit to, or Disclosure Letter delivered in connection with, this Agreement, (b) the word “including” shall be construed as “including without limitation” and the words “include” and “includes” shall have corresponding meanings, (c) references to a particular statute or regulation include such statute and regulation and all rules and regulations thereunder and any predecessor statute, rules or regulation, in each case, as amended, supplemented, consolidated, rewritten or otherwise modified from time to time, (d) defined terms in the singular or plural form include the plural and singular forms of such defined terms, respectively, (e) words expressed in the masculine shall include the feminine and neuter genders and vice versa, (f) the word “will” shall have the same meaning as the word “shall”, (g) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and shall not simply mean “if”, (h) references to “day” or “days” in the lower case means calendar days, (i) references to the “date hereof” are to the date of this Agreement, (j) the words “hereof”, “herein”, “hereto”, and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not any particular provisions of this Agreement, (k) references to dollars or “$” are to Australian dollars, (l) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (m) unless context specifies otherwise, the word “either,” “or,” “neither,” “nor” and “any” are not exclusive, (n) accounting terms not otherwise defined have the meaning assigned to them in accordance with the Accounting Principles, and (o) the terms “made available”, “provided”, “furnished” or other similar terms refer to information having been disclosed on or prior to 12:01 a.m. New York time on the Business Day prior to the Signing Date in the Data Room. Notwithstanding subclause (k) of the foregoing sentence, all payments under this Agreement (including those anticipated by Section 2.3.2) shall be made in United States dollars at the spot foreign exchange rate (expressed as the number of AUD per one USD) on the Closing Date; provided, however, that in no case shall such spot foreign exchange rate be AUD $0.02 higher or lower than the spot AUD/USD foreign exchange rate as of the Signing Date.
2.    THE PURCHASE AND SALE TRANSACTIONS; THE CLOSING
2.1.    Purchase and Sale of the Transferred Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall transfer and convey the Transferred Interests to the Buyer, and the Buyer shall acquire, in exchange for the Closing Consideration, subject to adjustment pursuant to Section 2.4, the Transferred Interests from the Seller, free and clear of all Encumbrances.
2.2.    Closing. The consummation of the purchase and sale of the Transferred Interests (the “Closing”) shall take place remotely via the electronic exchange of documentation at 5:00 p.m. New York time on the third Business Day immediately following the first day on which the conditions set forth in Article 7 are satisfied or waived (to the extent permitted by applicable Legal Requirements) (other than any such conditions that by their terms or by their nature are to be satisfied at the Closing, but subject to satisfaction or written waiver (to the extent permitted by applicable Legal Requirements) thereof at the Closing), or at such other time or on such other date as the Seller and the Buyer may mutually agree in writing (the date on which the Closing actually occurs is referred to herein as the “Closing Date”); provided, however, that, in no event shall the Closing be required to occur prior to the third Business Day following delivery of any notice to Irish Life Investment Managers Limited pursuant to that certain Manager Confirmation, dated December 9, 2022, by and among Irish Life Investment Managers Limited, AMPCI UK and the Buyer. For accounting purposes, the Closing will be treated as having taken effect as of 12:01 a.m. New York time on the Closing Date.
2.3.    Closing Deliveries.
2.3.1.    At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer the following:
(a)    one or more instruments of transfer, in customary form, sufficient to transfer the Transferred Interests from the Seller or other relevant Seller Group Member to the Buyer or its designee, executed by the Seller or such Seller Group Member and to the extent required under applicable Legal Requirements, the Target Entity, for the purpose of acknowledgement of the transfer of the Transferred Interests from the Seller or other relevant Seller Group Member to the Buyer or its designee in a form customary for transactions of the type contemplated by this Agreement, and evidencing the transfer of the shares in the relevant Target Entity;
(b)    a certificate of the Seller, dated as of the Closing Date and signed on behalf of the Seller by a duly authorized officer of the Seller, certifying that the conditions set forth in Sections 7.2.1 through 7.2.8 have been satisfied;
(c)    a valid IRS Form W-8BEN-E from the Seller, and each document and certificate referenced in each of Section 7.2.6 to be provided prior to the transfer of the Transferred Interests;
(d)    all Assignment Consents;
(e)    counterparts to each other Ancillary Agreement duly executed by each party to such Contract (other than the Buyer or an Affiliate of the Buyer);
(f)    in respect of each Target Entity listed in Part II of Exhibit B and AMP Capital Investors (Luxembourg) S.à r.l., an executed resolution of the Target Entity’s shareholders/sole shareholder approving the transfer to the Buyer of each such Target Entity for the purpose of article 710-12 of the Luxembourg Company Law;
(g)    original copies of all the records and registers that each Target Entity is required to keep and maintain by applicable Legal Requirements and other books, records (including financial records) and registers (duly written up to and including the Closing Date) of the relevant Target Entity in its possession (which obligation may be satisfied by the Seller procuring that those books, records and registers have been deposited at the registered office of the relevant Target Entity);
(h)    copies of all the records and registers that each Advisory Client that is a Seller Group Member is required to keep and maintain by applicable Legal Requirements and copies of other books, records (including financial records) and registers (duly written up to and including the Closing Date) of the Advisory Clients, in each case in the possession of the Seller Group Members (which obligation may be satisfied by the Seller procuring that those books, records and registers have been deposited at the registered office of the relevant Target Entity);

(i)    if so requested by the Buyer, executed resignations, to be effective as of the completion of the Closing, of all members of the board of directors and all officers of such Target Entity, with each such resignation to include an acknowledgement that no monies are owing to the resigning director or officer whether by way of fees, salary, expenses, compensation for loss of office or otherwise by the relevant Target Entity, that they have no claims of any nature whatsoever against any Target Entity, and that there shall be no compensation payable to any such director or officer by any Buyer Group Member as a result of such person’s resignation;
(j)    in respect of each Target Entity, an executed resolution of the board of directors or of the shareholders/sole shareholder, as the case may be, of such Target Entity appointing the Buyer’s nominees to the board of directors of the relevant Target Entity and approving the resignation of the directors noted in Section 2.3.1(i), with effect on and from the completion of the Closing;
(k)    a CGT Declaration executed by the Seller and dated as of the Closing Date; and
(l)    such other documents or instruments as the Buyer reasonably requests and are reasonably necessary to consummate the Transactions.
2.3.2.    At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller:
(a)    one or more instruments of transfer in customary form, sufficient to transfer the Transferred Interests from the Seller to the Buyer, executed by the Buyer in a form customary for transactions of the type contemplated by this Agreement, and evidencing the transfer of the shares in the relevant Target Entity;
(b)    a certificate of the Buyer, dated as of the Closing Date and signed on behalf of the Buyer by a duly authorized officer of the Buyer, certifying that the conditions set forth in Section 7.3 have been satisfied;
(c)    executed consents to act signed by the Buyer’s nominees to the board of directors of each Target Entity;
(d)    the Closing Consideration, by wire transfer of immediately available funds pursuant to wire transfer instructions specified by the Seller to the Buyer at least three Business Days prior to the Closing;
(e)    a counterpart duly executed by the Buyer or its Affiliates, as applicable of each Ancillary Agreement to be executed by the Buyer or its Affiliates; and
(f)    such other documents or instruments as the Seller reasonably requests and are reasonably necessary to consummate the Transactions.
2.3.3.    The transfer of ownership of the Transferred Interests shall be effective on the Closing Date subject in the case of AMPCI UK and AMP Capital Asia Limited to the payment of applicable stamp duty in the United Kingdom with respect to AMPCI UK, and in Hong Kong with respect to AMP Capital Asia Limited, after which the register of members can be updated to reflect the transfer.
2.3.4.    This Agreement transfers the Transferred Interests and all the rights and obligations attached to them, including any voting rights, rights to dividends or other distributions pertaining to the Transferred Interests which exist on the Closing Date, with effect from the Closing Date, in accordance with the terms and conditions of this Agreement.
2.3.5.    The Parties instruct and authorize any director, manager, general partner or executive officer of each of the Target Entities, in their name and on their behalf, on or before the Closing Date or as soon as practicable thereafter and no later than ten Business Days after the Closing Date, to:
(a)    enter and sign, effective as of the Closing Date, the transfer of the Transferred Interests in the register of shareholders and record the Buyer as the new holder of the Transferred Interests;
(b)    for each of the Target Entities listed in Part I of Exhibit B, file a notice regarding the transfer of the Transferred Interests and change of control of such entity with the relevant regulatory agency in its jurisdiction of organization or in such jurisdictions in which each such entity is licensed to conduct its business;
(c)    for each of the Target Entities listed in Part II of Exhibit B and AMP Capital Investors (Luxembourg) S.à r.l. file a notice regarding the transfer of the Transferred Interests with the Luxembourg register of commerce and companies (Registre de commerce et des sociétés Luxembourg);
(d)    for each of the Target Entities listed in Part II of Exhibit B and AMP Capital Investors (Luxembourg) S.à r.l., publish the notices under clause (c) above in the official Luxembourg gazette (Recueil Electronique des Sociétés et Associations) in accordance with and within the timeframe provided for in the Luxembourg Company Law; and
(e)    perform any operation or act which might be necessary for the performance and the execution of this Agreement or the Transactions.
2.3.6.    As soon as practicable after the Closing Date but in any event no later than ten Business Days following the Closing Date, in respect of each Target Entity listed in Part II of Exhibit B and AMP Capital Investors (Luxembourg) S.à r.l., the Seller shall deliver, or cause to be delivered, to the Buyer an updated extract of the Luxembourg Register of Commerce and Companies showing the Buyer as sole shareholder of each of the Target Entities listed in Part II of Exhibit B and AMP Capital Investors (Luxembourg) S.à r.l. and the change to the members of the board of directors of the relevant Target Entity in accordance with Section 2.3.1(j) above.
2.4.    Purchase Price Adjustment.
2.4.1.    Estimated Closing Statement Procedures. No later than five (5) Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer (A) the Estimated Closing Statement, together with supporting documentation used by the Seller in calculating the amounts set forth therein, and (B) a certificate of two directors of the Seller delivered in reliance upon a certificate to the same effect delivered to the Seller by the Chief Executive Officer and Chief Financial Officer of the Business, as conducted by Seller prior to the Closing, dated as of the date of delivery of the Estimated Closing Statement, certifying that each such officer has reviewed the Estimated Closing Statement and that the Closing Consideration represents such officer’s good-faith estimate thereof. For illustrative purposes only, Exhibit H sets forth the calculation of the Sponsor Capital Adjustment, the Net Balance Sheet Adjustment, and the Seller Transaction Expenses.
2.4.2.    Post-Closing Statement Procedures.

(a)    Delivery of the Post-Closing Statement. No later than ninety (90) days after the Closing Date, the Buyer shall deliver to the Seller the Post-Closing Statement, together with supporting documentation used by the Buyer in calculating the amounts set forth therein.
(b)    Access to Information. From and after delivery of the Post-Closing Statement until the determination of the Post-Closing Statement, the Buyer shall, upon reasonable prior notice to the Buyer and subject to the execution of customary work paper access letters (if requested by accountants of the Target Entities) (A) provide the Seller and its authorized representatives with reasonable access during normal business hours to the facilities, books and records and work papers of the Target Entities and (B) cooperate with and assist the Seller and its authorized representatives in connection with the review of such materials, including by making available its employees, accountants and other personnel, in each case of clauses (A) and (B), to the extent reasonably requested and to the extent such access would not (x) result in the disclosure of any Trade Secrets of third parties or (y) result in the disclosure of any privileged information of the Seller or any of its Affiliates.
(c)    Notice of Objection. If the Seller has any objections to the Post-Closing Statement or any of the amounts included in the calculation of the Final Consideration set forth therein, it shall deliver to the Buyer a written statement (a “Notice of Objection”) setting forth in reasonable detail the particulars of such disagreement (including the specific items in the Post-Closing Statement that are in dispute and the nature and amount of any disagreement so identified) not later than thirty (30) days after its receipt of the Post-Closing Statement (such thirty (30) day period, the “Review Period”). If the Seller fails to deliver a Notice of Objection within the Review Period, the Post-Closing Statement and the amounts set forth therein shall be deemed to have been accepted by the Seller and shall be deemed final and binding upon all of the Parties, and shall be deemed the Post-Closing Statement. Any items set forth in the Post-Closing Statement that are not objected to by the Seller in a Notice of Objection during the Review Period shall be deemed to have been accepted and shall be binding upon all of the Parties to this Agreement for purposes hereof. If the Seller delivers a Notice of Objection to the Buyer within the Review Period, the Seller and the Buyer shall work in good faith to resolve the Seller’s objections within the thirty (30) day period following the delivery of the Notice of Objection.
(d)    Selection of the Accountant. In the event that the Buyer and the Seller are unable to resolve in writing all of the Seller’s objections in the Notice of Objection within the thirty (30) day period (or such longer period as may be agreed by the Buyer and the Seller) following the delivery of such Notice of Objection, the resolution of all such unresolved items (“Disputed Items”) shall be submitted to an independent accounting firm of recognized national standing in the United States as may be mutually selected by the Buyer and the Seller to resolve any remaining disagreements and determine the Final Consideration. If (A) such mutually selected accounting firm is not willing and able to serve in such capacity or (B) the Buyer and the Seller otherwise fail to appoint an accounting firm pursuant to the immediately preceding sentence within ten (10) Business Days after the expiration of the resolution period set forth in the immediately preceding sentence, then the Seller shall deliver to the Buyer a list of three (3) other accounting firms of recognized national standing and the Buyer shall select one (1) of such three (3) accounting firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”). The Seller and the Buyer shall execute any agreement reasonably required by the Accountant for its engagement hereunder.

(e)    Submission of Disputed Items. Each of the Buyer and the Seller shall, promptly (but in any event within ten (10) Business Days) following the formal engagement of the Accountant, provide the Accountant (copying the other upon submission) with a single written submission setting forth its respective calculations of and assertions regarding the Disputed Items (which submissions the Accountant shall promptly distribute to the other Party) and upon receipt thereof, each of the Seller and the Buyer shall be entitled (no later than five (5) Business Days following receipt of the other Party’s initial submission) to submit to the Accountant a single written response to such other Party’s initial submission setting forth such Party’s objections or rebuttals to the calculations or assertions set forth in such initial submission (which responses the Accountant shall promptly distribute to the other applicable Party). There shall be no ex parte communications between the Seller (or its representatives) or the Buyer (or its representatives), on the one hand, and the Accountant, on the other hand, relating to the Disputed Items and unless requested by the Accountant in writing, no Party may present any additional information or arguments to the Accountant, either orally or in writing.
(f)    Accountant’s Determination. The Accountant shall be instructed to render its determination with respect to the Disputed Items as soon as reasonably possible (which the Parties agree shall not be later than forty-five (45) days following the formal engagement of the Accountant). The Accountant shall act as an expert and not as an arbitrator to determine solely the Disputed Items based solely on the submissions and responses of the Buyer, on the one hand, and the Seller, on the other hand, without independent investigation and in accordance with the Accounting Principles. In resolving any disputed amount in connection with its determination of the Final Consideration, or any component thereof, the Accountant may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by either Party or less than the smallest value for such item claimed by either Party. The Parties agree that the determination of the Accountant with respect to any Disputed Items is not intended to permit the introduction of different accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purposes of determining the Final Consideration, and the Accountant shall not conduct an independent investigation but shall instead base its determination on the written submissions of the Parties delivered pursuant to and in accordance with Section 2.4.2(e) with respect to the Disputed Items. The determination of the Accountant in accordance with this Section 2.4.2(f) shall be binding and final for purposes of this Agreement. The Post-Closing Statement resulting from the determinations with respect to the Disputed Items made by the Accountant in accordance with this in accordance with this Section 2.4.2(f) shall be deemed the Post-Closing Statement.
(g)    Accountant’s Fees and Expenses. The Accountant shall allocate its costs and expenses between the Buyer and the Seller based upon the percentage of the aggregate contested amount submitted to the Accountant that is ultimately awarded to the Buyer on the one hand or the Seller on the other hand, such that the Buyer bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to the Seller bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to the Buyer. For the avoidance of doubt, the fees and disbursements of the representatives of each Party incurred in connection with the preparation or review of the Post-Closing Statement and any Notice of Objection as well as any submissions and responses to the Accountant, as applicable, shall be borne by such Party.
2.4.3.    Post-Closing Adjustment Payments.

(a)    Within three (3) Business Days following the determination of the Post-Closing Statement:
(i)    if the Post-Closing Adjustment is a negative number, then (y) the Seller shall pay to the Buyer an amount equal to the absolute value of the Post-Closing Adjustment;
(ii)    if the Post-Closing Adjustment is a positive number, then the Buyer shall pay to the Seller an amount equal to the Post-Closing Adjustment; and
(iii)    neither the Buyer nor the Seller shall have any payment or delivery obligation pursuant to this Section 2.4.3(a) if the Post-Closing Adjustment is zero.
(b)    Any payment made pursuant to this Section 2.4.3 shall, for Tax purposes, be deemed to be an adjustment to the consideration payable to the Seller. Such amounts shall be paid, in immediately available funds, pursuant to the instructions previously delivered by the Buyer or the Seller, as applicable.
(c)    Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, the process set forth in this Section 2.4 shall be the sole and exclusive remedy of the Parties for any disputes related to items required to be included or reflected in the calculation of the Final Consideration.
2.4.4.    NAV True-Up Payment Procedures.
(a)    If the Closing occurs prior to confirmation of acceptance by the Buyer of the Valuation or final determination of the Valuation pursuant to Section 6.23, then no later than fifteen (15) days following December 31, 2022, the Seller shall prepare and deliver to the Buyer the Valuation, and no later than ten (10) days following the earlier of (i) confirmation of acceptance by the Buyer of the Valuation and (ii) final determination of the Valuation pursuant to Section 6.23:
(i)    if the Sponsor Capital Value Change II is a negative number, then the Seller shall pay to the Buyer the absolute value of such Sponsor Capital Value Change II; and
(ii)    if the Sponsor Capital Value Change II is a positive number, then the Buyer shall pay to the Seller an amount equal to such Sponsor Capital Value Change II.
(b)    Any payment made pursuant to this Section 2.4.4 shall be an adjustment to the consideration payable to the Seller. Such amounts shall be paid, in immediately available funds, pursuant to the instructions previously delivered by the Buyer or the Seller, as applicable.
2.5.    Post-Closing Payments.
2.5.1.    The Buyer Group (including following the Closing, the Target Entities) will use commercially reasonable efforts to commence fundraising for the third flagship fund in the Global Infrastructure Fund series (“GIF III”) during 2023 or sooner and will use commercially reasonable efforts to close fundraising for GIF III by no later than December 31, 2024 (the “GIF III Closing Date”); provided, that the Buyer may extend the GIF III Closing Date to no later than December 31, 2025 if the Buyer determines in its reasonable judgment that such extension is advisable.
2.5.2.    The Buyer Group (including following the Closing, the Target Entities) will use commercially reasonable efforts to commence fundraising for the fourth flagship fund in the Global Infrastructure Fund series (“GIF IV”) at the earliest of: (a) 180 days following the time at which at least 75% of aggregate commitments to GIF III have been invested, committed or allocated for investment (such commitments or allocations having been made or documented in writing), or reserved for follow-on GIF III investments, (b) 180 days following the date the GIF III investment period expires or is terminated, or (c) the end of calendar year 2028; and will use commercially reasonable efforts to close fundraising for GIF IV by no later than December 31, 2029 (the “GIF IV Closing Date”).
2.5.3.    As additional consideration for the Transferred Interests, the Buyer and/or its Affiliate(s) shall pay to the Seller an aggregate amount (such amount, the “First Earn Out Payment”) by wire transfer of immediately available funds to one or more accounts designated in writing by the Seller equal to $0.0400 for each US$1.00 of FEEUM raised in a GIF Investment Strategy during the GIF III fundraising period specified in Section 2.5.1 (“GIF III FEEUM”) that exceeds US$1.5 billion; provided, that the First Earn Out Payment shall in no event exceed $90 million. Each payment comprising the First Earn Out Payment shall be made within 45 days of the end of the second and fourth quarters of each year during the GIF III fundraising period, with the final payment due within 45 days of the GIF III Closing Date.
2.5.4.    If, during the period commencing on the Closing Date and ending on the date of the commencement of fundraising for GIF III, the Buyer Group (including, following the Closing, the Target Entities) raises EUM to support assets of the Advisory Clients and the aggregate amount of such EUM as of the GIF III Closing Date exceeds US$500 million (such excess amount, the “Credited EUM”), then the Credited EUM shall be deemed GIF III FEEUM for purposes of Section 2.5.3.
2.5.5.    If GIF III FEEUM exceeds US$3.75 billion as of the GIF III Closing Date, then such excess amount shall be deemed GIF IV FEEUM as of the GIF IV Closing Date.
2.5.6.    As additional consideration for the Transferred Interests, the Buyer and/or its Affiliate(s) shall pay to the Seller an aggregate amount (such amount, the “Second Earn Out Payment”) by wire transfer of immediately available funds to one or more accounts designated in writing by the Seller equal to $0.0400 for each US$1.00 of FEEUM raised in a GIF Investment Strategy during the GIF IV fundraising period specified in Section 2.5.2 (“GIF IV FEEUM”) that exceeds US$2.5 billion; provided, that the Second Earn Out Payment shall in no event exceed $90 million. Each payment comprising the Second Earn Out Payment shall be made within 45 days of the end of the second and fourth quarters of each year during the GIF IV fundraising period, with the final payment due within 45 days of the GIF IV Closing Date.
2.5.7.    As additional consideration for the Transferred Interests, if (i) GIF IV FEEUM exceeds US$4.75 billion as of the GIF IV Closing Date and (ii) the First Earn Out Payment was less than $90 million, then the Buyer and/or its Affiliate(s) shall pay to the Seller an amount (such amount, the “Catch-Up Payment”) by wire transfer of immediately available funds to one or more accounts designated in writing by the Seller equal to $0.0400 for each US$1.00 that GIF IV FEEUM exceeds US$4.75 billion as of the GIF IV Closing Date; provided, that the Catch-Up Payment shall not exceed $90 million minus the amount of the First Earn Out Payment.
2.5.8.    Following the Closing, the Buyer and the Buyer Guarantor shall not, and shall cause the Buyer Group Members not to, take any action or omit to take any action where such taking or omission is primarily intended to have an adverse effect on Seller’s ability to maximize the First Earn Out Payment or Second Earn Out Payment. The Buyer shall make all accounting books or records on which FEEUM and the First Earn Out Payment and Second Earn Out Payment is to be based, or from which it is to be derived, available for the determination or verification of FEEUM or the First Earn Out Payment or Second Earn Out Payment in accordance with the terms of this Agreement.
2.5.9.    The Buyer and the Buyer Guarantor shall deliver to the Seller within 45 days of the end of the GIF III Closing Date and the GIF IV Closing Date a certificate signed by a senior financial officer of the Buyer certifying as to whether a payment obligation accrued under this Section 2.5 on the GIF III Closing Date and the GIF IV Closing Date, as applicable, the amount of any such payment obligation and the basis on which such amount was calculated, together with reasonable backup information supporting any such calculation. The Buyer and the Buyer Guarantor shall afford the Seller and its Representatives reasonable access to books and records and personnel of the Buyer Group Members for the purpose of monitoring compliance with this Section 2.5. The Buyer and the Buyer Guarantor shall deliver to the Seller within 45 days of the end of each calendar quarter prior to the GIF IV Closing Date the Buyer’s calculation of GIF III FEEUM or GIF IV FEEUM, as applicable, as of the end of such quarterly period.
2.5.10.    Any amount payable pursuant to this Section 2.5 shall bear interest from the date such payment is due until such amount has been paid to the Seller at the monthly rate of 1% for the actual number of days elapsed.
2.5.11.    In the event of any merger, consolidation, binding share exchange or similar transaction involving the Buyer Guarantor, its parent Person or any of the Target Entities or any direct or indirect sale, transfer or other disposition of one or more of the Target Entities or a majority of the assets or business of the Target Entities, (a) the Buyer and the Buyer Guarantor shall retain the obligations set forth in this Section 2.5 and in Section 10.1.2 relating to this Section 2.5 or (b) prior to the effectiveness or completion of any such merger, consolidation, binding share exchange, similar transaction, sale, transfer or other disposition, at the Buyer’s option, the Buyer and the Buyer Guarantor by wire transfer of immediately available funds to one or more accounts designated in writing by the Seller shall pay to the Seller an amount equal to the difference between $180 million and the aggregate amount previously paid to the Seller pursuant to this Section 2.5.
3.    WITHHOLDING
3.1.    Withholding. Subject to Section 3.1.2, each Party shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Person such amounts as such Party is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local, or foreign Tax Legal Requirement, and pay such withheld amounts over to the appropriate Governmental Authority. If such Party believes that any deduction or withholding is so required under the Code, or any provision of the applicable Tax Legal Requirements with respect to the Closing Consideration (other than as a result of the failure to provide any certificate described in Section 2.3.1(b)), then such Party shall (a) give written notice to the applicable payee in respect of whom such deduction or withholding is required at least seven (7) Business Days prior to such deduction or withholding, or as soon thereafter as reasonably practicable but in any event before any deduction or withholding is made, and (b) provide the applicable payee a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold Tax under the applicable Legal Requirements. To the extent that amounts are so deducted and withheld by any Party and paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
3.1.1.    The Parties agree that, as a result of the Seller’s representation, warranty and declaration in Section 3.1.2, the Buyer is not required to and will not withhold any amounts under Subdivision 14-D of Schedule 1 to the Taxation Administration Act 1953 (Cth) (Australia).
3.1.2.    For the purposes of subsection 14-225(2) of Schedule 1 to the Taxation Administration Act 1953 (Cth) (Australia), by entering into this Agreement, the Seller represents, warrants and declares the following:
(a)    as of the Signing Date, the Transferred Interests are membership interests but not indirect Australian real property interests (as defined in the Income Tax Assessment Act 1997 (Cth) (Australia)); and
(b)    on or before the Closing, the Transferred Interests are membership interests but not indirect Australian real property interests (as defined in the Income Tax Assessment Act 1997 (Cth) (Australia)),
(together, the “CGT Declaration”). If the Closing Date is more than six months after the Signing Date, the Seller must sign and deliver to the Buyer, before Closing, but not more than six months before Closing, another executed CGT Declaration.
3.1.3.    The Seller represents and warrants that none of the Transferred Interests or assets of the Target Entities (including each Target Entity’s interest in each of the Advisory Clients) is a United States real property interest for purposes of Section 1445.
4.    REPRESENTATIONS AND WARRANTIES OF THE SELLER.
In order to induce the Buyer to enter into and perform this Agreement and to consummate the Transactions, and except (a) as Disclosed in the Disclosure Letter (it being understood and agreed that disclosure of any item in any section or subsection of the Disclosure Letter shall be deemed disclosure in other sections or subsections only to the extent it is readily apparent on the face of such disclosure that such disclosure is applicable to such other sections and subsections), and (b) that any representation or warranty made with respect to the Irish Infrastructure Investment Funds or any of their respective sub-funds, is made to the Knowledge of the Seller, the Seller represents and warrants to the Buyer that the following representations and warranties are true and correct as of the Signing Date and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date):
4.1.    Organization. Each of the Seller and the Seller Parent are duly organized, validly existing and in good standing under the laws of Australia and have all requisite organizational power and authority to conduct its business in the manner in which it is being conducted and to own, lease and operate its respective properties and assets.
4.2.    Power and Authority. Each of the Seller, the Seller Parent and each other Seller Group Member have all requisite organizational power and authority to execute and deliver this Agreement, the Ancillary Agreements (to which they are a party), to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements (to which a Seller Group Member is a party), and the consummation by the Seller Group Members of the Transactions, have been duly authorized by all requisite organizational action and no other organizational proceeding or action on the part of a Seller Group Member is necessary to authorize the execution and delivery by a Seller Group Member of this Agreement, the Ancillary Agreements (to which they are a party) or the consummation by the Seller Group Members of the Transactions. This Agreement and each Ancillary Agreement to which a Seller Group Member is a party have been duly executed and delivered and, assuming due and valid authorization, execution, and delivery hereof and thereof by the other parties hereto and thereto, constitutes a valid and legally binding obligation of each applicable Seller Group Member, enforceable against each applicable Seller Group Member in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.
4.3.    Authorization of Governmental Authorities. The execution and delivery by each Seller Group Member of this Agreement and the Ancillary Agreements to which it is a party does not, and the consummation by the Seller Group Members of the Transactions will not, require any Order, Consent or Permit of, or filing by any Seller Group Member with or notification by any Seller Group Member to, any Governmental Authority, except, in each case, (a) the filings under the Competition and FDI Laws and the expiration of all applicable waiting periods thereunder and (b) where the failure to obtain any such Order, Consent or Permit, or make any such filing or notification would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.4.    Non-contravention. None of the execution, delivery or performance of this Agreement or the Ancillary Agreements, or the consummation of the Transactions will (with or without the giving of notice or the lapse of time or both) (a) contravene, conflict with or violate any provision of the Organizational Documents of a Seller Group Member or of a Target Entity (as applicable), (b) contravene, conflict with or violate any Legal Requirement applicable to a Seller Group Member or a Target Entity, (c) result in a breach of, constitute a default under, result in the termination of or a right of termination or cancellation under, or create in any Person the right to accelerate, terminate, modify, cancel, revoke or exercise any other material right or remedy under, or require any Consent under, any Contract relating to the Business, or (d) result in the creation of any Encumbrance upon any of the Transferred Interests or any of the properties or assets of the Target Entities, except, in the case of clauses (b) through (d), for such matters which would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Target Entities, taken as a whole.
4.5.    Transferred Interests. The Seller is the sole owner of all of the Transferred Interests free and clear of any Encumbrances including any restrictions on transfers with respect to the Transactions arising under Fund Documents, other than those under applicable securities Legal Requirements. Other than the Transferred Interests, there exists no Capital Stock of or relating to any Target Entities. Other than this Agreement, the Ancillary Agreements and each Target Entity’s Organizational Documents, (a) no Seller Group Member is a party to or bound by any Contract relating to the Transferred Interests or the nomination, designation or election of members of a board of directors, managers, or similar governing body or Person of any of the Target Entity, and (b) there are no proxies, voting trusts, voting agreements or similar arrangements outstanding or powers of attorney granted by any Seller Group Members with respect to any Transferred Interests or Capital Stock of any Target Entity.
4.6.    Environmental Matters. Except for such matters which would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Target Entities, taken as a whole, (a) since January 1, 2019, none of the Target Group Members has received any written notice, demand, letter, claim or request for information from any Governmental Authority alleging that the Target Group Members are in violation of or subject to liability under any Environmental Law, (b) none of the Target Group Members, the Advisory Clients or, to the Actual Knowledge of the Seller, the controlled Affiliates thereof are currently subject to any

Order or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances, and (c) there are no other circumstances or conditions involving the Business that would reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use or transfer of any property pursuant to any Environmental Law.
4.7.    Brokers. Except for Broadhaven Capital Partners, whose fees shall be the responsibility of the Seller, no Person is or may be entitled to a broker’s commission, finder’s fee, advisor’s fee or similar payment in connection with this Agreement or the Transactions as a result of any arrangement or undertaking entered into by, or on behalf of, a Seller Group Member (including a Target Entity) or its Affiliates.
4.8.    ERISA. No Seller Group Member holds “plan assets” within the meaning of Section 3(42) of ERISA except for any plan assets relating to Employee Plans maintained for the benefit of current or former Seller Group Member employees and their beneficiaries.
4.9.    Organization of Target Group Members.
(a)    Each Target Group Member is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has all requisite organizational power and authority to conduct its business in the manner in which it is currently being conducted and to own, lease and operate its respective properties and assets.
(b)    Each Target Group Member is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Seller has delivered or made available to the Buyer complete and correct copies of the Organizational Documents of each Target Group Member as currently in effect, and set forth in Section 4.9 of the Disclosure Letter is a true and correct schedule of each such Organizational Document. No Target Group Member is in violation of any provision of its Organizational Documents or any resolution adopted by its governing body or holders of its Capital Stock, except where such violation would not have a Material Adverse Effect.
4.10.    Capitalization; Subsidiaries.
4.10.1.    Section 4.10.1 of the Disclosure Letter sets forth the authorized and issued Capital Stock of each Target Entity, each Carry Vehicle and each Advisory Client listed on Part II of Exhibit C (but not the names of investors in such Advisory Clients other than those of the Target Group Members). There is no outstanding Capital Stock of any Target Entity, Carry Vehicle or Advisory Client listed on Part II of Exhibit C that is not described in Section 4.10.1 of the Disclosure Letter. The Transferred Interests have been duly and validly authorized and is validly issued, fully paid, and (if applicable) non-assessable and was not issued in violation of any Legal Requirements, preemptive or similar right, purchase option, call or right of first refusal or similar right or other Contract. The Transferred Interests (except in respect of the Capital Stock of AMP Capital Investors (US) Limited, AMPCI UK and AMP Capital Asia Limited) are not represented by any certificates or other similar documents. Upon consummation of the Transactions, the Buyer will own all of the Transferred Interests free and clear of all Encumbrances other than those under applicable securities Legal Requirements. There are no outstanding or authorized (or commitments to grant or issue) compensatory or other incentive equity or equity-linked interests with respect to the Capital Stock of any Target Entity, Carry Vehicle or Advisory Client listed on Part II of Exhibit C.
4.10.2.    No Target Group Member or Advisory Client owns any Capital Stock of any Person other than in a Target Group Member or investments by Advisory Clients made in the ordinary course of business pursuant to the Fund Documents. None of the Target Entities listed in Part I of Exhibit B owns any Capital Stock of any Person. Neither AMP Capital Finance Limited, in respect of the Sponsor Capital, nor any Target Group Member has any obligation or liability regarding the making of any investment (in the form of a loan, capital contribution, or otherwise) in any other Person other than investments made in the ordinary course of business made pursuant to the Fund Documents. No Person holds shares of Capital Stock of any Target Entity that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which, to the Knowledge of the Seller, a valid election under Section 83(b) of the Code has not timely been made.
4.10.3.    No Person is entitled to receive Carried Interests from an Advisory Client, other than through a Target Entity, a Carry Vehicle, or in respect of a SITE Fund including through bonus carry plans.
4.11.    Financial Matters.
4.11.1.    Disclosed in the Data Room are complete and correct copies of the following:
(a)    the unaudited balance sheet of the Target Entities as of December 31, 2021 (respectively, the “Most Recent Balance Sheet” and the “Most Recent Balance Sheet Date”) and the related unaudited statements of income and cash flows of the Target Entities for the twelve-month period then ended (the “Most Recent Income Statement”, and such financial statements, collectively, the “2021 Financials”); and
(b)    the audited balance sheet of the Target Entities as of December 31, 2020 and the related audited statements of income and cash flows of the Target Entities for the twelve-month period then ended (collectively, and together with the 2021 Financials, the “Financials”).
4.11.2.    Except as described in the notes thereto, the Financials have been prepared in accordance with the Accounting Principles consistently applied (subject, in the case of the Most Recent Balance Sheet, to normal year-end audit adjustments, none of which are material in nature or amount, and, in all such cases, the absence of notes) and fairly present, in all material respects, in accordance with the Accounting Principles the consolidated financial position of the Target Entities as at the respective dates thereof and the consolidated results of operations and cash flows and financial position of the Target Entities for the respective periods covered thereby. The Financials have been prepared from, and are consistent with, the books and records of the Target Entities.
4.11.3.    The Target Entities have established and maintain systems of internal accounting controls that are designed to provide reasonable assurances (i) that (A) all transactions are executed in accordance with management’s general or specific authorization, and are recorded as necessary to permit the preparation of proper and accurate financial statements in accordance with the Accounting Principles and (B) access to Advisory Client property is permitted only in accordance with management’s general or specific authorization and (ii) regarding the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Advisory Clients. To the Knowledge of the Seller, (i) no material written complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Seller Group, and (ii) there has been no fraud, intentional misrepresentation or intentional misconduct in connection with the preparation of the Financials or any allegation of the foregoing.
4.12.    Absence of Undisclosed Liabilities; Limited Purpose.
4.12.1.    No Target Entity has any liabilities or obligations of any nature (whether absolute, accrued, contingent, fixed or otherwise) other than (a) liabilities or obligations reflected on the face of the Most Recent Balance Sheet or in Section 4.12.1 of the Disclosure Letter; (b) liabilities or obligations of the type reflected on the face of the Most Recent Balance Sheet which have arisen since the date thereof in the ordinary course of business; (c) arising or resulting from unperformed obligations under an existing Contract set forth in Section 4.12.1 of the Disclosure Letter (none of which relates to a breach of Contract); (d) expenses incurred in maintaining such company’s books and records and similar administrative matters, in each case, which liabilities have been incurred in the ordinary course of business; or (e) obligations under this Agreement.
4.12.2.    None of the Target Entities listed on Part II of Exhibit B: (a) holds, or has held, any assets, interests or investments, other than a general partnership interest in the Advisory Clients set forth opposite such Target Entity’s name in Section 4.12.2 of the Disclosure Letter and assets incidental to serving as the general partner of such Advisory Clients; (b) has, or has had, any employees; (c) conduct, or has conducted, any business, other than the business of or business incidental to serving as the general partner of the applicable Advisory Clients; (d) is a party to any Contract other than management, advisory or similar Contracts as Disclosed in the Disclosure Letter and its Advisory Clients’ Organizational Documents; or (e) was formed other than for the sole purpose of serving as the general partner of the applicable Advisory Clients and for no other purpose.
4.12.3.    There is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of the Target Entities (including an option or right of pre-emption or conversion) and, to the Knowledge of the Seller, no Person has claimed any such right.
4.13.    Absence of Certain Developments. Since the date of the Most Recent Balance Sheet, (a) except for the negotiation, execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Transactions, the Target Entities have conducted the Business in the ordinary course, and (b) there has not been any Material Adverse Effect. Since the Most Recent Balance Sheet Date, no Business Group Company, nor any Advisory Client nor, to the Actual Knowledge of the Seller, any controlled Affiliate thereof has taken any action that, if taken during the Interim Period, would have required disclosure to, or consent of, the Buyer pursuant to Section 6.1.2.
4.14.    Ownership of Assets.
(a)    Except as would not be material to the Business or the Target Entities, taken as a whole, each Target Entity has good and marketable title to, or, in the case of property held under a Contract, a valid leasehold interest in, or the right to use and otherwise commercially exploit, all of the properties, rights, and assets, whether real or personal (including the Technology Systems) and whether tangible or intangible, that are used by it in the conduct of its business. None of such property or assets, whether real or personal and whether tangible or intangible, owned by any Target Entity is subject to any Encumbrance (other than Permitted Encumbrances).

(b)    Except as disclosed on Section 4.14 of the Disclosure Letter, the properties, rights, and assets that are owned, licensed or leased by the Target Entities constitute, and immediately following the Closing will constitute, all of the properties, rights, and assets necessary to conduct the Business independent from the Seller Group following the Closing as conducted as of the Signing Date (taking into account the operations of the Target Entities in the ordinary course of business following the Signing Date (including acquisitions and dispositions of assets in the ordinary course of business) and assuming that the Target Entities receive all of the services that are the subject of the Transition Services Agreement thereunder).
4.15.    Intellectual Property.
4.15.1.    Section 4.15 of the Disclosure Letter lists (a) all Intellectual Property that is issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar and included in the Target Entity Intellectual Property (collectively, the “Registered Intellectual Property”), indicating for each such item (A) the name of the record owner of the applicable item of Intellectual Property, (B) the applicable application, registration, or serial or other similar identification number of each such item of Intellectual Property, (C) the jurisdiction in which such item of Intellectual Property has been registered or filed, and (D) the date of filing or issuance for each such item of Intellectual Property and (b) all Company Software. All Registered Intellectual Property and other Target Entity Intellectual Property is subsisting, valid and enforceable. A Target Entity solely and exclusively owns all right, title, and interest in and to each item of Target Entity Intellectual Property (including, for clarity, all Intellectual Property embodied in the Company Software). The Target Group, Advisory Clients and Affiliates of each Advisory Client own, or have sufficient rights to use, all material Intellectual Property used in or necessary for the operation of the business of the Target Group, Advisory Clients and Affiliates of such Advisory Client and the Business, in each case, free and clear of all Encumbrances other than Permitted Encumbrances. Immediately following the Closing, (x) the Target Entities will own all Target Entity Intellectual Property (including, for clarity, all Intellectual Property embodied in the Company Software) and (y) the Target Group will continue to own, or have sufficient rights under the Transition Services Agreement to use all material Intellectual Property used in or necessary for the operation of the Business on the same terms as such Intellectual Property was owned or available for use by the Business, immediately prior to the Closing.
4.15.2.    Section 4.15 of the Disclosure Letter identifies each Contract: (a) under which the Business uses or licenses any Intellectual Property owned by or that is licensed from a third party, excluding any Off-the-Shelf Software (the “Inbound IP Contracts”), (b) under which a Target Group Member or Seller Group Member has granted any third party any right or interest in any Target Entity Intellectual Property (the “Outbound IP Contracts”) or (c) otherwise relating, in any material respect, to the development, assignment, divestiture, or acquisition of any material Target Entity Intellectual Property or otherwise affecting, in any material respect, the Target Group’s or the Business’s ability to use, license, enforce, transfer or disclose any material Intellectual Property (in each case of clauses (b) and (c), other than non-exclusive licenses granted to customers or contractors of the Target Entities pursuant to Contracts entered into in the ordinary course of business) (the Contracts referred to in clause (c), together with the Inbound IP Contracts and Outbound IP Contracts, the “IP Contracts”).
4.15.3.    (a) Since January 1, 2019, no Target Group Member nor the operation of the Business has infringed upon, misappropriated, or otherwise violated any Intellectual Property of any Person, in any material respects and (b) since January 1, 2019, there have been no Actions pending or threatened in respect of the Business by or against any Target Group Member or Business Group Company, and no Target Group Member or Business Group Company has sent or received any written charge, complaint, claim, demand, or notice, (i) alleging infringement, misappropriation, or violation of Intellectual Property of any Person (including any demand to refrain from using, or unsolicited offer to grant a license to, any Intellectual Property) or challenging the ownership, use, validity or enforceability of any Intellectual Property, in each case, in any material respects or (ii) relating to the contravention of any Data Security Requirement or Security Incident. To the Knowledge of the Seller, no Person has, since January 1, 2019, infringed upon, misappropriated, or otherwise violated any material Target Entity Intellectual Property.
4.15.4.    Each Business Group Company takes commercially reasonable efforts and precautions consistent with recognized standard practices in their industry to protect the confidentiality of all Personal Information, and Trade Secrets used in relation to the Business, including those that are Target Entity Intellectual Property. No Trade Secrets constituting Target Entity Intellectual Property have been disclosed or authorized to be disclosed to any Person, other than pursuant to a written confidentiality agreement with a Target Entity or otherwise subject to binding confidentiality obligations. Each Person that has had or currently has access to any such material Trade Secrets owned or used by any Target Entity (including any part of any source code constituting Target Entity Intellectual Property) is subject to written confidentiality obligations regarding the confidentiality and non-disclosure thereof. To the Knowledge of the Seller, no Person is in material breach of any agreement or obligation referenced in this Section 4.15.4.
4.15.5.    since January 1, 2019, the Technology Systems have performed in all material respects in accordance with their documentation and functional specifications, have been free from all material defects and malfunctions (including viruses or similar malware or other malicious code, excluding any viruses, malware or malicious code removed from the Technology Systems in the ordinary course of business) and the Technology Systems are sufficient in all material respects for the conduct of the Business and Target Group Members’ operations as they are currently conducted. The Business Group Companies have used commercially reasonable organizational, technological, and physical safeguards and efforts to protect the confidentiality, integrity, and security of the Technology Systems and all material data and information processed thereby (including Personal Information and Trade Secrets) from any Security Incident or viruses or similar malware or other malicious code. The Target Group Members have maintained commercially reasonable back-up, disaster recovery and business continuity plans and procedures, and act in material compliance therewith.
4.15.6.    Since January 1, 2019, (i) there has been no Security Incident, (ii) the Target Group Members and the conduct of the Business have been in compliance in all material respects with all Data Security Requirements, and (iii) there have not been any notices, Orders, Actions, or other written correspondence (including from any Governmental Authority) relating to any contravention (alleged or otherwise) of Data Security Requirements. Each Business Group Company has in place adequate internal policies and procedures to materially comply with its obligations under Data Security Requirements and maintains and enforces such policies and procedures, in all material respects. The Business Group Companies have taken commercially reasonable steps to contractually obligate all third Persons processing Personal Information in relation to the conduct of the Business, or otherwise on behalf of the Target Group, (x) to comply with all applicable Data Security Requirements; and (y) to take commercially reasonable steps to protect and secure such Personal Information from loss, theft, unauthorized access, use, modification, disclosure or other misuse. The Seller Group has obtained or will obtain any and all necessary rights, permissions, and consents to permit any transfers of Personal Information in connection with the Transactions.
4.15.7.    To the Knowledge of the Seller, ownership of all material Intellectual Property created or developed for or on behalf of the Business or a Target Group Member by all current or former employees, consultants or independent contractors has vested, by operation of law or contractual assignment, with a Target Entity, and no Person has asserted any ownership interest with respect to any such Intellectual Property.
4.15.8.    No Company Software is subject to any obligation or condition under any license identified as an open source license by the Open Source Initiative (www.opensource.org/) (each, an “Open Source License”) that conditions the distribution of such Company Software on (a) the disclosure, licensing or distribution of any source code for any portion of such Company Software, (b) the granting to licensees of the right to make derivative works or other modifications to such Company Software, (c) the licensing under terms that allow the Company Software or portions thereof to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (d) redistribution of such Company Software at no license fee. No Business Group Company is in breach of any Open Source License.
4.15.9.    No Business Group Company is a party to any source code escrow agreement pursuant to which the source code for the Company Software has been deposited with any third party escrow agent and no such source code has ever been released to any third party by any such escrow agent, and neither the execution of this Agreement nor the consummation of the Transactions will trigger or provide any Person with the right to seek any such release.
4.16.    Material Contracts.
4.16.1.    Section 4.16 of the Disclosure Letter contains a complete and correct list of each of the following Contracts to which a Business Group Company, Target Group Member or Advisory Client or, to the Actual Knowledge of the Seller, controlled Affiliate thereof is party as of the Signing Date:
(a)    any Contract relating to the acquisition or disposition of any corporation, partnership, or other business organization or Person and under which a Target Group Member or Advisory Client or controlled Affiliate thereof has continuing obligations;
(b)    any Contract relating to the acquisition or disposition of any material assets or properties under which a Target Group Member or Advisory Client or controlled Affiliate thereof has continuing obligations;
(c)    any Contract relating to a Target Group Member or Advisory Client: (i) concerning or consisting of a partnership, limited partnership, limited liability company, joint venture, teaming, or similar Contract (other than Fund Documents) or (ii) otherwise involving a sharing of profits, losses, costs or liabilities or management rights or (iii) granting any Person a veto, consent or similar right over investments by any Advisory Client, or (iv) granting any Person any discount, fee waiver, fee reduction or rebate or similar concession with respect to investments by such Person in more than one Advisory Client;
(d)    any Contract relating to confidentiality, non-competition or non-solicitation restrictions or that similarly restricts the conduct of the business of the Target Group Members or Advisory Clients or controlled Affiliates thereof or would restrict the conduct of the Buyer or any of its Affiliates after the Closing (other than confidentiality obligations entered into in the ordinary course of business in connection with potential investments by Advisory Clients);
(e)    any Contract that contains an exclusive dealing provision, or grants, or agrees to grant, any Person a right of refusal, standstill, first offer, priority, first negotiation or similar right, a right to participate in “co-invest” or other investment opportunities, or a right to “most favored nation” terms which relates to, involves or impacts the business of a Target Group Member or Advisory Client or controlled Affiliate thereof;
(f)    (i) any Contract pursuant to which any Target Group Member or Business Group Company or Advisory Client or controlled Affiliate thereof has agreed to settle, waive, or otherwise compromise, in respect of the Business any pending or threatened Action (x) that contains an obligation on the part of such Person to pay an amount in excess of $100,000, (y) that could reasonably be expected to materially impact the Business or operations of any Target Group Member or Advisory Client or controlled Affiliate thereof (or the Buyer or any of its Affiliates after the Closing) or (z) pursuant to which any Target Group Member or Advisory Client or controlled Affiliate thereof will have any outstanding obligation and (ii) any Contract that is a settlement, conciliation or similar Contract, in each case in respect of the Business, with any Governmental Authority in which any Target Group Member or Business Group Company or Advisory Client or controlled Affiliate thereof has an outstanding obligation;
(g)    all Existing Advisory Contracts and Fund Documents;
(h)    any Contract with a third party that acts as an alternative investment fund manager under the AIFM Directive to an Advisory Client;
(i)    any material Contract which relates to, involves or impacts the business of a Target Group Member for the distribution or selling of interests, shares or units of an Advisory Client (other than subscription agreements, side letters or similar agreements), including any material finder agreements, placement agent agreements and external revenue sharing agreements;
(j)    any Contract which relates to, involves or impacts the business of a Target Group Member or Advisory Client that contains a “clawback” or similar undertaking requiring the reimbursement or refund of any Carried Interest, fees or return of any amounts (whether performance-based or otherwise) paid or distributed to any equityholder, member or partner of any Person and any Contracts providing guarantees of such obligations (each such Contract, a “Clawback Guaranty”);
(k)    any Contract that prohibits the payment of dividends or distributions in respect of the Capital Stock, membership interests, partnership interests or other equity interests of any Target Group Member or Advisory Client or controlled Affiliate thereof, the pledging of the Capital Stock, membership interests, partnership interests or other equity interests of any Target Group Member or Advisory Client or controlled Affiliate thereof or the incurrence of indebtedness by any Target Group Member or Advisory Client or controlled Affiliate thereof;
(l)    any Contract which relates to, involves or impacts the business of a Business Group Company that contains a provision under which any Person has been granted a license or other right by a Seller Group Member with respect to use of the Track Record;
(m)    any other Contract that is material to the Target Group Members or Advisory Clients and that is not terminable without surviving obligations at the option of a Target Group Member or Advisory Client on less than ninety (90) days’ notice and without penalty and that by its terms requires, or that otherwise involves, payments by or to a Target Group Member or Advisory Client in excess of $100,000 per year;

(n)    any Contract: (i) relating to Debt of any Target Group Member or Advisory Client in excess of $100,000; (ii) relating to the guarantee or assumption of liabilities or obligations of any employee, individual independent contractor or other similar individual service provider of any Target Group Member, Advisory Client or any Affiliate of such Advisory Client; (iii) that obligates any Target Group Member or Advisory Client, or any Affiliate of such Advisory Client to, directly or indirectly, make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person or (iv) the principal purpose of which is indemnification or the assumption of any Tax or other liability of any Person;
(o)    any Contract containing provisions requiring future contingent or non-contingent “earnout” or similar payments to be made by any Target Group Member, Advisory Client, or Affiliate of such Advisory Client;
(p)    any collective bargaining agreement or other Contract with any Union (each, a “CBA”);
(q)    any Contract pursuant to which any Target Entity currently leases or subleases real property to or from any Person;
(r)    any Contract that was not negotiated and entered into on an arm’s-length basis;
(s)    any Contract that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions;
(t)    any Contract under which the consequences of a default, non-renewal or termination would reasonably be expected to have a Material Adverse Effect; and
(u)    any Contract which directly relates to, involves or impacts the business of a Target Entity for the employment or engagement of any current director, officer, employee, individual independent contractor or other similar individual service provider (i) providing for annual base compensation in excess of $150,000 or otherwise restricting any Business Group Company’s ability to terminate the employment or engagement of such Person at any time for any reason or no reason without penalty or liability, other than any Contract terminable by any Business Group Company for any reason upon less than 30 days’ notice without incurring any penalty or liability, or (ii) providing for the payment or accelerated vesting of any compensation or benefits upon the consummation of the Transactions.
The Contracts required to be disclosed on Section 4.16 of the Disclosure Letter, together with the IP Contracts (all such Contracts, the “Material Contracts”): (i) are valid and legally binding obligations of each Business Group Company, Target Group Member, Advisory Client or controlled Affiliate thereof party thereto, and (ii) are in full force and effect and enforceable by each Business Group Company, Target Group Member, Advisory Client or, to the Actual Knowledge of the Seller, controlled Affiliate thereof party thereto (except as enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law) against each other party thereto and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Target Entities, taken as a whole. The Seller has delivered or made available to the Buyer complete and correct copies of all Material Contracts. No Business Group Company, Target Group Member, Advisory Client

nor, to the Knowledge of the Seller, any other party to any Material Contract is (or with notice or lapse of time or both, would be) in breach or violation of, or default under, a Material Contract. No Effect has occurred or circumstance exists that (with or without notice or lapse of time or both) has resulted in or would reasonably be expected to result in a breach or violation of or default under, or give any counterparty or, to the Knowledge of the Seller, any Business Group Company, Target Group Member or Advisory Client or, to the Actual Knowledge of the Seller, any controlled Affiliate thereof the right to declare a default or exercise any material remedy under, or to accelerate the maturity or performance of or to cancel, terminate or modify, any Material Contract, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Target Entities, taken as a whole. No Business Group Company, Target Group Member, Advisory Client or, to the Actual Knowledge of the Seller, controlled Affiliate thereof has given or received any written notice relating to termination or intention to terminate or any actual, alleged or potential breach under, or renegotiation of any material rights or amounts paid or payable under, any Material Contract, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Target Entities or Advisory Clients, taken as a whole.
4.17.    Legal Compliance; Permits; Registrations.
4.17.1.    In relation to the conduct of the Business, no Business Group Company or Advisory Client or, to the Actual Knowledge of the Seller, controlled Affiliate thereof nor any of their respective directors, officers, or employees, is, or since January 1, 2019 has been, in material breach or violation of, or material default under, any applicable Legal Requirement or Order and has complied with all applicable Legal Requirements in all material respects. Since January 1, 2019 (or earlier if unresolved), no Business Group Company or Advisory Client or, to the Actual Knowledge of the Seller, controlled Affiliate thereof nor any of their respective directors, officers, or employees has received any written notice from any Person including any Governmental Authority in respect of the Business: (i) alleging non-compliance in any material respect with any applicable Legal Requirement or Order, including in a written report of examination, inspection or investigation, that has not been resolved to the satisfaction of such Governmental Authority, (ii) that such Governmental Authority intends to take further Action on any such matter, and (iii) that such Business Group Company or Advisory Client or any of their respective Representatives or Affiliates must undertake, or bear all or a portion of the cost of, any material remedial action of any nature related to its assets, properties or business.
4.17.2.    The Target Group Members have been duly granted all Permits under all Legal Requirements necessary for the conduct of the Business. Section 4.17 of the Disclosure Letter describes each such Permit and the Governmental Authority responsible for issuing such Permit, in each case, as of the date hereof. Each such Permit is valid and in full force and effect and no Target Group Member is in material breach or violation of, or material default under, any such Permit. Since January 1, 2019 (or earlier if unresolved), no Target Group Member has received any written notice from any Governmental Authority alleging non-compliance with any such Permit that has not been resolved other than any alleged material non-compliance. None of the SEC, the FCA or any other Governmental Authority has commenced or threatened any Action to revoke, limit, suspend or qualify any membership, registration, license or qualification of any Investment Adviser Subsidiary or that of any officer, director or employee with such applicable Governmental Authority.
4.17.3.    No Business Group Company or Advisory Client or, to the Actual Knowledge of the Seller, controlled Affiliate thereof or any officer or director thereof or, to the Knowledge of the Seller, any other Representatives of a Business Group Company (with respect to the Business) has been convicted of or pled guilty to any felony or any misdemeanor involving financial dishonesty or a violation of the securities laws since January 1, 2019. Each Business Group Company and each Advisory Client and, to the Actual Knowledge of the Seller, each controlled Affiliate thereof is in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption Legal Requirements. The operations of each Target Group Member and each Advisory Client and, to the Actual Knowledge of the Seller, each controlled Affiliate thereof are and have been conducted at all times in compliance in all respects with all applicable Money Laundering Laws. No Target Group Member nor Advisory Client, nor, to the Knowledge of the Seller, any Representative or Affiliate of any Target Group Member is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.
4.17.4.    No Target Group Member is required, or immediately following the closing will be required, to be registered, licensed or qualified as a broker-dealer, commodity broker-dealer, introducing broker, commodity pool operator, futures commission merchant, commodity trading advisor, municipal advisor, bank, trust company, real estate broker or insurance agency under applicable Legal Requirements or is subject to any material liability by reason of any failure to be so registered, licensed or qualified.
4.17.5.    No intermediary, placement agent, distributor or solicitor has unlawfully marketed any of the services of the Target Entities or unlawfully marketed or sold any interest, shares or units in any Advisory Client in each case in any manner which would give rise to a liability to the Target Entities, and there are no outstanding Actions against the Target Entities or any Advisory Client with respect to such marketing or sale.
4.17.6.    Exhibit B contains a complete and correct list of the Target Entities.
4.17.7.    In respect of each Target Entity listed in Part II of Exhibit B and AMP Capital Investors (Luxembourg) S.à r.l., the central administration and registered office of the Target Entity for the purposes of the Luxembourg Company Law, is in the Grand Duchy of Luxembourg and it has no establishment in any other jurisdiction.
4.17.8.    All dividends and distributions declared, made or paid by the Target Entities were declared, made or paid in accordance with their constitutional documents and applicable Legal Requirements.
4.17.9.    All returns, particulars, resolutions and documents required by applicable Legal Requirements in respect of the Target Entities have been duly filed or extensions therefor have been obtained.
4.18.    Litigation; Outstanding Orders.
4.18.1.    There are no material Actions pending or threatened in writing against a Business Group Company, Target Group Member or Advisory Client or, to the Actual Knowledge of the Seller, controlled Affiliate thereof.
4.18.2.    There are not, and since January 1, 2019 there have not been, any material Actions pending or, to the Knowledge of the Seller, threatened by, against or affecting any Business Group Company or any of its Representatives or the Business, or its Advisory Clients or, to the Actual Knowledge of the Seller, controlled Affiliates thereof.
4.18.3.    No Business Group Company or Representative of any Business Group Company is subject to any Order that prohibits such Business Group Company or Representative from engaging in or continuing any conduct, activity or practice relating to the Business. There exist no unresolved deficiencies, violations or exceptions claimed or asserted in writing by any Governmental Authority with respect to any Business Group Company relating to the Business. Since January 1, 2019, no Business Group Company has received any notice from any

Governmental Authority threatening the imposition of any material Order relating to the Business.
4.19.    Advisory Clients.
4.19.1.    Exhibit A lists all persons to which the Target Entities provide investment advisory (including sub-advisory), investment management or portfolio management services as of the Signing Date.
4.19.2.    An Existing Advisory Contract has been in full force and effect at all times that any Business Group Company was performing any investment management, portfolio management, advisory or sub-advisory services for (or otherwise managing) any Advisory Clients.
4.19.3.    No Advisory Client (pursuant to its constituent documents, offering documents, investment management agreements or side letter) prevents or restricts any Target Entity from launching a similar Advisory Client, other than any restriction that has expired prior to Closing or that is related to minimum level of requisite involvement by key persons.
4.19.4.    No Advisory Client is subject to any priority or exclusivity arrangements with respect to the allocation of investment opportunities.
4.19.5.    The Business Group Companies maintain all documentation necessary to form the basis of, demonstrate or recreate the calculation of, the performance or rate of return of all Advisory Clients in respect of the Business as shown in the offering documents or as required by applicable Legal Requirements.
4.19.6.    To the extent required to be prepared and so prepared, the audited balance sheet of each Advisory Client as of such Person’s most recent fiscal year and the related financial statements for such year, as reported by such Person’s independent auditors, (i) has been provided or made available to the Buyer, (ii) has been prepared in accordance with the Advisory Client’s governing documents, which has been consistently applied except as otherwise disclosed therein, and (iii) presents fairly in all material respects the financial position and other financial results of such Advisory Client at the dates and for the periods stated therein. There has been no event, occurrence or change since the date of each such financial statement that would reasonably be expected to result in a material and adverse effect on the financial condition of such Advisory Client.
4.19.7.    Except as set forth in Section 4.19.7 of the Disclosure Letter, as of the Signing Date, to the Actual Knowledge of the Seller, there are no material controversies or disagreements between a Business Group Company and any Advisory Client or any investor in an Advisory Client.
4.19.8.    Except as set forth in Section 4.19.8 of the Disclosure Letter, no Advisory Client has at any time (i) been terminated, or has had its investment operations (including such Advisory Client’s ability to call or recycle capital for investment purposes) suspended or terminated prior to the end of its stated term or outside of the ordinary course terminations and liquidations or (ii) had its management, investment management or investment advisory function transferred away from the Business Group Companies.
4.19.9.    As of the Signing Date, no resolutions have been passed and except as set forth on Section 4.19.9 of the Disclosure Letter, to the Actual Knowledge of the Seller, no resolutions have been threatened to be passed to remove any Advisory Client general partner or manager or to terminate the investment period of any Advisory Client.

4.19.10.    Section 4.19.10 of the Disclosure Letter sets forth for each Advisory Client a true and correct schedule of (i) each recipient of Carried Interest of or in respect of such Advisory Client, whether held directly or indirectly through such Advisory Client’s general partner or manager (each such recipient, a “Carry Recipient”), and (ii) the percentage of Carried Interest in respect of such Advisory Client, as applicable, held by each Carry Recipient and the portion of such Carried Interest allocation that will be vested as of the Closing.
4.19.11.    Each Advisory Client that is a legal entity has been duly organized and is validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing”, is in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted, except for such instances where the failure to do so would not be materially adverse to such Advisory Client. Each Advisory Client that is a trust has been duly organized and is validly existing and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted, except for such instances where the failure to do so would not be material to such Advisory Client. No Advisory Client is in violation of any provision of its Organizational Documents or any resolution adopted by its governing body or holders of its Capital Stock. Except for such instances as would not be material to such Advisory Client, all outstanding interests, shares or units of each Advisory Client (i) have been issued, offered and sold in compliance with Legal Requirements and applicable Orders and (ii) have been duly authorized and validly issued and are (if applicable) fully paid and (if applicable) non-assessable. Each Advisory Client has made all filings required to be made with each Governmental Authority in connection with its offers and sales of interests, shares or units in such Advisory Client. No Target Group Member or employee, individually or in the aggregate, owns 25% or more of any Advisory Client. The Seller has delivered or made available to the Buyer complete and correct copies of each Advisory Client’s Fund Documents and Organizational Documents as currently in effect.
4.19.12.    Section 4.19.12 of the Disclosure Letter contains a true and correct list of each limited partner interest, share or unit held by any Target Group Member and its Affiliates, and any of its respective officers, managers, directors or employees, in each Advisory Client, including the total capital commitment obligation in respect of such interest, share or unit.
4.19.13.    Each Advisory Client is in material compliance with the terms governing each of its underlying investments (including, in respect of any applicable reporting and confidentiality provisions). No Advisory Client is in material default with respect to any obligations to contribute capital to an underlying investment.
4.19.14.    No Advisory Client, nor any Target Group Member, nor any employee, officer, director or personnel of any of the foregoing is (i) ineligible or disqualified pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or an “associated person” of a registered investment adviser or (ii) ineligible pursuant to Rule 506(d) of Regulation D under the Securities Act to offer or participate in the offering of securities in reliance on Rule 506 of Regulation D under the Securities Act or prohibited by applicable Legal Requirements from offering or participating in the offering of securities in any non-US jurisdiction. Nor is there any Action pending or, to the Knowledge of the Seller, threatened by any Governmental Authority that would result in the ineligibility of any Advisory Client or any such other Person to offer or participate in an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act or from offering or participating in the offering of securities in any non-US jurisdiction. No Advisory Client is required to be registered as an investment company (as defined in the Company Act) by reason of the exemption provided by Section 3(c)(7) thereunder. Each Advisory Client is operating in accordance with the criteria for which such Advisory Client is eligible for an exemption from registration under the Company Act. Each Advisory Client is an issuer that would be an investment company as defined in Section 3 of the Company Act but for Section 3(c)(1) or 3(c)(7). No Advisory Client is or has during any relevant time been deemed to hold “plan assets” within the meaning of Section 3(42) of ERISA. With respect to each Advisory Client listed on Section 4.19.14 of the Disclosure Letter (each, a “Plan Advisory Client”), each Target Group Member has complied in all material respects with the applicable requirements of ERISA, the Code or any other U.S. federal, state or local or non-U.S. law substantially similar to ERISA or Code §4975 (“Similar Law”). To the extent required by ERISA or Code §4975, each Target Group Member has (i) acknowledged its fiduciary status with respect to each Plan Advisory Client, and (ii) has not engaged in or caused any Plan Advisory Client to engage in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any violation of Similar Law.
4.19.15.    Each Advisory Client has sufficient collateral to support its current borrowing, except for such instances where the failure to do so would not be material to such Advisory Client. No Advisory Client, and to the Knowledge of the Seller, no investor in an Advisory Client, is a “specially designated national” or “blocked person” under, or is located, organized or resident in a country or territory that is the subject of comprehensive sanctions administered by the United States Treasury Department's Office of Foreign Assets Control.
4.19.16.    As of the Signing Date, there are no defaults by any Advisory Client investors on capital calls or capital contributions with respect to any Advisory Client and, to the Knowledge of the Seller, no limited partner or investor in an Advisory Client has expressed in writing its intent to fail to fund a capital call or capital contribution.
4.19.17.    Each Advisory Client currently holds all material Permits under all Legal Requirements that are required in order to permit such Advisory Client to carry on its respective business as presently conducted, and all such Permits are valid and in full force and effect and no Advisory Client is in breach or violation of, or default under, any such Permit. Since January 1, 2019 (or earlier if unresolved), no Advisory Client has received any written notice from any Governmental Authority alleging non-compliance with any such Permit, except for such instances of non-compliance which would not have a material adverse effect on such Advisory Client.
4.19.18.    Each Advisory Client and Business Group Company (A) has, since January 1, 2019 or, if later, since its inception, where it is required to, filed with the FCA or other applicable Governmental Authority all material prospectuses, statements of additional information, registration statements, proxy statements, financial statements, private placement memoranda, annual information forms and any other material forms, reports, advertisements and documents required to be filed with applicable Governmental Authorities under applicable Legal Requirements (the “Fund Reports”), (B) has paid all associated fees and assessments and (C) each such Fund Reports to the Knowledge of the Seller complied in all material respects with applicable Legal Requirements at the time they were filed and during the period of their authorized use, and no such Fund Reports, at the time they were filed and during the period of their authorized use, contained, to the Knowledge of the Seller, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
4.19.19.    No Advisory Client is currently in default with respect to any Order relating to any aspect of the business, properties or assets of such Advisory Client.

4.19.20.    No Advisory Client has been found to have committed, is currently charged with or, to the Knowledge of the Seller, threatened to be charged with any material violation of any provision of any Legal Requirement or Order.
4.19.21.    No Advisory Client is, or since January 1, 2019 has been, in breach or violation of, or default under, any applicable Legal Requirement or Order except as would not reasonably be expected to be materially adverse to the Business or Target Entities, taken as a whole. Each Advisory Client is in compliance in all material respects with its respective Legal Requirements or Order, investment objectives and policies and the terms and conditions of its governing documents and Existing Advisory Contract. No Advisory Client offering document, at the time of its use, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Target Entity has provided services to its Advisory Clients, calculated all fees and expense payments, and otherwise been, in compliance in all material respects with the terms of the applicable Existing Advisory Contract.
4.20.    Investment Adviser Subsidiaries and Alternative Investment Fund Managers
4.20.1.    Each Investment Adviser Subsidiary is and has been, since January 1, 2019, registered, licensed or qualified in all other jurisdictions where such registration, license or qualification is required by applicable Legal Requirements to the extent required to conduct its business as now conducted (or as conducted at the relevant time), except where such failure would not, individually or in the aggregate, have a Material Adverse Effect. AMPCI UK is and has been, since January 1, 2019 duly authorized and regulated by the FCA with all permissions necessary to conduct its business as now conducted (or as conducted at the relevant time). AMP Capital Investors (US) Limited is and has been, since January 1, 2019, (A) if required, duly registered with the SEC as an investment adviser under the Investment Advisers Act, with all permissions necessary to conduct its business as now conducted (or as conducted at the relevant time) and (B) exempt from registration with the CFTC under the CEA.
4.20.2.    Since January 1, 2019, AMP Capital Investors (US) Limited has not, and no covered associate thereof (as such term is defined in Rule 206(4)-5 under the Investment Advisers Act) has, (i) received compensation from any government entity in violation of Rule 206(4)-5 under the Investment Advisers Act, as such terms are defined therein; (ii) provided payment to any Person to solicit a government entity for investment advisory services in violation of Rule 206(4)-5 under the Investment Advisers Act; or (iii) coordinated or solicited any Person or political action committee to make any contribution or payment in violation of Rule 206(4)-5 under the Investment Advisers Act. None of the Investment Adviser Subsidiaries are prohibited pursuant to Rule 206(4)-5 under the Investment Advisers Act from receiving compensation from Advisory Clients that are government entities.
4.20.3.    To the Knowledge of the Seller, each Alternative Investment Fund Manager is managing and has been managing since January 1, 2019, the applicable Advisory Client’s account in material compliance with applicable Legal Requirements, including the AIFM Directive, the Advisory Client’s respective Alternative Investment Management Agreement and the Advisory Client’s written investment objectives, policies and restrictions in each case in all material respects. All Alternative Investment Management Agreements have been duly executed and are in full force and effect. The Seller has delivered or made available to the Buyer complete and correct copies of such Alternative Investment Management Agreements.
4.20.4.    No Investment Adviser Subsidiary, nor any control person, director, officer or employee thereof (other than employees whose functions are solely clerical or ministerial) is subject to disqualification under any other applicable Legal Requirements. There is no Action pending or, to the Knowledge of the Seller, threatened by any Governmental Authority which would provide a basis for any such disqualification.
4.20.5.    To the extent required by applicable Legal Requirements, each Investment Adviser Subsidiary has adopted (and since January 1, 2019 has maintained at all times required by applicable Legal Requirements in all material respects) (i) a written policy regarding insider trading and the protection of material non-public information, (ii) policies and procedures with respect to the protection of non-public personal information about customers, clients and other third parties designed to assure compliance with applicable Legal Requirements, (iii) anti-money laundering and customer identification programs in compliance with applicable Legal Requirements; (iv) policies and procedures with respect to business continuity plans in the event of business disruptions; (v) policies and procedures for the allocation of investments purchased for its clients and (vi) all other policies and procedures pursuant to the applicable Legal Requirements (all of the foregoing policies and procedures being referred to collectively as “Investment Adviser Compliance Policies”). Since January 1, 2019, there have been no material violations of the Investment Adviser Compliance Policies. True and correct copies of the Investment Adviser Compliance Policies have been made available to the Buyer. True and correct copies of the Investment Adviser Compliance Policies have been made available to the Buyer.
4.20.6.    The Seller or the respective Investment Adviser Subsidiary, as applicable, exclusively owns and has the legal and enforceable exclusive right to use the Performance Records.
4.21.    Tax Matters.
4.21.1.    Each of the Target Group Members and Advisory Client has timely filed, or has caused to be timely filed on its behalf (after giving effect to extensions), all income and other Tax Returns required to be filed by it. All such Tax Returns are true, complete, and correct in all respects, and were prepared in substantial compliance with all applicable Legal Requirements. All income and other Taxes due and payable by the Target Group Members and Advisory Clients with respect to any such Taxes (whether or not shown as due thereon) have been paid or fully and specifically included in the Most Recent Balance Sheet as a Tax reserve or similar line item. The unpaid Taxes of each of the Target Group Members and Advisory Clients did not, as of the date of the Most Recent Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established solely to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet for such entity. As of the Closing Date, the unpaid Taxes of the Target Group Members and Advisory Clients will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with applicable Legal Requirements and, to the extent consistent with Legal Requirements, with the past custom and practice of the Target Group Members or Advisory Clients, as applicable, in filing their Tax Returns. Since the Most Recent Balance Sheet Date, none of the Target Group Members or Advisory Clients has incurred any liability for Taxes arising from extraordinary gains or losses and the only Tax liabilities that have arisen or may arise on or after Closing are, or will be, Tax liabilities arising in the ordinary course of Business of the Target Group Members and Advisory Clients. Each of the Target Group Members and Advisory Clients has made the relevant registrations, as well as created and maintained adequate records to enable it to comply with its obligations to prepare and submit Tax Returns, prepare any accounts, and retain necessary records as required by Tax Legal Requirements.
4.21.2.    All Taxes required to have been withheld and paid by Target Group Members and Advisory Clients in connection with amounts paid by them to any owner, employee, independent contractor or other Person have been withheld and paid to the appropriate Governmental Authority, and the Target Group Members and Advisory Clients have complied in all respects with all Legal Requirements relating to the withholding and reporting of such payments.
4.21.3.    There is no outstanding audit, examination or other Action (a) concerning any Tax Return or Taxes filed by or with respect to any of the Target Group Members or Advisory Clients or (b) of which any of the Target Group Members or Advisory Clients has received a written notice from a Governmental Authority. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against any of the Target Group Members or Advisory Clients that are still pending and have not otherwise been satisfied by payment, settlement or withdrawal. To the Knowledge of the Seller, none of the Target Group Members or Advisory Clients has taken any positions in relation to Tax that is inconsistent with applicable Tax Legal Requirements. All Tax Returns or other Tax information provided by the Target Group Members and Advisory Clients (to the extent in respect of the applicable Target Group Members, Advisory Clients or any of their Affiliates) to a Governmental Authority were provided in writing, disclosed all facts that must be disclosed under any Tax Legal Requirement, and were not false or misleading (including by way of an error or omission) in any respect.
4.21.4.    None of the Target Group Members or Advisory Clients (a) has ever been a member of any group or grouping arrangements in respect of any Taxes or group filing a consolidated, combined or unitary Income Tax Return or (b) have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Legal Requirements), as a transferee or successor, by Contract or otherwise under applicable Legal Requirements.
4.21.5.    None of the Target Group Members or Advisory Clients is a party to or bound by any Tax sharing, indemnification, allocation, receivable or indemnity agreement or arrangement (other than under their Organizational Documents, this Agreement or Ancillary Agreements).
4.21.6.    No assets of any of the Target Group Members or Advisory Clients are currently subject to any Encumbrances (other than Permitted Encumbrances) imposed on any of their assets as a result of the failure of any such entities to pay any Taxes that are due and payable.
4.21.7.    None of the Target Group Members or Advisory Clients has agreed to, or is a beneficiary of, any extension of time with respect to any Tax deficiency or any Tax that may be assessed or collected, or any extension or waiver of a statute of limitations in respect of Taxes of any such entities other than, in each case, automatic extensions or waivers in connection with extensions of the due date for filing Tax Returns or extensions or waivers no longer in effect.
4.21.8.    No written claim has been made since January 1, 2019 by a Governmental Authority in a jurisdiction where a Target Group Members or Advisory Clients, as applicable, does not file Tax Returns that such Target Group Members or Advisory Client is or may be subject to Tax by such jurisdiction. None of the Target Group Members or Advisory Clients is or has ever been resident in (including by reason of having a permanent establishment in) a country other than the country in which it was organized or incorporated.
4.21.9.    None of the Target Group Members or Advisory Clients will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) beginning on or after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date (in the case of a change, if such change was made or requested prior to Closing), (ii) Contract with any Governmental Authority entered into prior to Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing, or (v) intercompany transaction (including pursuant to Section 6.17) entered into prior to Closing or excess loss account as in existence immediately prior to Closing as described in Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Legal Requirements). None of the Target Group Members has made an election pursuant to Section 965(h) of the Code.
4.21.10.    None of the Target Group Members and Advisory Clients has been a “controlled corporation” or a “distributing corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to be governed by Section 355 of the Code.
4.21.11.    None of the Target Group Members and Advisory Clients has made an election to have the Partnership Tax Audit Rules apply to any taxable year beginning before January 1, 2019.
4.21.12.    Except as set forth in Section 4.21.12 of the Disclosure Letter, none of the Target Group Members and Advisory Clients has filed (or caused to be filed) a U.S. Internal Revenue Service Form 8832 filed with respect to such Person’s U.S. Tax classification, and a copy of U.S. Internal Revenue Service Form 8832 that were filed with respect to any of the Target Group Members and Advisory Client has been furnished to the Buyer.
4.21.13.    None of the Target Group Members and Advisory Clients (a) is a party to any Tax exemption, Tax holiday or other Tax reduction Contract with any Governmental Authority, or (b) has (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) received or claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act, or (iii) deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) (for example, by failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order.
4.21.14.    None of the Target Group Members and Advisory Clients has participated directly or indirectly in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.
4.21.15.    None of the Target Group Members and Advisory Clients (to the extent in respect of each such applicable entity) has entered into or been a party to any transaction in respect of which a Governmental Authority can reasonably be expected to exercise its discretion under a Tax Legal Requirement to make an adjustment in respect of any transfer pricing matter, or any transaction in respect of which any entity derives a transfer pricing benefit.
4.21.16.    Each of the Target Group Members and Advisory Clients has in place such procedures as is reasonable in all the circumstances to expect it to have (taking into account any relevant guidance published by a Governmental Authority) for the purposes of capturing information which is or is reasonably likely to be required to be provided to a Governmental Authority, and has timely made any reports required to be made to a Governmental Authority prior to the date of this Agreement, in each case pursuant to Council Directive 2011/16/EU (as amended by Council Directive 2018/822/EU) or any national legislation implementing the same or regulation relating thereto (including the United Kingdom International Tax Enforcement (Disclosable Arrangements) Regulations 2020 and any regulations amending or replacing them).
4.21.17.    No Target Group Member or Advisory Client has received a ruling, technical advice memorandum or similar document from any Taxing Authority or has executed or entered into a closing agreement or other material binding agreement with any Taxing Authority.
4.21.18.    To the Knowledge of the Seller, the structure charts set forth in Section 4.21 of the Disclosure Schedule set forth a fair summary as of the respective dates thereof in all material respects of each Target Group Member and Transferred Interest, including all percentage investment ownership information of the Persons set forth thereon and the name, U.S. entity classification and form of organization of each such Person.
4.21.19.    None of the Target Group Members and Advisory Clients have been engaged in, or been a party to, any transaction or series of transactions of which the main purposes, or one of the main purposes, was the avoidance of or unlawful deferral of any Tax.
4.21.20.    No Governmental Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the affairs of any of the Target Group Members and Advisory Clients.
4.22.    Employee Benefit Plans.
4.22.1.    This Section 4.22 only has application in respect of any Person involved in the Business as conducted by any Business Group Company.
4.22.2.    Section 4.22.2 of the Disclosure Letter contains an accurate and complete list of all Employee Plans maintained for the benefit of employees of the Target Group and specifically indicates if such Employee Plan is a Seller Employee Plan or a Target Entity Plan.
4.22.3.    No Business Group Company nor any other Person that would, at the relevant time, be considered a single employer with a Business Group Company under the Code or ERISA has since January 1, 2019 sponsored, maintained, contributed to or had any liability or obligation under or in respect of (a) a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (b) a “multiemployer plan” as defined in Section 3(37) of ERISA, (c) a multiple employer plan as described in Section 413(c) of Code or Sections 210, 4063, 4064 or 4066 of ERISA, or (d) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Except as required under Section 601 et seq. of ERISA or a similar state Legal Requirement, no Target Entity Plan provides, nor has any of the Business Group Companies promised to provide, benefits or coverage in the nature of health, life, or disability insurance following retirement or other termination of employment or service.
4.22.4.    Each Target Entity Plan that is intended to be qualified under Code Section 401(a) is subject to a favorable determination letter or may rely on a favorable opinion letter from the Internal Revenue Service and, to the Knowledge of the Seller, no event has occurred that would reasonably be expected to materially adversely affect such Tax-qualified status. Each Target Entity Plan, including any associated trust or fund, has been established, maintained, funded and administered in all material respects in accordance with its terms and with applicable Legal Requirements. None of the Business Group Companies has incurred or would reasonably be expected to incur any material penalty or Tax (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code. With respect to each Target Entity Plan, (i) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in a material liability to the Business Group Companies, (ii) no “fiduciary” (as defined in Section 3(21) of ERISA) has breached its fiduciary duties in connection with the administration or investment of the assets of such Target Entity Plan that would reasonably be expected to result, individually or in the aggregate, in a material liability to the Business Group Companies, and (iii)

no Action (other than routine claims for benefits) is pending or, to the Knowledge of the Seller, threatened.
4.22.5.    Except as provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent event or events) (a) result in any compensatory payment, including severance pay, change in control, retention or other bonus payments, becoming due to any current or former employee, director, individual independent contractor, officer, or other individual service provider of a Business Group Company, (b) result in any increase in the amount of compensation or benefits due to any such Person referenced in clause (a), (c) result in the acceleration of the time of payment, vesting, or funding of any such payments or benefits, (d) result in any “excess parachute payment” within the meaning of Section 280G of the Code, or (e) result in payments with respect to a corporation with respect to which, for purposes of Treasury Regulation Section 1.280G-1 Q&A-6(c) the requirements of Treasury Regulation Section 1.280G-1 Q&A 6(a)(2)(i) are not met.
4.22.6.    All arrangements that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) are, in all material respects, in documentary compliance with and have been maintained, operated and administered in compliance with, the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder. No amounts paid or payable by any Business Group Company are subject to any Tax or penalty imposed under Section 457A of the Code.
4.22.7.    Without limiting the generality of the foregoing, with respect to each Target Entity Plan that is subject to the laws of a jurisdiction other than the United States (a “Foreign Plan”): (i) each Foreign Plan required to be registered or approved by a foreign Governmental Authority, has been registered with, or approved by, a foreign Governmental Authority and has been maintained in good standing in all material respects with their terms, applicable regulatory authorities, government taxation and funding requirements, and with any agreement entered into with a union or labor organization in all material respects; (ii) to the Knowledge of the Seller, nothing has occurred that would adversely affect such registration or approval of each Foreign Plan, (iii) each Foreign Plan intended to receive favorable tax treatment under applicable tax laws has been qualified or similarly determined to receive favorable tax treatment under such tax laws; (iv) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA); and (v) no Foreign Plan has any material unfunded liabilities that are not reflected or reserved against on the Financials, nor are such unfunded liabilities reasonably expected to arise in connection with the Transactions.
4.22.8.    Section 4.22.8 of the Disclosure Letter sets forth an accurate and complete list of the enhanced severance payments and termination entitlements any Continuing Employee may be entitled to in connection with this Agreement and the Transaction.
4.22.9.    Section 4.22.9 of the Disclosure Letter sets forth the treatment of the Continuing Employees’ interests under the Management Equity Plan.
4.22.10.    Section 4.22.10 of the Disclosure Letter sets forth accurate and complete information in all material respects with respect to each Continuing Employees’ interest under the Management Equity Plan as of the date hereof, and for each such interest, the (i) its vesting schedule, (ii) its payment schedule and (iii) the extent to which such interest may be increased or decreased.
4.22.11.    Section 4.22.11 of the Disclosure Letter sets forth an accurate and complete list of each Continuing Employee’s amount of Deferred Bonus with (i) its vesting schedule, (ii) its payment schedule and (iii) the extent to which the Deferred Bonus may be increased or decreased.
4.23.    Employment Matters.
4.23.1.    No employee of a Business Group Company involved in the Business is currently represented by a Union with respect to his or her employment by such Business Group Company, and no Business Group Company is party to, or otherwise bound by, any CBA or enterprise agreement in relation to its employees who are involved in the Business. To the Knowledge of the Seller, there is, and since January 1, 2019 there has been, no labor organizational effort pending or, threatened by, or on behalf of, any Union or group of employees to organize employees of the Business Group Companies who are involved in the Business, and no demand for recognition or certification of employees of the Business Group Companies who are involved in the Business has been made by, or on behalf of, any Union or group of employees. Since January 1, 2019, there has been no actual or, to the Knowledge of the Seller, threatened unfair labor practice charge, labor grievance, labor arbitration, strike, lockout, work stoppage, slowdown, picketing, handbilling or other labor dispute against or affecting any employee of a Business Group Company involved in the Business and no such disputes are currently pending or to the Knowledge of the Seller, threatened.
4.23.2.    Each Business Group Company is, and since January 1, 2019, has been, in relation to its employees who are involved in the Business, in compliance in all material respects with all applicable Legal Requirements respecting labor, employment and employment practices, including all Legal Requirements respecting terms and conditions of employment (including as contained in any industrial instrument such as a modern award or enterprise agreement), health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), pensions, employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave, COVID-19, and unemployment insurance. Except as would not result in material liability for the Business Group Companies, individually, each Business Group Company has fully and timely paid all wages, industrial instrument entitlements, salaries, wage premiums, commissions, bonuses, pension contributions, severance and termination payments, fees, and other compensation that has come due and payable as of the last payroll date prior to the Signing Date to its current or former employees and individual independent contractors, who are involved in the Business, under applicable Legal Requirement, Contract or Business Group Company policy.
4.23.3.    No layoff of a group of employees, facility closure or shutdown (whether voluntary or as a result of any COVID-19 Action), reduction-in-force, furlough, temporary layoff, reduction in salary or wages, or other material workforce changes affecting employees of any Business Group Company involved in the Business has occurred since January 1, 2019, or is currently contemplated, planned or announced by any Business Group Company.
4.23.4.    Except as set forth on Schedule 4.23.4 of the Disclosure Letter, since January 1, 2019, (i) no written or, to the Knowledge of the Seller, oral allegations of sexual harassment or sexual misconduct have been made to any Business Group Company against any current employee involved in the Business in a management role; (ii) neither the Business Group Companies nor their respective Subsidiaries have been involved in any Action or entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any current employee involved in the Business in a management role; and (iii) in relation to employees involved in the Business, each Business Group Company has investigated all formal complaints of harassment, other discrimination, or written retaliation allegations of which it is or has been made aware since January 1, 2019. With respect to any such allegation with reasonably potential merit, the applicable Business Group Company has taken corrective action intended to prevent further improper action.
4.23.5.    To the Knowledge of the Seller, no current or former employee or individual independent contractor of any Business Group Company involved in the Business is in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation owed to: (i) any Business Group Company or (ii) any third party with respect to such person’s right to be employed or engaged by any Business Group Company. As of the Signing Date, to the Knowledge of the Seller, no current employee with aggregate annualized compensation at or above $100,000, has given and not rescinded notice of termination of his or her employment.
4.23.6.    No Business Group Company is obligated for any amounts in excess of its pro rata share of any Clawback Guaranty.
4.23.7.    In relation to the Business, the Business Group Companies do not use the services of any individuals who are engaged individually by a Business Group Company and are not employees (including consultants, independent contractors, freelancers, outworkers, agency workers or persons treated as self-employed, contracted labor or agents).
4.23.8.    Since January 1, 2019, no employees, workers, officers or consultants of the Seller Group have transferred into any Business Group Company pursuant to the Transfer Regulations.
4.23.9.    Since January 1, 2019, no employees, workers, officers or consultants involved in the Business have transferred from any Business Group Company to a Seller Group Member pursuant to the Transfer Regulations.
4.23.10.    Section 4.23.10 of the Disclosure Letter lists the Carry Units held by each Employee as of the Signing Date.
4.23.11.    As of the Signing Date, all the employees of the Target Entities are listed as an Employee in Exhibit G and, to the Knowledge of the Seller, are sufficient for the Target Entities to continue the operation of the Business in substantially the same manner as conducted prior to the Closing in all material respects.
4.24.    Affiliate Transactions. Except as set forth in Section 4.24 of the Disclosure Letter, neither the Seller, nor, to the Actual Knowledge of the Seller, any controlled Affiliate of the Seller (other than a Target Entity): (a) owns any interest in any (i) asset used by any of the Target Entities or Advisory Clients or controlled Affiliates thereof, (ii) consultant, service provider, supplier, landlord, creditor or debtor of or to any Target Entity or any Advisory Client or controlled Affiliate thereof, (iii) any competitor with any Target Entity, or (iv) Advisory Client or controlled Affiliate thereof other than, in each case, (A) through the Transferred Interests, (B) passive ownership of less than 5% of a class of securities of a Person (individually or in the aggregate with the Seller and its Affiliates), or (C) any limited partnership interest, share or unit in an Advisory Client, (b) is party to any Contract with any of the Target Entities or any Advisory Client or controlled Affiliate thereof, or (c) provides any services to the Target Entities.
4.25.    Insurance. Section 4.25 of the Disclosure Letter sets forth a true and complete list as of the Signing Date of all material worker’s compensation, comprehensive property and casualty, liability, directors’ and officers’, errors and omissions, fidelity and other insurance policies and fidelity bonds maintained by or for the benefit of the Target Group Members (the “Policies”) and all unresolved claims under the Policies involving Target Group Members. Copies of the certificates of insurance of the Policies have been made available to the Buyer. The Policies are in full force and effect and are sufficient for all applicable Legal Requirements. As of the Signing Date, each of the insurance policies and arrangements relating to the Target Entities are in full force and effect. As of the Signing Date, neither Seller, nor any of the Target Group Members has received written notice regarding any cancellation or invalidation of any such insurance policy.
4.26.    Debt. No Target Entity is liable for any Debt or other obligation unrelated to the Business.
4.27.    Real Property. None of the Target Entities has ever owned real property. Section 4.27 of the Disclosure Letter sets forth a correct and complete list of all real property leased or subleased to any of the Target Entities (collectively, the “Leased Real Property”) as of the Signing Date and a list of all Contracts entered into by the Target Entities with respect to the Leased Real Property.
4.28.    Restrictive Covenants. No Fund Document contains a currently effective provision related to conflicts of interest which requires preferential allocation of investment or business opportunities (by right of first offer or otherwise) to any Advisory Client, which is currently binding upon a Target Entity, Affiliate thereof, the Manager (as such term is defined in the respective Fund Document) or any Key Executive (as such term is defined in the respective Fund Document).
4.29.    Austrian Investment Control Act. Seller represents that the relevant Target Entities have annual turnover of less than €2 million and less than 10 employees in Austria, and the micro enterprise exception under § 2(2) Bundesgesetz über die Kontrolle von ausländischen Direktinvestitionen (Investitionskontrollgesetz) (Austrian Investment Control Act) thus applies.
4.30.    Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR ANY ANCILLARY AGREEMENT, THE SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, REGARDING THE SELLER, THE BUSINESS GROUP COMPANIES (INCLUDING THE TARGET ENTITIES), THE BUSINESS, THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED, OR ANY INFORMATION FURNISHED OR MADE AVAILABLE TO THE BUYER OR ITS AFFILIATES, ANY OF THEIR RESPECTIVE REPRESENTATIVES, OR ANY OTHER PERSON FOR THEIR BENEFIT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR ANY ANCILLARY AGREEMENT, THE SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR, OR ANY USE BY THE BUYER OR ITS AFFILIATES OR REPRESENTATIVES OF, ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIALS DELIVERED TO THE BUYER OR MADE AVAILABLE IN THE DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED) OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE BUSINESS OR THE TARGET ENTITIES, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL RELIEVE ANY PERSON OF ANY LIABILITY FOR ACTUAL FRAUD. EACH REPRESENTATION AND WARRANTY IN THIS ARTICLE 4 IS GIVEN INDEPENDENT EFFECT SO THAT IF A PARTICULAR REPRESENTATION AND

WARRANTY PROVES TO BE INCORRECT OR IS BREACHED, THE FACT THAT ANOTHER REPRESENTATION AND WARRANTY CONCERNING THE SAME OR SIMILAR SUBJECT MATTER IS CORRECT OR IS NOT BREACHED, WHETHER SUCH OTHER REPRESENTATION AND WARRANTY IS MORE GENERAL OR MORE SPECIFIC, NARROWER OR BROADER OR OTHERWISE, WILL NOT AFFECT THE INCORRECTNESS OR BREACH OF SUCH PARTICULAR REPRESENTATION AND WARRANTY.
5.    REPRESENTATIONS AND WARRANTIES OF THE BUYER. In order to induce the Seller and the Seller Parent to enter into and perform this Agreement and to consummate the Transactions, the Buyer represents and warrants to the Seller and the Seller Parent that the following representations and warranties are true and correct as of the Signing Date and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date):
5.1.    Organization. Each of the Buyer and the Buyer Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite organizational power and authority to conduct its business substantially in the manner in which it is currently being conducted as of the date hereof and to own, lease and operate its properties and assets.
5.2.    Power and Authority. Each of the Buyer and the Buyer Parent has all requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the Buyer and the Buyer Parent of the Transactions, has been duly authorized by the Buyer and the Buyer Parent and no other action on the part of the Buyer or the Buyer Parent is necessary to authorize the execution and delivery by the Buyer and the Buyer Parent of this Agreement and the Ancillary Agreements to which it is a party or the consummation by the Buyer or the Buyer Parent of the Transactions. This Agreement and the Ancillary Agreements to which it is a party have been duly executed and delivered by the Buyer and the Buyer Parent and, assuming due and valid authorization, execution, and delivery hereof by the other parties hereto and thereto, constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.
5.3.    Authorization of Governmental Authorities. The execution and delivery by the Buyer and the Buyer Parent of this Agreement and the Ancillary Agreements to which it is a party does not, and the consummation by the Buyer and the Buyer Parent of the Transactions will not, require any Order, Consent or Permit of, or filing with or notification to, any Governmental Authority, except, in each case, for (a) the filings under the Competition and FDI Laws and the expiration of all applicable waiting periods and the approvals, Consents and waivers that are listed in and covering the matters described in Exhibit D and (b) such matters which would not have a material adverse effect on the ability of the Buyer to timely consummate the Transactions when required under this Agreement or any Ancillary Agreement.
5.4.    Non-contravention. None of the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party, or the consummation of the Transactions will (with or without the giving of notice or the lapse of time or both) (a) violate any provision of the Organizational Documents of the Buyer or the Buyer Parent, (b) violate any Legal Requirement applicable to the Buyer or the Buyer Parent, (c) result in a breach of, constitute a default under, result in the termination of or a right of termination or cancellation under, or create in any Person the right to accelerate, terminate, modify, cancel, revoke or exercise any other material right or remedy under, or require any Consent under, any Contract to which the Buyer or the Buyer Parent is a party, or (d) result in the creation of any Encumbrance upon any material properties or assets of the Buyer or the Buyer Parent, except, in the case of clauses (c) or (d) for such matters which would not have a material adverse effect on the ability of the Buyer to timely consummate the Closing and the Transactions when required under this Agreement or any Ancillary Agreement.
5.5.    Litigation. There are no Actions pending or threatened in writing against the Buyer or the Buyer Parent which would materially and adversely affect the Buyer’s performance under this Agreement or to timely consummate the Closing and the Transactions when required under this Agreement or any Ancillary Agreement.
5.6.    Availability of Funds. The Buyer will have on the Closing Date access to immediately available funds sufficient to enable it to pay the Closing Consideration that is payable in cash at the Closing and to satisfy its other obligations required to be satisfied as of and after the Closing and to pay all of its related fees and expenses.
5.7.    Acquisition for Investment. The Transferred Interests to be acquired by the Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the Buyer will not offer to sell or dispose of the Transferred Interests so acquired by it in violation of any of the registration requirements of the Securities Act or any applicable state or other Legal Requirement. The Buyer has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of this Agreement and the Transactions. The Buyer acknowledges that it has been afforded: (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Representatives of the Seller and the Target Entities concerning the merits and risks of investing in the Target Entities; (b) access to information about the Target Entities, their results of operations, financial condition, and cash flows, and their business generally, in each case, sufficient to the Buyer’s satisfaction to enable the Buyer to evaluate whether or not to proceed with the execution and delivery of this Agreement and the consummation of the Transactions; and (c) the opportunity to obtain such additional information that the Buyer believes is necessary to make an informed investment decision with respect to the execution and delivery of this Agreement and the consummation of the Transactions. The Buyer is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.
5.8.    No Brokers. No Person is or may be entitled to a broker’s commission, finder’s fee, advisor’s fee or similar payment from the Seller, any Target Entity, or any of their respective Affiliates in connection with this Agreement or the Transactions as a result of any arrangement or undertaking entered into by, or on behalf of, the Buyer or its Affiliates.
5.9.    CFIUS Foreign Person Status, etc. The Buyer is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). The Buyer is not controlled by a “foreign person,” as defined in the DPA. The Buyer is not a “foreign government investor” as defined in the Australian FDI Act.
5.10.    Due Diligence Review.
5.10.1.    The Buyer acknowledges and agrees that it has conducted, and completed to its satisfaction, such investigations of the Business, the Advisory Clients, and the Target Entities as it deems necessary and appropriate, and has been furnished or made available to it, the

Affiliates of the Buyer, any of their respective Representatives, or any other Person for their benefit, information that it has requested from the Seller, the Target Entities or their Affiliates, or their respective Representatives in connection with the execution and delivery of this Agreement and the consummation of the Transactions. The Buyer further acknowledges and agrees that no Affiliate of the Seller is making any representations or warranties whatsoever express or implied, at law or in equity, and the Buyer acknowledges and agrees that. In making the decision to enter into this Agreement and to consummate the Transactions, other than reliance on the representations and warranties of the Seller contained in Article 4 of this Agreement, the Buyer acknowledges and agrees that it has relied solely on its own independent investigation, analysis, and evaluation of the Business, the Advisory Clients and the Target Entities. The Buyer further acknowledges and agrees that no Affiliate of the Seller, nor any of its Representatives, nor any other Person has made any representation or warranty, express or implied, at law or in equity, as to the accuracy or completeness of any information regarding the Target Entities or their business, or the Transactions, other than those expressly set forth in Article 4 of this Agreement.
5.10.2.    In connection with the Buyer’s investigation of the Target Entities and their business, the Buyer has received from or on behalf of the Seller and the Target Entities certain estimates, projections, and other forecasts and plans, including projected statements of operating revenues and income from operations of the Business. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, and other forecasts and plans, that the Buyer is familiar with such uncertainties, and that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, and other forecasts and plans so furnished to it (including the reasonableness of the disclosed assumptions underlying such estimates, projections, and other forecasts and plans). Accordingly, neither the Seller, nor any of its Affiliates (including the Target Entities), nor any other Person makes any representations or warranties whatsoever with respect to such estimates, projections, or other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, and plans). Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall relieve any Person of any liability for Actual Fraud.
5.11.    Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 5 OR ANY ANCILLARY AGREEMENT, THE BUYER MAKES NO OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, REGARDING THE BUYER, ITS AFFILIATES, THIS AGREEMENT, THE TRANSACTIONS, OR ANY INFORMATION FURNISHED OR MADE AVAILABLE TO THE SELLER, THE SELLER PARENT, THEIR RESPECTIVE AFFILIATES, ANY OF THEIR RESPECTIVE REPRESENTATIVES, OR ANY OTHER PERSON FOR THEIR BENEFIT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 5 OR ANY ANCILLARY AGREEMENT, THE BUYER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR, OR ANY USE BY THE SELLER, THE SELLER PARENT, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF, ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE SELLER, THE SELLER PARENT, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS AGREEMENT SHALL RELIEVE ANY PERSON OF ANY LIABILITY FOR ACTUAL FRAUD. EACH REPRESENTATION AND WARRANTY IN THIS ARTICLE 5 IS GIVEN INDEPENDENT EFFECT SO THAT IF A PARTICULAR REPRESENTATION AND WARRANTY PROVES TO BE INCORRECT OR IS BREACHED, THE FACT THAT ANOTHER REPRESENTATION AND WARRANTY CONCERNING THE SAME OR SIMILAR SUBJECT MATTER IS CORRECT OR IS NOT BREACHED,

WHETHER SUCH OTHER REPRESENTATION AND WARRANTY IS MORE GENERAL OR MORE SPECIFIC, NARROWER OR BROADER OR OTHERWISE, WILL NOT AFFECT THE INCORRECTNESS OR BREACH OF SUCH PARTICULAR REPRESENTATION AND WARRANTY.
6.    COVENANTS.
6.1.    Operation of the Business.
6.1.1.    From and after the Signing Date and prior to the Closing or, if applicable, the date on which this Agreement is earlier terminated pursuant to Section 9.1 (the “Termination Date” and such period, the “Interim Period”), and except (a) as may be required by applicable Legal Requirements, as may be expressly required or contemplated by this Agreement (including the Reorganization) or as disclosed on Section 6.1.1 of the Disclosure Letter, (b) with the consent in writing of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or (c) as may be expressly required or contemplated by another provision of this Agreement, the Seller shall cause: (i) the Business Group Companies and the Advisory Clients and their controlled Affiliates controlled by the Seller to conduct the Business in the ordinary course and consistent with past practice; (ii) the Business Group Companies and the Advisory Clients and their controlled Affiliates controlled by the Seller to conduct the Business in accordance with applicable Legal Requirements in all material respects; (iii) the Business Group Companies and the Advisory Clients and their controlled Affiliates controlled by the Seller to use commercially reasonable efforts to, in relation to the Business, preserve their tangible and intangible assets, Material Contracts and Permits, and their present relations with their Advisory Clients and their controlled Affiliates, suppliers, officers and investment professionals, Governmental Authorities, and other key business relations, and (iv) use commercially reasonable efforts to maintain in full force and effect insurance coverage in relation to the Business comparable in scope and amount as in effect on the Signing Date.
6.1.2.    Without limiting Section 6.1.1, during the Interim Period, except as may be required by applicable Legal Requirements or as disclosed on Section 6.1.1 of the Disclosure Letter, with the prior written consent of the Buyer, or as may be expressly required or contemplated by any provision of this Agreement (including the Reorganization), the Seller shall ensure that none of the Business Group Companies shall:
(a)    enter into any line of business unrelated in any material respect to the Business as conducted by the Business Group Companies as of the Signing Date;
(b)    adopt, or cause any Advisory Client to adopt, any amendments to its Organizational Documents;
(c)    adopt, or cause any Advisory Client to adopt, a plan or agreement of complete or partial liquidation, dissolution, or merger or otherwise consolidate, amalgamate, liquidate, merge, or engage in any similar transaction;
(d)    (i) sell, transfer, lease, license, offer to sell, abandon, assign, permit an Encumbrance (other than Permitted Encumbrances) to be incurred on, permit to lapse, or otherwise dispose of any material Target Entity Intellectual Property or material Intellectual Property used in the Business (other than (A) items of Intellectual Property expiring at the end of their maximum statutory terms and (B) non-exclusive licenses of Intellectual Property granted by a Target Entity to its customers or contractors in the ordinary course of business), (ii) disclose any Trade Secrets used in the Business other than pursuant to an agreement or other binding obligation requiring each Person to whom the disclosure was made to maintain the confidentiality of such Trade Secrets and not use such Trade Secrets other than in connection with the Business, or (iii) make any material adverse change to (A) the operation and security of the Technology Systems or (B) the policies and procedures with respect to Personal Information relevant to the Business, except as required by (X) applicable Legal Requirements, or (Y) Data Security Requirements;
(e)    (i) cancel, amend, modify, terminate, or grant a waiver of any material rights (including any provision relating to fees or expenses) under any Material Contract or with respect to any of the Carry Units or Carried Interests related thereto, other than (A) terminations pursuant to the terms of any Material Contract as in effect on the Signing Date or (B) cancellations, amendments, modifications, terminations or waivers in the ordinary course of business, (ii) enter into any Contract that would satisfy the definition of Material Contract if in effect on the Signing Date or (iii) cause any Advisory Client thereof to take any of the actions described in the foregoing clauses (i) and (ii);
(f)    increase the compensation or consulting fees, bonus, severance or termination pay or benefits payable or provided to any Continuing Employee, except as required by a Contract or Employee Plan, in each case, in effect as of the Signing Date and set forth in the Disclosure Letter, and except for increases to a Continuing Employee’s compensation of up to the lesser of (i) 10% of such Continuing Employee’s base salary and (ii) $20,000;
(g)    except as otherwise required by applicable Legal Requirements, negotiate, amend or modify, extend, or enter into any CBA, or recognize or certify any Union or group of employees as the bargaining representative for any employees;
(h)    implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, material salary or wage reductions, material work schedule changes or other such actions that would trigger any obligations under the WARN Act;
(i)    hire, engage, terminate (without cause), furlough or temporarily layoff any employee or other individual service provider of or to the Target Entities with annual compensation in excess of $250,000;
(j)    waive or release any (x) noncompetition, nonsolicitation or other restrictive covenant obligation in favor of any Business Group Company or Advisory Client, or (y) material nondisclosure, noninterference or nondisparagement obligation in favor of any Business Group Company or Advisory Client;
(k)    adopt, terminate, become a party to, commence participation in, or amend or modify any Target Entity Plan or any plan, program, arrangement, practice or agreement that would be a Target Entity Plan if it were in effect on the Signing Date, or accelerate the time of payment, vesting or funding of any compensation or benefits provided under any Target Entity Plan or other arrangement, in each case, in relation to the Business or any employee or individual independent contractor of any Business Group Company and except as required by applicable Legal Requirements or the terms of any Target Entity Plan;
(l)    grant any new awards, or amend or modify the terms of any outstanding awards to any Continuing Employee or individual independent contractor of any Business Group Company, under any Employee Plan;

(m)    (i) revoke or change any income or other material Tax election, adopt any material Tax election inconsistent with past practice, change any method of Tax accounting, (ii) prepare any Tax Returns in a manner which is materially inconsistent with the past practices of the applicable Target Group Members, Advisory Clients or any of their Affiliates with respect to the treatment of items on such Tax Returns, (iii) incur any material liability for Taxes other than in the ordinary course of business, (iv) file any amended Tax Return or claim for refund of Taxes, (v) consent to any extension or waiver of the limitation period applicable to any Action or assessment in respect of material Taxes payable by any Target Group Member, Advisory Client or any of their Affiliates (other than an extension in connection with extensions of the due date for filing Tax Returns), (vi) settle any claim relating to Taxes, or (vii) enter into any Contract with a Governmental Authority relating to Taxes of the Target Group Members, Advisory Clients or any of their Affiliates;
(n)    (i) change any accounting principles or practices from those employed in the preparation of the Financials except as required under the Accounting Principles or (ii) revalue any assets of any Target Group Member (including the write-off of accounts receivable) other than in the ordinary course;
(o)    release, assign, settle or compromise any Action relating to any Target Group Member or Advisory Client in each case, (i) involving rights or payments (or related rights or payments) in excess of $250,000 in the aggregate, (ii) imposing material conditions on, or material changes or restrictions relating to the business or operations of any Target Group Member or Advisory Client following the Closing, or (iii) responding to any material, non-routine inquiry of a Governmental Authority without providing the Buyer reasonable advance notice of such proposed response and an opportunity to consult;
(p)    take any action that would reasonably be expected to result in the representations and warranties set forth in Section 4.12.2 not to be true and correct in all material respects as of the Closing;
(q)    change the fiscal year of any Target Group Member; or
(r)    agree or commit to take or otherwise cause any of the foregoing actions.
6.1.3.    Without limiting Section 6.1.1, during the Interim Period, except (x) as may be required by applicable Legal Requirements or as may be expressly required or contemplated by this Agreement (including the Reorganization or as described in Section 6.1.1 of the Disclosure Letter), or (y) with the consent in writing of the Buyer, the Seller shall ensure that none of the Target Group Members shall:
(a)    issue, grant, sell, transfer, encumber, or otherwise dispose of, permit an Encumbrance (other than Permitted Encumbrances) to be incurred on, redeem, acquire, or authorize the issuance, grant, sale, transfer, Encumbrance (other than Permitted Encumbrances) or other disposition of, redemption or acquisition of, any of its Capital Stock;
(b)    acquire (by merger, consolidation, acquisition of stock or assets, or otherwise) any corporation, partnership, or other business organization or Person or business or division thereof, other than investments on behalf of an Advisory Client in the ordinary course of business;

(c)    make any investment in another Person other than investments on behalf of an Advisory Client to conduct the Business in the ordinary course;
(d)    incur, issue, amend, extend or renew any Debt of the Target Group;
(e)    make any loans or advances to any Person other than loans on behalf of an Advisory Client to conduct the Business in the ordinary course, provided that, except for investments, loans and advances pursuant to Contracts, commitments and arrangements entered into before the Signing Date, any investment by a Target Group Member in a borrower with operations in the United States shall be considered outside of the ordinary course;
(f)    grant or permit any Encumbrance (other than Permitted Encumbrances) on any of their respective assets;
(g)    make or incur any capital expenditures or purchase obligations requiring payments following the Closing that cannot be canceled without financial penalty upon notice of 60 days or less; and
(h)    (i) effect any recapitalization, reclassification, split, reverse split, subdivision or similar transaction with respect to any of its Capital Stock or (ii) declare, set aside or establish a record date with respect to any dividend or other distribution on or in respect of any of the Capital Stock that is payable after the Closing Date.
6.1.4.    Notwithstanding the foregoing, nothing in this Agreement, including this Section 6.1, shall forbid the Seller, the Seller Parent or any Business Group Company from, or otherwise require any consent of the Buyer for any Infrastructure Equity Fund Distributions or distributions or dividends of management fees prior to the Closing Date.
6.2.    Commercially Reasonable Efforts.
6.2.1.    During the Interim Period, subject to the other provisions of this Agreement, each of the Seller and the Buyer shall, and shall cause each of their Controlled Affiliates to, use its commercially reasonable efforts to take promptly, or cause to be taken promptly, all reasonable actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable on its part under this Agreement to consummate and make effective the Transactions. Such actions include preparing and filing all documentation to effect all notices, reports, and other filings and obtaining all Consents, Permits, and Orders necessary to be obtained from any third-party (including any Governmental Authority), and all actions the Seller or the Buyer consider reasonably necessary or desirable, in order to consummate the Transactions (including to satisfy any Legal Requirements in connection with the Transactions). Notwithstanding the foregoing, except as otherwise set forth in this Agreement, in no event shall the Buyer, the Seller, any Business Group Company or any of their respective Affiliates be required to pay, or agree to pay, any fee, penalty or other consideration, in each case which is material in amount, to any Person for any such Consent, Permit, or Order.
6.2.2.    Without limiting the generality of Section 6.2.1, the Seller and the Buyer agree to (i) make or cause to be made an appropriate filing required under any applicable Legal Requirements with respect to the transactions contemplated hereby as soon as practicable, and the Buyer, on the one hand, and the Seller, on the other hand, shall each bear its own costs and expenses incurred in connection with such filings, and (ii) use its reasonable best efforts to respond at the earliest practicable date to any requests for additional information made by any

Governmental Authority. Neither the Seller nor the Buyer will directly or indirectly extend any waiting period under any Competition and FDI Laws or enter into any Contract with a Governmental Authority to delay or not to consummate the transactions contemplated hereby except with the prior written consent of the other party. Nothing in this Agreement, including Section 6.2.1, shall require the Buyer or any of its Affiliates (disregarding, for the purposes of this Section 6.2.2, clause (b) of the second sentence of the definition of Affiliate) to:
(a)    proffer to, agree to, or sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Closing, any assets of the Buyer, the Target Group or any of their respective Affiliates (or consent thereto);
(b)    proffer to, agree to or implement any material changes in (including through a licensing arrangement), or any restrictions on or other impairment of, the Buyer’s ability to use, own, operate or take any other actions with respect to any assets of the Buyer, the Target Group or any of their respective Affiliates or the Buyer’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the Capital Stock of the Target Group and equity and debt securities held directly or indirectly by the Target Group; or
(c)    take any action to overturn, defend against or oppose any action by any Governmental Authority to prohibit the Transactions or prevent consummation of the Transactions prior to the End Date.
6.2.3.    Without limiting Section 6.2.1 or Section 6.2.2, the Seller and the Buyer shall, as promptly as reasonably practicable following the Signing Date, use its reasonable best efforts to obtain all approvals, Consents and waivers that are listed in and covering the matters described in Exhibit D, including to make or cause to be made all pre-Closing notifications and other filings and elections required of each of them with all applicable Governmental Authorities, set forth on Section 7.1.1 of the Disclosure Letter. In particular, the Seller shall, as promptly as reasonably practicable following the Signing Date and with the support and assistance of the Buyer, use its reasonable best efforts to make or cause to be made all pre-Closing notifications and other filings and elections required with the Commission de Surveillance du Secteur Financier in order to get all required approval from the Commission de Surveillance du Secteur Financier for the replacement of the members of the board of managers of any Target Entity and the assignment of Existing Advisory Contracts.
6.2.4.    Without limiting Section 6.2.1 or Section 6.2.2, each of the Seller and the Buyer shall, and shall cause each of its Controlled Affiliates to, use its commercially reasonable efforts to take or cause to be taken all actions reasonably necessary, including to respond promptly and reasonably to any inquiries or requests for information from Governmental Authorities, and to obtain any clearance, waiver, approval, or authorization required under any applicable Legal Requirements, in each case, in order to consummate the Transactions.
6.2.5.    Each of the Seller and the Buyer shall, and shall cause each of its Controlled Affiliates to, subject to applicable Legal Requirements (a) promptly notify the other Parties of any material communication to that Party or any of its Affiliates from any Governmental Authority with respect to this Agreement and the Transactions and provide an appropriate response to any such communication from any Governmental Authority, (b) permit the other Parties to review in advance any proposed substantive communication to any Governmental Authority and consider in good faith any comments to such communication, (c) not agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation, or other inquiry with respect to this Agreement and the Transactions unless it consults with the other Party in advance, provides reasonable prior notice of the meeting or discussion, and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat, in each case, to the extent practicable, (d) furnish the other Party with copies of all substantive written correspondence, filings, and communications between it and its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions, and (e) furnish the other Parties with such information and assistance as the other Parties may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Authorities in connection with this Agreement and the Transactions. Notwithstanding the foregoing, (i) all such materials may be redacted as reasonably necessary to (A) protect legally privileged materials, (B) remove references concerning valuation and (C) comply with reasonable confidentiality concerns, contractual arrangements and applicable Legal Requirements; and (ii) each Party may designate any non-public information provided to any Governmental Authority as restricted to “Outside Counsel” only, in which case any such information shall not be shared with employees, officers or directors or their equivalents of the other Parties without approval of the Party providing the non-public information.
6.3.    Press Releases and Public Announcements.
6.3.1.    The initial public announcements or disclosures regarding the Transactions shall be separate press releases of (a) the Buyer (or an Affiliate thereof) and (b) the Seller Parent (or an Affiliate thereof). Each Party: (i) shall provide, to the extent practicable, an opportunity to the other Party to review and comment on such a draft press release or other announcement at least three Business Days (or such shorter practicable period) in advance of such press release being made, (ii) shall give reasonable consideration to all reasonable comments suggested thereto by the other Party, and (iii) shall cooperate with the other Party on the timing of such press release to address the applicable rules or regulations of any securities exchange upon which the securities of such other Party are listed or traded. Thereafter, no Party nor any of its Affiliates shall issue any press release or make any public announcement or disclosure relating to this Agreement or the Transactions without the prior written approval of the Seller and the Buyer, not to be unreasonably withheld, conditioned or delayed; provided that any Party: (A) may issue any such press release or make such public announcement or disclosure that it believes in good faith it is required to make under applicable Legal Requirements (including as required or advisable by any securities exchange or the Exchange Act), (B) may respond to any requests for information or inquiries from any Governmental Authority, (C) may provide any Person with previously mutually agreed upon public communications, and (D) may discuss this Agreement or the Transaction with investors (including on earnings calls), so long as such discussion is consistent with information that has been previously publicly disclosed or consistent with talking points previously agreed upon by the Buyer and the Seller.
6.3.2.    In connection with any public announcement or disclosure relating to the announced transactions involving Angel Trains or ESVAGT, the Seller (i) shall provide, to the extent practicable, an opportunity to the Buyer to review and comment on such a draft press release or other announcement at least three Business Days (or such shorter practicable period) in advance of such press release being made, (ii) shall give reasonable consideration to all reasonable comments suggested thereto by the Buyer, and (iii) shall cooperate with the Buyer on the timing of such press release to address the applicable rules or regulations of any securities exchange upon which the securities of the Buyer Group are listed or traded.
6.4.    Access to Information.
6.4.1.    Subject to applicable Legal Requirements, from and after the Signing Date and prior to earlier of the Closing and the Termination Date, the Business Group Companies shall, upon reasonable prior written notice from the Buyer, permit the Buyer and its Representatives to have reasonable access during normal business hours to the books and records, Contracts and financial and operating data of the Business Group Companies, in each case to the extent relevant to the Business and the Transactions. The Buyer agrees that any such investigation shall be conducted in such a manner not to interfere unreasonably with the operations of the Seller or the applicable Business Group Company. Notwithstanding the foregoing, the Buyer and its Representatives shall not be permitted to have access to (a) individual performance or evaluation records, medical histories, personally-identifiable information, or other information, in each case, in violation of applicable Legal Requirements, (b) information that is subject to attorney-client privilege, or (c) information that a Business Group Company is required to keep confidential pursuant to the terms of any Contract by which such Business Group Company is bound. Notwithstanding the foregoing, the Seller and the Seller Parent shall reasonably cooperate with the Buyer in any reasonable arrangement proposed by the Buyer which would allow access to any of the materials referred to in the prior clauses (a) through (c) and which do not violate or which would preserve, as applicable, Legal Requirements, privileges, or confidentiality obligations. Prior to the earlier of the Closing Date and the Termination Date, the Seller shall use commercially reasonable efforts to cause the Business Group Companies’ Representatives to reasonably cooperate with the Buyer and its Representatives to facilitate the access of the Buyer pursuant to this Section 6.4.1. In no event shall the Buyer or any of its Affiliates or Representatives contact any Advisory Client, customer, supplier, financing source, or other business relation of the Seller, the Target Entities, or any of their respective Affiliates with respect to the Transactions without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary set forth in this Agreement, none of the Buyer nor any of its Affiliates nor any of their respective Representatives shall be required to obtain consent for any communication: (i) with any Person that is also a client of or investor in the Buyer, any of its Affiliates or any of its managed or sponsored investment vehicles, in each case with respect to such client relationship or investment, (ii) that is consistent with information that has been previously publicly disclosed or consistent with talking points previously agreed upon by the Buyer and the Seller or (iii) with any Person who (A) contacts the Buyer or any of its Affiliates unsolicited by the Buyer or its Affiliates or (B) acts as an adviser to or consultant for investors in funds managed or sponsored by the Buyer or its Affiliates, so long as in each such case such communication is not related to the Transaction.
6.4.2.    The Buyer shall, and shall cause its Representatives and Affiliates to, hold and treat in confidence all documents and information concerning the Seller, the Business Group Companies and their respective Affiliates furnished to the Buyer or its Representatives in connection with the Transactions in accordance with the confidentiality agreement, dated as of February 22, 2022, between the Buyer’s Affiliate, and the Seller Parent (the “Confidentiality Agreement”); provided that such documents and information are Confidential Information (as defined in the Confidentiality Agreement). Such Confidentiality Agreement shall remain in full force and effect in accordance with its terms and shall apply to the Buyer as if it were a party thereto until the earlier of the Closing and Termination Date, at which time it will terminate and be of no further force or effect solely insofar as it relates to the Target Entities or the Business. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, nothing will prevent the Buyer from making any customary disclosure relating to the Transactions to (a) current or potential clients or investors in investment vehicles managed by the Buyer or its Affiliates, potential insurers, or current or potential financing sources to the Buyer or its Affiliates, subject in each case to a binding confidentiality obligation from such Person, (b) as may be required pursuant to applicable Legal Requirements (including as required or advisable by any securities exchange), or (c) rating agencies or Governmental Authorities.
6.4.3.    Notwithstanding the foregoing, each Party (and each employee, Representative, or other agent of the Party) may disclose to any and all Persons who have a need to know, without limitation of any kind, the Tax treatment and Tax structure of, and Tax strategies relating to, the Transactions and any other document related to the Transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Party relating to such Tax treatment, Tax structure or Tax strategies.
6.4.4.    From and after the Signing Date and prior to the earlier of the Closing and the Termination Date, the Seller shall notify the Buyer of any material fund raising activities relating to the Advisory Clients, including any potential subscriptions from potential investors in such Advisory Clients and the amounts and material terms of any such proposed subscriptions. Upon the Buyer’s request, the Seller will consult with and consider in good faith any proposals by the Buyer regarding such fund-raising activities.
6.5.    Further Assurances. From time to time following the Closing, upon a Party’s written request, the Seller and the Buyer shall execute, acknowledge and deliver all such further conveyances and other instruments and documents, and do and take all such further actions, as may be reasonably necessary or appropriate to make effective the Transactions, including to effect the transactions relating to the Lease Obligations contemplated by Section 6.20.
6.6.    Fees and Expenses. Except as otherwise provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the Ancillary Agreements and the Transactions, and whether or not the Closing shall have occurred, (a) incurred by the Buyer shall be paid by the Buyer, and (b) incurred by a Seller Group Member including any Business Group Company (but in the case of any Target Entity, only prior to the Closing) shall be paid by the Seller.
6.7.    Exclusivity. During the Interim Period, the Seller and the Seller Parent shall not, and shall cause their respective Controlled Affiliates and Representatives not to, directly or indirectly, (a) accept, continue, respond to, solicit, initiate, or knowingly encourage any inquiry, proposal, or offer with respect to any Acquisition Proposal, (b) participate in any discussions or negotiations regarding an Acquisition Proposal with any Person, other than the Buyer and its Representatives, or furnish any information to any Person, other than the Buyer and its Representatives, in connection with or in respect of an Acquisition Proposal, or (c) enter into, or authorize the entry into, any binding letter of intent, binding agreement in principle, or definitive agreement or other Contract, arrangement or understanding with, or otherwise cooperate with any Person in connection with, any Acquisition Proposal. The Seller shall promptly (and in any event within twenty-four (24) hours after receipt thereof by any Seller Group Member or any of its Representatives) advise the Buyer of any Acquisition Proposal received by any Seller Group Member or any of its Representatives, including the material terms of, and the identity of the Person making, such Acquisition Proposal. Nothing in this Section 6.7 or in any other provision of this Agreement shall limit the ability of the Seller Parent or any of its Affiliates with respect to transactions involving the Seller Parent or any of its Affiliates (provided that such transaction does not delay or adversely affect the Seller’s ability to complete the Closing in any material respect).
6.8.    Assignment Consents.
6.8.1.    With respect to each Advisory Client listed on Exhibit A, the Seller shall, in accordance with applicable Legal Requirements and the applicable Existing Advisory Contracts and Fund Documents, use its reasonable best efforts to obtain, prior to the Closing, the necessary Assignment Consents to the Assignment of each Existing Advisory Contract listed on Exhibit C, Controlling Interest and each side letter listed on Exhibit A included in the Fund Documents, in each case, that is required to be obtained under this Agreement as a condition precedent to the Closing. In no event shall the Seller, any Target Entity, or any of their respective Affiliates be required to pay, or agree to pay, any fee, penalty, or other consideration to any Person for any such Assignment Consents or consents to effect the amended Fund Documents. Notwithstanding the foregoing sentence, in the event that a person requests payment of a fee, penalty, or other consideration for any such Assignment Consents or consents to effect the amended Fund Documents, the terms of the Consent Side Letter shall control. In connection with requesting or obtaining such Assignment Consents and other consents, in no event shall any Target Entity reduce (or agree to reduce) any fee payable by an Advisory Client pursuant to an Existing Advisory Contract or Fund Document or agree to any other modification of an Existing Advisory Contract or Fund Document or other inducement that would, in any case, adversely affect the economic value of such Advisory Client relationship or modify any other term, except as consented to or directed by the Buyer in writing.
6.8.2.    The Buyer shall, and shall cause its Affiliates to, cooperate with the Seller in taking the actions and obtaining the Assignment Consents described in Section 6.8.1. In connection with obtaining such Assignment Consents, the Seller shall provide to the Buyer for review and approval in advance of distribution (which approval shall not be unreasonably withheld, conditioned or delayed) the general forms of the consent notice. The Seller shall: (a) further keep the Buyer reasonably informed of the status of obtaining such Assignment Consents (including any conditions requested and providing copies of correspondence relating to such requests), (b) provide to the Buyer for review and comment in advance of distribution any other substantive notices or other substantive materials to be distributed by the Seller or any of its Subsidiaries to Advisory Clients in order to obtain such Assignment Consents, and (c) use its reasonable best efforts to consider and incorporate any such comments prior to distribution. Notwithstanding any other provision of this Agreement, prior to the Closing Date, neither the Buyer nor any of its Affiliates nor any of their respective Representatives may, directly or indirectly, contact, in writing or otherwise, any Advisory Client or any other Person who acts as an adviser to or consultant for any Advisory Client with respect to this Agreement or the Transactions without the prior written approval of the Seller (which approval shall not be unreasonably withheld, conditioned or delayed).
6.8.3.    Prior to the Closing Date, the Seller shall use its reasonable best efforts, in accordance with applicable Legal Requirements and the applicable Existing Advisory Contracts and Fund Documents, to obtain the Consents necessary under the Existing Advisory Contracts and Fund Documents (as applicable) of the Target Entities to effect the Transactions. The Buyer shall, and shall cause its Affiliates to, cooperate with the Seller in seeking the Consents described in this Section 6.8.3. In connection with obtaining such Consents, the Seller shall provide to the Buyer for review and approval in advance of distribution (which approval will not be unreasonably withheld, conditions or delayed) the proposed forms of amendment, waiver or consent. The Seller shall: (a) keep the Buyer reasonably informed of the status of obtaining such Consents (including any conditions request and providing copies of correspondence relating to such requests), (b) provide to the Buyer for review and comment in advance of distribution any other substantive notices or other substantive materials to be distributed by the Business Group Companies to investors in the Advisory Clients in order to obtain such Consents, and (c) consider and cooperate with the Buyer to incorporate any such comments prior to distribution. In no event shall the Seller, any Business Group Company, or any of their respective Affiliates be required to pay, or agree to pay, any fee, penalty, or other consideration to any Person for any such Consents.
6.9.    Post-Closing Access to Books and Records. The Buyer shall, and shall cause its Affiliates (including the Target Entities) to, afford the Seller, its Affiliates and their respective Representatives, upon reasonable advance notice, reasonable access during normal business hours to books and records of the Target Entities pertaining to the operation of the business of the Business Group Companies prior to the Closing Date for a period of five years following the Closing Date to: (a) facilitate preparation for, or the prosecution, defense or disposition of, any Action (other than among the Parties or their Affiliates, it being understood that in such circumstances the applicable Legal Requirements regarding discovery shall apply); (b) prepare and file any Tax Return or election relating to ownership or transfer of the Transferred Interests, or to the Business Group Companies, or to any audit by any taxing authority of any such returns; and (c) prepare and file other documents required by any Governmental Authority (including as may be required by any securities exchange or pursuant to the Exchange Act). Prior to any such access or assistance, any Person receiving such access or assistance shall enter into a reasonable confidentiality agreement with the disclosing party (or one of its Affiliates) on terms and conditions reasonably acceptable to the applicable parties. Notwithstanding anything to the contrary in this Agreement, the Seller and its Representatives shall not be permitted to have access to: (i) any information in violation of applicable Legal Requirements; (ii) information that is subject to attorney-client privilege; (iii) information that a Target Entity is required to keep confidential pursuant to the terms of any Contract, or (iv) competitively sensitive information. The Buyer shall reasonably cooperate with the Seller in any reasonable arrangement proposed by the Seller that would allow access to any of the materials referred to in the clauses (i) through (iv) of the prior sentence and that do not violate or that would preserve, as applicable, Legal Requirements, privileges, or confidentiality obligations. The Buyer shall not, and shall cause its Affiliates (including the Target Entities) not to, destroy, alter, or dispose of any material books and records of the Target Entities relating to the matters set forth in the first sentence of this Section 6.9 for a period of six years following the Closing Date.
6.10.    Tax Matters.
6.10.1.    Tax Returns. The Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target Entities (and any other Target Group Members with respect to which any Target Entity or the Seller has control) for the Pre-Closing Tax Period (other than any Straddle Period), and the Seller shall pay or cause to be paid, as applicable, all Taxes shown as due on such Tax Returns. All such Tax Returns filed by the Seller shall be prepared in a manner consistent with the past practice and custom of the applicable Target Group Members to the extent consistent with applicable Legal Requirements. The Seller shall provide the Buyer with completed drafts of any such Tax Returns that are filed after the Closing Date for the Buyer’s review and comment at least sixty (60) days prior to the due date for filing thereof and shall consider in good faith any changes reasonably requested by the Buyer prior to filing such Tax Returns, provided that the Buyer provides any such comments within ten (10) days of receiving the draft Tax Returns; provided further that, for any such Tax Returns provided with respect to GST or VAT amounts, the Seller shall provide draft Tax Returns five (5) days prior to the due date for filing thereof and shall consider in good faith any changes reasonably requested by the Buyer within the two (2) Business Days subsequent to the provision of the draft Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target Entities (and any other Target Group Members with respect to which any Target Entity or the Buyer has control) for Straddle Periods that are required to be filed under applicable Legal Requirements. All such Tax Returns filed by the Buyer shall be prepared in a manner consistent with the past practice and custom of the applicable Target Group Members to the extent consistent with applicable Legal Requirements. The Buyer shall provide the Seller with completed drafts of any such Tax Returns for the Seller’s review and comment at least sixty (60) days prior to the due date for filing thereof and shall consider in good faith any changes reasonably requested by the Seller prior to filing such Tax Returns, provided that the Seller provides any such comments within ten (10) days of receiving the draft Tax Returns; provided further that, for any such Tax Returns provided with respect to GST or VAT amounts, the Buyer shall provide draft Tax Returns five (5) days prior to the due date for filing thereof and shall consider in good faith any changes reasonably requested by the Seller within the two (2) Business Days subsequent to the provision of the draft Tax Returns. Without the consent of the Seller (not to be unreasonably withheld, conditioned or delayed), the Buyer (i) shall not file any amended Tax Return for the Target Entities (or any other Target Group Members with respect to which any Target Entity or the Buyer has control) for any Pre-Closing Tax Period (other than for any Straddle Period), (ii) shall not make any Tax election with respect to such Target Group Members with retroactive effect to any Pre-Closing Tax Period (other than for any Straddle

Period), except that the Buyer, may make or cause to be made an election pursuant to Section 338(g) of the Code (or pursuant to any comparable provisions of U.S. state or local Law) with respect to the purchase of Transferred Interests in the non-U.S. Target Entities if in the reasonable determination of Seller such election would not result in material additional Tax to Seller, and (iii) shall not voluntarily approach any Governmental Authority regarding any Tax matters relating to such Target Group Members with respect to the Pre-Closing Tax Period (other than for any Straddle Period), solely in the case of clauses (ii) and (iii), to the extent it could reasonably be expected to adversely affect a material Tax liability of the Seller or result in an indemnification obligation of the Seller under this Agreement. The Buyer shall be responsible for the payment of all Taxes, including GST and VAT, and the preparation of all Tax Returns of the Target Entities (or any other Target Group Members with respect to which any Target Entity or the Buyer has control) for any taxable period beginning on or after the Closing Date.
6.10.2.    Tax Contests. After the Closing Date, the Buyer and the Seller, respectively, shall (and the Buyer shall cause the Target Entities to) inform the other Parties in writing of the commencement of any Action, claim, audit, investigation, examination, or other proceeding or self-assessment with respect to a Tax Return of any Target Entity (or any other Target Group Member with respect to which any Target Entity or the Buyer has control) for the Pre-Closing Tax Period (a “Tax Contest”). The Seller shall represent the interests of the Target Group Members in, and control, any and all Tax Contests for any Pre-Closing Tax Period (other than any Straddle Period); provided, that, (i) the Buyer shall have the right to participate in any such Tax Contest and to employ counsel at its own expense and choice, (ii) the Seller shall keep the Buyer reasonably informed of any such Tax Contest, (iii) the Seller shall consult with the Buyer regarding the conduct of, and any material positions taken in, any such Tax Contest, and (iv) the Seller shall not agree or consent to compromise or settle any such Tax Contest without the Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The Buyer shall represent the rights of the Target Group Members in, and control, any other Tax Contest; provided that for any portion of Tax Contests relating to a Straddle Period with respect to which the Seller may be required to make indemnification payments to the Buyer pursuant to Section 10.5, (i) the Seller shall have the right to participate in any such Tax Contest and to employ counsel at its own expense and choice, (ii) the Buyer shall keep the Seller reasonably informed of any such Tax Contest, (iii) the Buyer shall consult with the Seller regarding the conduct of, and any material positions taken in, any such Tax Contest, and (iv) the Buyer shall not agree or consent to compromise or settle any such Tax Contest without the Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed). In any Tax Contest in which either Party has the right to participate (but not control) pursuant to the foregoing provisions of this Section 6.10.2, the other Party shall use commercially reasonable efforts to provide such non-controlling Party the opportunity to participate in any material meetings or hearings with Tax Authorities. To the extent the Partnership Tax Audit Rules apply to any of the Target Entities (or any other Target Group Members with respect to which any Target Entity or the Buyer has control), the Buyer shall control the appointment and identity (including any changes) of the “partnership representative” (and of any “designated individual”) of the applicable entity for purposes of the Partnership Tax Audit Rules, and each Party shall reasonably cooperate (and cause their direct and indirect owners to cooperate) with the other Party in connection with the foregoing. Notwithstanding anything to the contrary herein, with respect to any Tax Contest involving any of the Target Entities (or any other Target Group Members with respect to which any Target Entity or the Buyer has control) with respect to which the Partnership Tax Audit Rules apply, the Party that serves as (and only to the extent it is permitted under applicable Legal Requirements and Organizational Documents to so serve) the “partnership representative” of the applicable entity under applicable Tax Law and Organizational Documents, shall cause such applicable entity to make the election under Section 6226(a) of the Code, unless such Party has obtained the prior written consent of the other Party not to make such an election.

6.10.3.    Cooperation. After the Closing, upon reasonable prior notice and to the extent commercially practicable, the Parties shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such Party) relating to the Target Group Members (including access to books and records, in any form or medium) as is reasonably necessary for the filing of all Tax Returns, making of any election related to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any Tax Contest or any other claim, audit, litigation, investigation, examination or other proceeding, with respect to Taxes or Tax Returns of or with respect to any of the Target Group Members for a Pre-Closing Tax Period, all in a manner consistent with this Agreement; provided, however, that nothing in this Section 6.10.3 or any other provision of this Agreement shall require any party to (a) waive any common law or statutory privilege or (b) to provide any information other than information relating exclusively to the Target Group Members. The Seller shall retain all documents that would reasonably be expected to relate to any Tax matter until the expiration of the applicable statute of limitations, taking into account any extensions thereof. From the date hereof until the Closing, the Seller agrees to use commercially reasonable efforts to cooperate, and direct its Representatives to use their commercially reasonable efforts to cooperate, in good faith with the Buyer and its Representatives in evaluating (including as part of the Buyer’s diligence) and implementing a tax-efficient acquisition and holding structure with respect to the Transferred Interests; provided that any such implementation is not reasonably expected to result in material Tax consequences to the Seller, any of its Affiliates, or any owners of the Target Group Members.
6.10.4.    U.S. Federal Income Tax Treatment with respect to the Transferred Interests. The Parties agree that, for U.S. federal (and, if applicable, state, local and non-U.S.) income tax purposes the Transactions shall be treated as a purchase of the Transferred Interests (or, where applicable, the underlying assets of the relevant Target Group Members) and any Existing Advisory Contracts. The Parties agree that, to the extent applicable and permitted under applicable Legal Requirements, items of income, gain, loss, deduction and credit of any Target Group Member in each case that is treated as a partnership for U.S. federal income tax purposes, for the taxable year that includes the Closing Date will be allocated for U.S. federal and applicable state and local income tax purposes using the “closing of the books” method as described in Section 706(d)(1) of the Code and Treasury Regulation Section 1.706-1(c) (and corresponding provisions of state or local Income Tax Legal Requirement where applicable) as of the end of day on the Closing Date.
6.10.5.    Purchase Price Allocation. For U.S. federal income Tax purposes, the Closing Consideration (as increased by any amounts treated as assumed liabilities for U.S. federal income Tax purposes and any other amounts treated as consideration for U.S. federal income Tax purposes) shall be allocated among the Transferred Interests (or, where applicable, the underlying assets of the relevant Target Group Members) and any Existing Advisory Contracts in accordance with their respective fair market values pursuant to an allocation schedule to be prepared in accordance with Sections 1060, 755 and 751 of the Code and the Treasury Regulations adopted thereunder (the “Purchase Price Allocation”) (it being understood that the Purchase Price Allocation will also set forth the Transferred Interests (or, where applicable, the underlying assets of the relevant Target Group Members) to which the First Earn Out Payment, the Second Earn Out Payment and the Catch-Up Payment (if any such payment is made) will be allocated).
6.10.6.     No later than 30 days after the Closing Date, the Buyer shall deliver a copy of their initial determination of the Purchase Price Allocation to the Seller, and the Seller shall cooperate with the Buyer in such preparation. If the Seller has any objection to the Purchase Price Allocation, the Seller shall deliver to the Buyer a statement setting forth its objections and suggested adjustments within 30 days from the delivery of the Purchase Price Allocation (an “Allocation Objections Statement”), and if the Seller does not so notify the Buyer within such 30 days the initial Purchase Price Allocation shall be final and binding on the Parties. The Buyer agrees to consider any objection set forth in the Allocation Objections Statement(s) in good faith. In the case the Buyer does not accept any of the objections of the Seller set forth on the Allocation Objections Statement, the Seller and the Buyer agree to attempt to resolve the dispute within 20 days after the Seller provides its objections. If any matter of such dispute is not resolved in this timeframe, the Seller and the Buyer shall submit such matter for resolution to the Arbiter. The Arbiter’s determination shall be final and binding on the parties. The costs of the Arbiter shall be borne equally (50/50) by the Buyer and the Seller. The Purchase Price Allocation shall be adjusted from time to time to reflect any adjustments to the Closing Consideration, as determined for Tax purposes in a manner consistent with this Section 6.10.6. Each Party shall file all U.S. federal (and applicable U.S. state and local) income Tax Returns consistently with the Purchase Price Allocation as finalized pursuant to this Agreement and shall not take any position that is inconsistent with the Purchase Price Allocation, unless required by applicable Legal Requirements. The parties shall not treat the Seller as having made any payment to the Buyer for applicable Tax purposes in exchange for the Buyer assuming any liabilities under this Agreement (including in respect of deferred revenue or prepaid amounts) under the principles of James M. Pierce Corp. v. Commissioner, 326 F.2d 67 (8th Cir. 1964), and the Purchase Price Allocation determined hereunder shall be prepared in a manner consistent with such treatment. The Buyer and Seller shall cooperate in good faith to execute, or cause to be executed, such documents that are reasonably necessary to ensure that for U.S. federal income Tax purposes the consideration for each Transferred Interest will be treated as paid to the applicable Seller Group Member holding such Transferred Interest by the applicable Buyer Group Member purchasing such interest (for example, if all of the Closing Consideration is being paid to the Seller by the Buyer, but another Seller Group Member holds a Transferred Interest or another Buyer Group Member is intended to purchase such Transferred Interest, by causing such entities to enter into a letter of direction directing the Buyer to pay the applicable portion of the Closing Consideration (in order for such portion to be consistent with the Purchase Price Allocation as finally determined under the foregoing provisions of this Section 6.10.6) on behalf of such Buyer Group Member and the Seller to receive such portion of the Closing Consideration on behalf of such Seller Group Member).
6.10.7.    Allocation of Taxes for Straddle Periods. For purposes of this Agreement, in the case of any taxable period beginning on or before and ending after the Closing Date (a “Straddle Period”), the amount of Taxes of the Target Group Members or any of their respective Affiliates that is attributable to the applicable Pre-Closing Tax Period for Taxes that are property, ad valorem or similar Taxes assessed on a periodic basis will be deemed to be the amount of such Tax for the entire such Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes of the Target Group Members and Advisory Clients or any of their respective Affiliates that relate to the Pre-Closing Tax Period portion of a Straddle Period will be determined based on an interim closing of the books as of the end of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the applicable entity holds an interest will be deemed to terminate at such time); provided, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis. Notwithstanding the foregoing, for purposes of this Agreement, Taxes attributable to the Pre-Closing Tax Period shall exclude any Taxes resulting from actions taken outside the ordinary course of business after the Closing on the Closing Date. Notwithstanding the foregoing, any amounts with respect to property placed in service after the Closing Date shall not be treated as giving rise to any deductions, credits, exemptions or allowances with respect to any period ending on or prior to the Closing Date.
6.10.8.    Transfer Taxes. All documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording, and other similar Taxes,

fees, and costs, together with all interest thereon, penalties, fines, costs, additions to Tax and other additional amounts with respect thereto (“Transfer Taxes”), which may be imposed in connection with the Transactions other than the Reorganization, shall be borne equally between the Seller and the Buyer. The Parties will reasonably cooperate with each other to timely prepare, execute and file any Tax Returns for Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, and expenses associated with such preparation and filing shall be borne equally between the Seller and the Buyer.
6.11.    Contributions to Campaigns or Political Action Committees. During the Interim Period, the Seller will not permit the Target Entities to (or any other Business Group Company on behalf of the Target Entities to), and will use commercially reasonable efforts to require their respective “covered associates” to not, make any contributions to campaigns or political action committees without the prior written consent of the Buyer.
6.12.    Notice of Developments.
6.12.1.     During the Interim Period, the Seller shall, to the extent it obtains Knowledge of any of the following, give reasonably prompt written notice to the Buyer of (a) the resignation or termination of any officers of any Target Entity, (b) any notice from any Person alleging that the Consent of such Person is required in connection with the Transactions, (c) any material notice delivered to any Seller Group Member by any Governmental Authority in connection with the Transactions, (d) any Action commenced or threatened against any Seller Group Member or Advisory Client that would have been required to be disclosed in Section 4.6 or Section 4.13 if such Action had been commenced or been threatened prior to the Signing Date, (e) any Business Group Company or any of its directors, officers, parties, or members becoming (i) disqualified pursuant to Rule 506(d) of Regulation D under the Securities Act from making an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act or (ii) subject to any “bad actor” event specified in Rule 506(d)(1) or (f) the occurrence of any other Effect that has resulted in, or would reasonably be expected to result in, any of the Buyer’s conditions to the Closing becoming incapable of being satisfied or a material delay in the satisfaction of any such conditions.
6.12.2.    Notwithstanding anything herein to the contrary, the obligations to make any notification as set forth in this Section 6.12 shall not affect the representations or warranties of any Party or the conditions to Closing of any Party.
6.13.    Statutory Reports.
6.13.1.    The Seller shall prepare or cause to be prepared and file or cause to be filed all statutory reports for the Target Entities and Advisory Clients for calendar year 2022. The preparation of such statutory reports shall include the coordination and support of any required audits thereof. The Seller shall pay for all costs and expenses incurred in connection with the preparation of such statutory reports, except for the costs and expenses incurred by AMPCI UK and AMP Capital Asia Limited prior to the Closing (provided that, for the avoidance of doubt, such costs and expenses of AMPCI UK and AMP Capital Asia Limited that have not been paid prior to the Closing shall constitute Other Fund and Corporate Liabilities). All such statutory reports shall be prepared in a manner consistent with the past practice and custom of the Seller to the extent consistent with applicable Legal Requirements and this Section 6.13.
6.13.2.    If the Closing has occurred, then (i) the Seller shall provide the Buyer with completed final drafts of the statutory reports for calendar year 2022 for AMPCI UK and AMP Capital Asia Limited by no later than April 7, 2023 for the Buyer’s review and comment and (ii) the Seller shall consider in good faith any changes reasonably requested by the Buyer prior to filing any such statutory reports, provided that the Buyer requests such changes by April 17, 2023.
6.13.3.    Promptly following the date hereof, the Seller shall provide the Buyer with a complete list of the due dates of all statutory reports for calendar year 2022 for the Target Entities and Advisory Clients other than AMPCI UK and AMP Capital Asia Limited, the dates by which the Seller proposes to share completed final drafts of such statutory reports with the Buyer, and the dates by which the Seller proposes for the Buyer to request any changes to such completed final drafts. The Buyer shall promptly consider in good faith the dates proposed by the Seller and determine in good faith the dates by which the Seller shall be required to share completed final drafts of such statutory reports and by which the Buyer shall be required to request any changes to such completed final drafts. If the Closing has occurred, the Seller shall consider in good faith any changes reasonably requested by the Buyer prior to filing any such statutory reports, provided that the Buyer requests such changes by the deadlines agreed pursuant to this Section 6.13.3.
6.13.4.    After the Closing, the Parties shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such Party) relating to the Target Group Members (including access to books and records, in any form or medium) as is reasonably necessary for the preparation, review and filing of all statutory reports. Each of the Parties agrees to cooperate, and direct its Representatives to cooperate, in good faith with the other Parties and their Representatives in preparing, reviewing and filing the statutory reports.
6.14.    Non-Compete; Non-Solicit.
6.14.1.    The Parties acknowledge that following the Closing the Seller will continue to operate the Seller’s Retained Core Infrastructure Business which may, from time to time, be an owner or investor in various assets or funds owned and operated by the Buyer, and that the Buyer may, from time to time, be an owner or investor in various assets or funds owned and operated by the Seller. In addition, the Parties acknowledge that following the Closing, the Seller’s Retained Core Infrastructure Business and the Business acquired by the Buyer may, from time to time, jointly bid on core infrastructure investments or potentially competitively bid on various core infrastructure investments either directly for, or on behalf of, funds or separately managed accounts managed separately by either the Buyer’s or Seller’s businesses. During the three year period following the Closing (the “Restricted Period”), (i) the Seller, solely with respect to the Seller’s Retained Core Infrastructure Business, will not launch any new business directly or indirectly through any Controlled Affiliate, other than engaging in business activities and investments anywhere in the world similar in type to those existing in the Seller’s Retained Core Infrastructure Business as of the Closing Date; (ii) the Seller and the Seller Parent will not engage in, or assist others in, any business competitive with the Business as conducted by any Business Group Company (a “Competing Business”); or (iii) the Seller and the Seller Parent will not have an interest in any Person (other than the Seller, the Seller Parent, or the Buyer) that engages directly or indirectly in, or assist others in, a Competing Business in any capacity, including as a partner, shareholder, member, manager, employee, principal, agent, trustee or consultant. The foregoing will not prohibit (a) the Seller and Seller Parent (or any of their Affiliates) from owning, directly or indirectly, up to 5% of any class of equity securities on a securities exchange or quoted on an automated quotation system so long as none of the Seller, the Seller Parent or any of their Controlled Affiliates directly or indirectly participates in the management or control of the issuer of such securities or such issuer’s Affiliates; or (b) the acquisition following the Closing Date (whether pursuant to one transaction or pursuant to a series of related transactions) by the Seller, the Seller Parent or any of their respective Controlled Affiliates and thereafter the ownership and operation of a diversified business having, at the time of such acquisition, not more than 10% of its annual revenue (based on its latest annual financial statements) attributable to any activities comprising a Competing Business (provided that such Competing Business is fully divested within 12 months of completing any such acquisition and that the Seller, the Seller Parent and its Affiliates cease to engage in any Competing Business following such divestiture); or (c) except as provided in Section 6.14.1(i) above, the ownership or operation of the Non-Restricted Business. This restriction covers the world. Should the Seller separately divest all, or a majority of the Seller’s Retained Core Infrastructure Business on or following the Closing Date, this Section 6.14.1 (Non-Compete) would no longer apply to any third-party or third-parties acquiring the Seller’s Retained Core Infrastructure Business.
6.14.2.    During the Restricted Period, the Seller and the Seller Parent will not directly or indirectly (including through any Controlled Affiliate) whether for its own account or for the account of any other Person solicit, hire or engage in any capacity, encourage to terminate the employment or engagement of, endeavor to entice away from the Buyer, any member of the Target Group or any of their Affiliates, any employee who is, or was within the then most recent six-month period, employed by, or otherwise providing consulting or other similar services to, the Buyer, any member of the Target Group or any of the Affiliates. Notwithstanding the foregoing, this Section 6.14.2 does not prohibit the Seller or the Seller Parent (or their Affiliates) from employing, hiring or engaging any such employee where such employee approaches the Seller or the Seller Parent: (a) who has not been an employee of the Buyer, any member of the Target Group or any of their Affiliates for at least six months and whom none of Seller, Seller Parent or any of their Affiliates or Representatives, directly or indirectly, solicited following the date hereof; (b) as a result of general advertising, online advertising and social media not directed specifically at any such employee; (c) as a result of referrals from search firms, employment agencies, or other similar Persons, provided that such Persons have not been specifically instructed by the Seller, the Seller Parent or any of their respective Affiliates to solicit any such employee; or (d) as a result of the solicitation of any individual who was terminated by the Buyer or any of its Controlled Affiliates prior to such solicitation.
6.14.3.    During the Restricted Period, the Buyer and the Buyer Parent will not directly or indirectly (including through any Controlled Affiliate) whether for its own account or for the account of any other Person solicit, hire or engage in any capacity, encourage to terminate, endeavor to entice away from the Seller or any of its Affiliates, any Partner, Director or other investment professional who is, or was within the then most recent three-month period, employed by, or otherwise providing consulting or other similar services to, the real estate, infrastructure equity or advisory or arranging businesses of the Seller or any of its Affiliates. Notwithstanding the foregoing, this Section 6.14.3 does not prohibit the Buyer or the Buyer Parent (or their Affiliates) from employing, hiring, or engaging any such Partner, Director or other investment professional where any such Partner, Director or other investment professional approaches the Buyer or the Buyer Parent: (a) who has not been an employee of the Seller, any Seller Group Member or any of their Affiliates for at least six months and whom none of the Buyer, the Buyer Parent or any of their Affiliates or Representatives, directly or indirectly, solicited following the date hereof; (b) as a result of general advertising, online advertising and social media not directed specifically at any such Partner, Director or other investment professional; (c) as a result of referrals from search firms, employment agencies, or other similar Persons, provided that such Persons have not been specifically instructed by the Buyer, the Buyer Parent or any of their respective controlled Affiliates to solicit any such employees; and (d) the solicitation of any individual who was terminated by the Seller or any of its Affiliates prior to such solicitation.
6.14.4.    The Parties acknowledge that the restrictions contained in this Section 6.14 are reasonable and necessary to protect the legitimate business interests of the Parties and constitute a material inducement to the Parties to enter into this Agreement. If any covenant contained in this Section 6.14 should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable Legal Requirements in any jurisdiction, then any arbitrator or court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable Legal Requirements. The covenants contained in this Section 6.14 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
6.14.5.    The Seller and the Seller Parent acknowledge that a breach of this Section 6.14 would give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and agree that in the event of a breach of any such obligations, the Buyer shall be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond) in accordance with Section 12.11, in addition to any and all other rights and remedies that may be available to it in respect of such breach.
6.15.    Change of Name.
6.15.1.    Within 120 days after the Closing, the Buyer will cause each of the Target Entities whose name contains the word “AMP” to change its name to another name that does not use the word “AMP.”
6.15.2.    The Buyer, for itself and its Affiliates (including, after the Closing, the Target Entities), acknowledges and agrees that, except as set forth in this Section 6.15, from and after the Closing: (a) neither the Buyer nor any of its Affiliates shall have any right, title or interest in and to the name “AMP,” any goodwill in the name “AMP” or any Trademark incorporating the name “AMP” (including all registrations and applications relating thereto) (collectively and with the goodwill associated therewith, the “Retained Names and Marks”) and (b) neither the Buyer nor any of its Affiliates (including, after the Closing, the Target Entities) will have any rights in or to the Retained Names and Marks. Notwithstanding the foregoing, from and after the Closing, the Seller, on behalf of itself and the other Seller Group Members, hereby grants to the Buyer and its Affiliates (including the Target Group) a limited, non-transferable, sublicensable, irrevocable, royalty-free, fully paid-up, non-exclusive license to continue using and displaying (A) the Retained Names and Marks and (B) other Trademarks owned by the Seller Group that were used or displayed in connection with the Business or the operation of the Target Group in the 12-month period prior to the Closing ((A) and (B) collectively, the “Seller Marks”), in each case, for a period of 120 days beginning on the Closing Date (the “Transition Period”), in each case, in substantially the same manner as used in the Business prior to the Closing and subject to the brand guidelines generally-applicable to the Seller Group that are provided to the Buyer. Notwithstanding anything to the contrary elsewhere in this Agreement, nothing herein shall prevent, restrict or otherwise limit the Buyer or its Affiliates from (x) describing the historical relationship between the business of the Target Group and the Seller Group in a factually accurate manner, (y) making any use of Trademarks owned by the Seller Group after the Closing in a manner that would constitute “fair use” or that would otherwise not be prohibited under applicable Legal Requirements if such use were made by a third party, or (z) is required under applicable Legal Requirements.
6.15.3.    In the event that the Buyer and its Affiliates have used commercially reasonable efforts to cease use of the Seller Marks within the Transition Period, but are nonetheless unable to cease such use (e.g., because they have been unable to obtain any approval required by applicable Legal Requirements), the Buyer shall request in writing from the Seller an extension of the applicable Transition Period at least 10 days before the expiration of the applicable Transition Period, and the Seller shall consider such request reasonably and in good faith, and shall respond to the Buyer within such 10-day period regarding such request; provided that the Seller shall agree to grant at least one 60 day extension except to the extent prohibited by applicable Legal Requirements or if any such extension would raise material commercial risks for the Seller or its Affiliates.
6.16.    Preservation of Rights. The Buyer agrees that all rights to exculpation, indemnification, contribution and advancement of expenses existing as of the Signing Date in favor of each current and former director, partner, manager, officer or employee of the Target Entities and each person who served as a director, partner, manager, officer, trustee or other fiduciary of a pension or other employee benefit plan or another enterprise or other Person at the request or for the benefit of a Target Entity (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in any Target Entity’s Organizational Documents as in effect as of the Signing Date or in any agreement with a Target Entity as in effect as of the Signing Date Disclosed in the Data Room shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms. The Buyer shall cause each Target Entity to maintain in effect the exculpation, indemnification, contribution and advancement of expenses provisions of each Target Entity’s Organizational Documents as in effect on the Signing Date for a period of six years from the Closing Date, and the Buyer shall not, and shall cause each Target Entity not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party. All rights to indemnification, contribution or advancement of expenses in respect of any Action pending or asserted or any Claim made within such period shall continue until the disposition of such Action or resolution of such Claim. From and after the Closing Date, the Buyer shall cause each Target Entity, as applicable, to honor, in accordance with its respective terms, each of the covenants contained in this Section 6.16. The rights of each D&O Indemnified Party under this Agreement shall be in addition to, and not in limitation of, any other rights such person may have under the Organizational Documents of any Target Entity, any other indemnification arrangement, any Legal Requirement or otherwise. The provisions of this Section 6.16 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.16. If the Buyer, any Target Entity or any of their respective successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (b) transfers all or substantially all of its assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Buyer or such Target Entity, as the case may be, shall assume the obligations set forth in this Section 6.16 if not otherwise assumed by operation of law.
6.17.    Intercompany Agreements. Prior to the Closing Date, (except as set forth in Section 6.17 of the Disclosure Letter, specifically required by the terms of this Agreement or as otherwise mutually directed in writing by the Seller and the Buyer), the Seller shall cause the Target Entities to take all actions necessary to cause (a) all intercompany accounts, including accounts with any former Seller Group Member that was a Seller Group Member at any time during the Interim Period, to be paid in full or otherwise settled without further liability or obligation (contingent or otherwise) of any party thereto (except those related to transfer pricing agreements), (b) all participations in any cash pooling arrangement of the Target Entities to be terminated without any further force and effect, and (c) all other executory Contracts between any Target Group Member and any Seller Group Member (except for the Ancillary Agreements), or former Seller Group Member that was a Seller Group Member at any time during the Interim Period, to be terminated without any further force and effect. All liabilities under any such intercompany account or agreement that have not been fully repaid or discharged at or prior to the Closing shall terminate and be extinguished as of the completion of the Closing without the payment of any consideration or other action by any of the Parties or any other Person, and the Parties shall, and, after the Closing, the Buyer shall cause the Target Entities and the current and future Affiliates, equity holders, officers and controlling Persons of the Target Entities to, take all actions necessary or desirable to evidence such termination and extinguishment. If following the Closing, the Buyer or any of its Affiliates, on the one hand, or the Seller or any of its Affiliates, on the other hand, should receive any amounts that properly belong to the other party in accordance with the intentions of the Transactions, then such receiving Party will, and will cause its Affiliates to, promptly remit such amount to the Party entitled thereto.
6.18.    [Reserved]
6.19.    Use of Track Record. From and after the Closing, the Buyer and its Affiliates will own all right, title and interest in and to the Track Record and have the exclusive right to use the Track Record. From and after the Closing, none of the Seller or its Affiliates may use, reference, or otherwise in any way present (directly or indirectly) the Track Record in such Person’s marketing materials or otherwise without the prior written consent of the Buyer. The Seller will convey the ownership of the Track Record to the Buyer at the Closing. At the Closing and from time to time thereafter, upon the Buyer’s written request, the Seller will, and will cause its Affiliates to, execute, acknowledge and deliver all such further conveyances and other instruments and documents, and do and take all such further actions, as may be reasonably necessary or appropriate to make effective such conveyance.
6.20.    Lease Obligations. No later than the five (5) Business Days prior to the Closing, the Seller shall use its commercially reasonable efforts to either (i) cause the termination, effective as of the Closing Date, of, or (ii) have assumed, or have caused an Affiliate of the Seller to have assumed, all obligations under, every lease, sublease and other similar Contract for real property involving the Target Entities (the “Lease Obligations”). Notwithstanding the foregoing, the Seller shall take the actions set forth in Annex B.
6.21.    Reorganization. Between the Signing Date and the Closing Date, the Seller may enter into one or more transactions that constitute a part of the Reorganization. The Seller shall provide the Buyer with evidence, in a form reasonably satisfactory to the Buyer, of the completion of each of the steps comprising the Reorganization promptly after the occurrence of such step. Prior to effecting any of the transactions comprising the Reorganization, the Seller shall consult with the Buyer and specifically shall: (i) provide drafts (including material amendments thereof) of the documentation to be entered into effect any such transactions; and (ii) give consideration to any reasonable and timely comments made by the Buyer in respect of such documentation; and (iii) respond in a timely manner to any reasonable questions that the Buyer may have in relation to such documentation. The Buyer shall act reasonably and in good faith to consider such changes to the terms of the Reorganization as may be proposed in writing by the Seller and not unreasonably withhold, delay or condition their consent to or approval thereof provided that any consent or approval given by the Buyer to any such proposed to the Reorganization shall not prejudice any rights on indemnification of the Buyer hereunder (including any rights of indemnification of the Buyer arising pursuant to Section 10.1.1(e)).
6.22.    Carried Interest Payment.
6.22.1.    From time to time from and after the Closing, if there is any payment or distribution of Carried Interest or monies in respect thereof made by the SITE Funds or the Irish Infrastructure Funds to any Buyer Group Member on any date (each such date, a “Carry Payment Date”), then the Buyer shall pay, or cause a Buyer Group Member to pay, to Seller or a Seller Group Member designated by Seller in immediately available funds, an amount equal to the following: (i) the amount of Carried Interest or monies received in respect thereof by such Buyer Group Member on such Carry Payment Date, minus (ii) the amount of payments in respect of the Carried Interest which Buyer or a Buyer Group Member is required to pay to any Employee pursuant to a SITE Bonus Plan Assignment or an Award Agreement Assignment in respect of the receipt of such Carried Interest from the SITE Funds or the Irish Infrastructure Funds on such

Carry Payment Date, minus (iii) any Taxes incurred by the Buyer (or the applicable Buyer Group Member), net of any tax relief obtained by the Buyer (or the applicable Buyer Group Member) in respect of such Taxes, attributable to such Carried Interest or monies and distribution or payment thereof (each such payment to Seller or its designee on a Carry Payment Date, a “Carried Interest Payment”). The Buyer shall be required to pay each Carried Interest Payment within five Business Days of its receipt of the underlying Carried Interest.
6.22.2.    Until the Buyer shall have presented to the Seller, upon liquidation of each of the SITE Funds and the Irish Infrastructure Funds, copies of the final audit conducted for the SITE Funds or the Irish Infrastructure Funds, as applicable, the Buyer shall: (a) deliver or cause to be delivered to Seller (i) within 45 days after the end of each calendar quarter, an unaudited balance sheet, statement of operations, cash flows and changes in partners’ equity of the SITE Funds and the Irish Infrastructure Funds as of and for the period ending as of the end of such calendar quarter and (ii) within 90 days (or such longer period as may be provided in the Fund Documents) after the end of each year, an audited balance sheet, statement of operations, cash flows and changes in partners’ equity of the SITE Funds and the Irish Infrastructure Funds as of and for the period ending as of the end of such year; (b) not, and shall use its reasonable best efforts to cause the SITE Funds or the Irish Infrastructure Funds to not, without the prior written consent of the Seller, amend any of their respective Organizational Documents or Existing Advisory Contracts in respect of the SITE Funds or the Irish Infrastructure Funds listed on Exhibit C, in each case, in such a way that would adversely affect the Seller’s interest in the Carried Interest (pursuant to the terms of this Agreement), the making of the payments otherwise owed hereunder by the Buyer or the payments required by the SITE Funds or the Irish Infrastructure Funds pursuant to the terms of the Organizational Documents and Existing Advisory Contracts in existence as of the Signing Date; (c) provide and use its reasonable best efforts to cause the SITE Funds and the Irish Infrastructure Funds to provide such information, documents, certificates and records as the Seller may reasonably request to monitor compliance by the Buyer or any such Person with this Section 6.22; and (d) permit and use its reasonable best efforts to cause the SITE Funds and the Irish Infrastructure Funds to permit the Seller or any of its Representatives to review and examine the books and records of the SITE Funds and the Irish Infrastructure Funds during ordinary business hours and without undue delay or disruption in order to monitor compliance by the Buyer with this Section 6.22. The foregoing provisions hereof shall be subject to the confidentiality requirements contained in this Agreement and in the relevant Fund Documents. If there is any dispute or controversy as to compliance by the Buyer with this Section 6.22, the Buyer and the Seller shall attempt first to resolve such dispute or controversy within 15 days by means of discussions between such Parties with their respective legal counsel and, if any matter of such dispute or controversy is not resolved in this timeframe, the Seller and the Buyer shall submit such matter for resolution to the Arbiters. The Arbiters’ determination shall be final and binding on the parties. The costs of the Arbiters shall be borne equally (50/50) by the Buyer and the Seller.
6.22.3.    The Parties acknowledge that the intent and purpose of this Section 6.22 is to provide a fair and equitable framework for the payment of the Closing Consideration and to ensure that the Seller Group Members receive the same amounts of and maintain the same rights with respect to (including as to the timing of receipt of), the Carried Interest Payments that the Seller Group Members would be entitled to receive if the Seller Group Members continued to provide services pursuant to the underlying Existing Advisory Contracts. At the request of either Party, the Parties agree to reasonably cooperate as is reasonably necessary or desirable to achieve the foregoing purposes in a tax efficient manner. For the avoidance of doubt, the Seller agrees to reimburse AMPCI UK for the “clawback” of any payment or distribution of Carried Interest or monies in respect thereof made by the SITE Funds that AMPCI UK is required to remit and remits to the Seller, or a Seller Group Member designated by the Seller, in accordance with Section 6.22.1.

6.22.4.    Notwithstanding anything else to the contrary herein, the Buyer shall process Carried Interest Payments (in respect of each of the Advisory Clients) for Employees in international regions outside of Australia, and the Seller, on behalf of the Buyer, shall process Carried Interest Payments (in respect of each of the Advisory Clients) for Employees in domestic regions inside of Australia. For the purposes of Section 6.22, the definition of Employee shall include those names listed on Exhibit G-2, and the location of the Employees listed on Exhibit G-2 shall be determined by reference to the country listed next to the name of the Employee.
6.23.    Third Party Valuation Firm.
6.23.1.    No later than fifteen (15) days following December 31, 2022, the Seller shall prepare and deliver to the Buyer the Valuation.
6.23.2.    Notice of Objection. If the Buyer has any objections to the Valuation, it shall deliver to the Seller a Notice of Objection not later than twenty-five (25) days after its receipt of the Valuation (such twenty-five (25) day period, the “Valuation Review Period”). If the Buyer fails to deliver a Notice of Objection within the Valuation Review Period, the Valuation shall be deemed to have been accepted by the Buyer and shall be deemed final and binding upon all of the Parties.
6.23.3.    Selection of the Third Party Valuation Firm. Within the thirty (30) day period (or such longer period as may be agreed by the Buyer and the Seller) following the delivery of such Notice of Objection, the resolution of the Valuation shall be submitted to a third party valuation firm of recognized national standing in the United States as may be mutually selected by the Buyer and the Seller. If (A) such mutually selected independent valuation firm is not willing and able to serve in such capacity or (B) the Buyer and the Seller otherwise fail to appoint a valuation firm pursuant to the immediately preceding sentence within ten (10) Business Days after the expiration of the resolution period set forth in the immediately preceding sentence, then the Buyer shall deliver to the Seller a list of three (3) other valuation firms of recognized national standing and the Seller shall select one (1) of such three (3) valuation firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Third Party Valuation Firm”). The Seller and the Buyer shall execute any agreement reasonably required by the Third Party Valuation Firm for its engagement hereunder.
6.23.4.    Submission of Disputed Items. The Seller shall, promptly (but in any event within ten (10) Business Days) following the formal engagement of the Third Party Valuation Firm, provide the Third Party Valuation Firm (copying the other upon submission) access to all materials necessary or helpful to arrive at a fair net asset value of the Sponsor Capital as of the Valuation. There shall be no ex parte communications between the Seller (or its representatives) or the Buyer (or its representatives), on the one hand, and the Third Party Valuation Firm, on the other hand, relating to the Valuation and unless requested by the Third Party Valuation Firm in writing, no Party may present any additional information or arguments to the Third Party Valuation Firm, either orally or in writing.
6.23.5.    Third Party Valuation Firm’s Determination. The Third Party Valuation Firm shall be instructed to render its determination with respect to the Valuation as soon as reasonably possible (which the Parties agree shall not be later than forty-five (45) days following the formal engagement of the Third Party Valuation Firm). The determination of the Third Party Valuation Firm in accordance with this Section 6.23.5 shall be binding and final for purposes of this Agreement.
6.23.6.    Third Party Valuation Firm’s Fees and Expenses. The costs of the Third Party Valuation Firm shall be borne equally (50/50) by the Buyer and the Seller.

7.    CLOSING CONDITIONS.
7.1.    Mutual Closing Conditions. The respective obligations of each Party to consummate the Closing shall be subject to the fulfillment (or written waiver by both the Seller and the Buyer, if permissible under applicable Legal Requirements) at or prior to the Closing of the following conditions:
7.1.1.    All applicable Consents for the consummation of the Transactions required under the Legal Requirements listed on Section 7.1.1 of the Disclosure Letter shall have been obtained, and applicable waiting period under a Competition and FDI Law, listed on Section 7.1.1 of the Disclosure Letter, including any extensions of such waiting period, shall have expired and been terminated. Notwithstanding the foregoing, if an equity investment (or other investment) made by an Advisory Client in a particular jurisdiction would require a regulatory consent in such jurisdiction in advance of a change in control (or similar change) of such equity (or other investment) resulting from the Transactions, then, if permitted and reasonably practicable, the Parties will reasonably cooperate such that the control of each such particular investment (and no other assets) will not be transferred to the Buyer until after the Closing when such regulatory approvals have been obtained. In such case, the Parties will use commercially reasonable efforts to obtain such consents as promptly as reasonably possible, but will not delay the Closing if any such consent has not been obtained so long as the contractual arrangement contemplated by the preceding sentence is implemented.
7.1.2.    No Legal Requirement preventing, prohibiting, restraining, or enjoining the consummation of the Closing or the Transactions shall have been enacted after the Signing Date, and no temporary, preliminary, or permanent Order preventing, prohibiting, restraining, or enjoining the consummation of the Closing or the Transactions shall be in effect.
7.2.    Closing Conditions of the Buyer. The obligation of the Buyer to consummate the Closing shall be subject to the fulfillment (or written waiver by the Buyer, if permissible under applicable Legal Requirements) at or prior to the Closing of the following conditions:
7.2.1.    The Fundamental Representations of the Seller shall be true and correct in all but de minimis respects as of the Signing Date and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). The representations and warranties of the Seller set forth in Article 4 (in each case other than such representations and warranties that are Fundamental Representations) shall be true and correct (without giving effect to any materiality qualifiers, including “Material Adverse Effect”) as of the Signing Date and as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where any failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.
7.2.2.    Each of the Seller and the Seller Parent shall have performed in all material respects all of the covenants required to be performed by them under this Agreement at or prior to the Closing.
7.2.3.    Since the Signing Date, no Material Adverse Effect shall have occurred.
7.2.4.    All approvals, Consents and waivers that are listed in and covering the matters described in Exhibit D shall have been received, and executed counterparts thereof shall have been delivered to the Buyer at or prior to the Closing.

7.2.5.    The Seller shall have delivered, or cause to be delivered to the Buyer copies of consents and waivers from each Debt Provider consenting to the Transactions and waiving any breaches of, or any right to terminate or close out any obligations of, or require early repayment of any Debt owed to, such Debt Provider pursuant to, any Debt Document as a result of any Transaction, such consents and waivers to be in a form satisfactory to the Buyer. Each such Debt Document shall have been amended in a form satisfactory to the Buyer so as to remove any Seller Group Member (other than the Target Group Members) (each, a “Relevant Seller Group Member”) and (unless specified otherwise by the Buyer) any manager entity appointed by any such Relevant Seller Group Member as a party to any such document, and to remove any references in any such Debt Document to any Relevant Seller Group Member or (unless specified otherwise by the Buyer) any manager appointed by a Relevant Seller Group Member.
7.2.6.    The Seller shall provide, or cause to be provided, a properly-completed withholding exemption certificate compliant with Section 1445 and Section 1446(f) of the Code with respect to AMP Capital Investors (US) Limited.
7.2.7.    The Seller shall have fully performed the covenant required pursuant to Section 6.20.
7.2.8.    The conditions set forth in the Management Team Letter shall have been satisfied.
7.2.9.    The Buyer shall have received all items required to be delivered to the Buyer pursuant to Section 2.3.1 at or prior to the Closing.
7.3.    Closing Conditions of the Seller. The obligations of the Seller to consummate the Closing shall be subject to the fulfillment (or written waiver by the Seller, if permissible under applicable Legal Requirements) at or prior to the Closing of the following conditions:
7.3.1.    The representations and warranties of the Buyer set forth in Article 4 shall be true and correct (without giving effect to any materiality qualifiers, including “material adverse effect”) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where any failure of such representations and warranties to be so true and correct would not have a material adverse effect on the ability of the Buyer to consummate the Transactions;
7.3.2.    The Buyer shall have performed in all material respects all of the covenants required to be performed by it under this Agreement at or prior to the Closing; and
7.3.3.    The Buyer shall have delivered, or caused to be delivered, to the Seller counterparts to each Ancillary Agreement duly executed by the Buyer or an Affiliate of the Buyer (where such Person is a party to the Ancillary Agreement).
7.4.    Frustration of Closing Conditions. A Party may not rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.
8.    EMPLOYEES.
8.1.    For a period of nine months following the Closing Date, the Buyer shall, for each Continuing Employee, continue to (A) provide at least the same base salary or hourly wage rate and annual cash bonus opportunity as was provided to such Employee immediately prior to the Closing Date, (B) provide Employee Plans providing benefits that provide benefits substantially equivalent in the aggregate to those provided pursuant to the Target Entity Plans as of the date of this Agreement and provide other benefits that are substantially equivalent in the aggregate to those benefits provided to such Employees immediately as of the date of this Agreement under the Target Entity Plans; and (C) maintain or provide at least the level of severance benefits as set forth in Section 8.1 of the Disclosure Letter.
8.2.    The Buyer also agrees to honor the individual employment agreements set forth on Section 8.2 of the Disclosure Letter for the term of each such agreement. Any employment agreement entered into by a Continuing Employee in connection with the Closing shall contain a provision releasing the Seller and its Affiliates from all liabilities and Claims relating to their employment by a Target Entity, the Seller or any of its Affiliates, and a provision releasing the Buyer and its Affiliates from all liabilities and Claims relating to their employment by a Target Entity prior to the Closing Date.
8.3.    Beginning no later than six months following the Closing Date, the Buyer shall make available Employee Plans to Continuing Employees of the Target Entities on the same basis as other similarly situated employees of the Buyer.
8.4.    For purposes of any Employee Plan maintained for the benefit of Continuing Employees of the Target Entities at any time after the Closing Date, the Buyer shall give each such employee credit for service with the Target Entities prior to the Closing Date for eligibility to participate and vesting under all such plans, programs or arrangements, and for purposes of the accrual or calculation of the amount of any severance payments, vacation, sick and paid time off, except where doing so would cause a duplication of benefits. The Buyer shall (A) cause any and all pre-existing conditions (or actively at work or similar limitations), eligibility waiting periods and evidence of insurability requirements under any employee welfare benefit plans (including group health, life and disability plans) to be waived with respect to such employees and their eligible dependents and (B) use commercially reasonable efforts to provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year to the extent reflected in records provided to the Buyer for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any employee benefit plans, programs or arrangements in which they are eligible to participate after the Closing Date.
8.5.    The Seller and its respective Affiliates shall retain responsibility for all Liabilities accrued as of immediately prior to or on the Closing Date for employees or individual independent contractors of any Business Group Company with respect to the Seller Employee Plans, including all claims for benefits under the Seller Employee Plans.
8.6.    Effective as of the Closing, the Continuing Employees shall cease participation in all Seller Employee Plans, save for the fact that any Continuing Employee who holds AMP Capital Investors Limited share rights will continue to hold their share rights and the Continuing Employees will continue to be entitled to the compensation items listed in Section 8.10.
8.7.    Prior to making any written or oral communications to the employees of a Target Entity who will continue to be employed by a Target Entity immediately after the Closing Date, which such communication pertains to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, Seller shall provide the Buyer with a copy of the intended communication, the Buyer shall have a reasonable period of time to review and comment on the communication, and Seller shall consider any such comments in good faith. The Buyer will co-operate with the Seller on collective communications and engagement with the Continuing Employees.

8.8.    Set forth in Exhibit I attached hereto is a list of the Employees the Buyer has selected, as of the Signing Date, to be Continuing Employees. During the forty-five (45) day period following the Signing Date, the Buyer may add, but not remove without Seller’s written authorization, Employees from such list of Continuing Employees. Following the forty-fifth (45th) day after the Signing Date, the Buyer may not make any changes to such list of Continuing Employees without the written authorization of the Seller.
8.9.    Subject to Closing occurring, the Buyer shall indemnify, defend and hold harmless any Seller Indemnified Person from and against any and all Damages that any Seller Indemnified Person incurs or suffers in connection with, resulting from or arising out of any breach by the Buyer or any other Buyer Group Member of its statutory, contractual or other legal obligations to any Continuing Employee on or after the Closing Date, provided that the Buyer will not be responsible for any such obligations with respect to Employees who are not Continuing Employees (and Seller shall be solely responsible for (and indemnify Buyer against) all liabilities attributable to Employees who are not Continuing Employees as of the Closing) and any obligations in respect of the Seller Employee Plans shall remain the sole responsibility of the Seller.
8.10.    Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Employee Plan, (ii) prevent the Buyer, the Seller or any of their Affiliates from amending or terminating any of their benefit plans in accordance their terms, (iii) prevent the Buyer, the Seller or any of their Affiliates from terminating the employment of any Employee or (iv) create any third-party beneficiary rights in any Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Employee.
8.11.    From the Closing Date, the Buyer agrees to pay to each Continuing Employee, subject to applicable withholding Taxes: (i) the respective 2022 Guaranteed Annual Bonus, if any, on or before March 2023 subject to any conditions in the 2022 Guaranteed Annual Bonus Letter; (ii) if the Closing occurs in 2023, the respective 2023 Guaranteed Annual Bonus, if any, on or before March 2024 subject to any conditions in the 2023 Guaranteed Annual Bonus Letter; (iii) the respective Deferred Bonus, if any, in accordance with the vesting schedule in the applicable AMP Capital Incentive Plan, or otherwise on more favorable terms; and (iv) the respective MEP Payout, if any, in accordance with the payment schedule in the Management Equity Plan, or otherwise on more favorable terms, provided that the Deferred Bonus amounts for all Continuing Employees and the MEP Payout amounts for the Key Employees will be paid one-third at the Closing, one-third at the six month anniversary of the Closing and one-third on the twelve month anniversary of the Closing, and provided further, the MEP Payout amounts for all Continuing Employees other than the Key Employees will be paid one-third at the Closing, and two-thirds of the MEP Payout amounts will be paid no later than March 31, 2023, but in all circumstances the full MEP Payout amount shall be paid to Continuing Employees other than Key Employees on or before March 31, 2023, absent any service condition other than continued employment or performance based conditions (in each instance, subject to each Continuing Employee’s continued employment through such payment dates).
8.12.    If, following Closing Date, for whatever reason, a Continuing Employee: (i) becomes ineligible to receive an incentive payment identified in this Section from the Buyer (or an Affiliate of the Buyer); or (ii) is required to repay to the Buyer (or an Affiliate of the Buyer) any amount of such incentive payment, the Buyer agrees to promptly notify Seller of that fact but the Buyer will have no obligation to repay any money to Seller and Buyer will have no obligation to pursue Continuing Employees to facilitate any repayments.

9.    TERMINATION AND REMEDIES.
9.1.    Termination of Agreement. This Agreement may be terminated as follows:
9.1.1.    by mutual written consent of the Seller and the Buyer;
9.1.2.    by either the Seller or the Buyer if any Governmental Authority shall have issued an Order, enacted, or enforced a Legal Requirement, or taken any other action permanently preventing, prohibiting, restraining, or enjoining the Closing or the Transactions and such Order, Legal Requirement, or other action shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.1.2 shall not be available to the Party seeking to terminate if the failure of such Party or of such Party’s Affiliates to perform any of their obligations under this Agreement required to be performed at or prior to the Closing was the primary cause of the issuance, enactment, or enforcement of such Order, Legal Requirement, or other action;
9.1.3.    by either the Seller or the Buyer, if the Closing does not or cannot occur on or before April 30, 2023 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1.3 shall not be available to the Party seeking to terminate if the failure of such Party or of such Party’s Affiliates to perform any of their obligations under this Agreement required to be performed at or prior to the Closing was the primary cause of the failure of the Closing to occur on or before the End Date;
9.1.4.    by the Seller, if the Buyer or the Buyer Parent shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, and such breach or failure to perform (a) would result in a failure of a condition set forth in Sections 7.3.1 or 7.3.2 and (b) (i) cannot be cured by the End Date or (ii) has not been cured within 30 days after the receipt of written notice thereof from the Seller (specifying such breach and referencing this Section 9.1.4); provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1.4 if the Seller or the Seller Parent is then in material breach of any of its representations, warranties, covenants, or other agreements contained in this Agreement and such breach would result in a failure of a condition set forth in Sections 7.2.1, 7.2.2 or 7.2.7; or
9.1.5.    by the Buyer, if either the Seller or the Seller Parent shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, and such breach or failure to perform (a) would result in a failure of a condition set forth in Sections 7.2.1, 7.2.2 or 7.2.7 and (b) (i) cannot be cured by the End Date or (ii) has not been cured within 30 days after the receipt of written notice thereof from the Buyer (specifying such breach and referencing this Section 9.1.5); provided that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1.5 if it is then in material breach of any of its representations, warranties, covenants, or other agreements contained in this Agreement and such breach would result in a failure of a condition set forth in Sections 7.3.1 or 7.3.2.
9.2.    Effect of Termination. In the event of termination of this Agreement pursuant to Article 9, written notice thereof shall be given to the other Parties specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 9.1.1) and, except as otherwise set forth in this Section 9.2, this Agreement shall forthwith become null and void and have no further force or effect, without any liability on the part of any Party. Notwithstanding the foregoing, (a) the provisions of Sections 6.3, 6.4.2, 6.6, 9.2 and 10.8 shall survive any termination of this Agreement and (b) each Party shall remain liable to the other Parties for any material breach by such Party of this Agreement prior to any such termination of this Agreement.

10.    INDEMNIFICATION.
10.1.    Indemnification by the Seller.
10.1.1.    Subject to the limitations set forth in this Article 10, from and after the Closing, the Seller shall indemnify, defend and hold harmless the Buyer and the Target Entities and their respective officers, directors, agents, Affiliates, attorneys, representatives and employees, and each Person, if any, who controls or may control the Buyer or the Target Entities after the Closing (each, individually a “Buyer Indemnified Person” and collectively the “Buyer Indemnified Persons”) from and against any and all losses, costs, damages, fees, liabilities, costs of investigation, Taxes and expenses and diminution in value, including reasonable costs and expenses arising from Claims, demands, actions, causes of action and settlements, including reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Damages”), in connection with, resulting from or arising out of:
(a)    any misrepresentation or breach of any representation or warranty given or made by the Seller in this Agreement;
(b)    any breach of any covenant (including any covenant requiring indemnification set forth in Sections 8.6 or 8.8) or agreement made by the Seller or the Seller Parent in this Agreement;
(c)    any Debt or other obligation of the Target Group unrelated to the Business;
(d)    the Lease Obligations (to the extent such items did not reduce (and were not otherwise taken into account in connection with the calculation of) the Final Consideration);
(e)    the Reorganization;
(f)    the matter referred to in Section 10.1.1(f) of the Disclosure Letter;
(g)    the matter referred to in Section 10.1.1(g) of the Disclosure Letter; and
(h)    any miscalculation related to the payment or distribution of Carried Interest made by any Seller Group Member, or any failure to make a payment or distribution of Carried Interest required to be made by any Seller Group Member, prior to the Closing Date.
Notwithstanding anything in this Agreement to the contrary, for the purposes of the determination of Damages pursuant to Article 10, the representations and warranties of the Seller in this Agreement that are qualified by materiality or Material Adverse Effect shall be deemed to be made without such materiality or Material Adverse Effect qualifiers.
10.1.2.    Indemnification by the Buyer. Subject to the limitations set forth in this Article 10, from and after the Closing, the Buyer shall indemnify, defend and hold harmless the Seller, the Seller Parent and each of their respective officers, directors, agents, Affiliates, attorneys, representatives and employees, and each Person, if any, who controls or may control the Seller or the Seller Parent after the Closing (each, individually a “Seller Indemnified Person” and collectively the “Seller Indemnified Persons”) from and against any and all Damages in connection with, resulting from or arising out of:

(a)    any misrepresentation or breach of any representation or warranty given or made by the Buyer in this Agreement; and
(b)    any breach of any covenant or agreement made by the Buyer or the Buyer Parent in this Agreement.
Notwithstanding anything in this Agreement to the contrary, for the purposes of the determination of Damages pursuant to Article 10, the representations and warranties of the Buyer in this Agreement that are qualified by materiality or Material Adverse Effect shall be deemed to be made without such materiality or Material Adverse Effect qualifiers.
10.1.3.    Survival of Representations and Warranties, etc. All representations and warranties made by the Seller or the Buyer herein or any certificate delivered in connection herewith and any Claim for indemnification arising therefrom shall survive the execution and delivery of this Agreement and the Closing and shall survive until the 18-month anniversary of the Closing and shall thereafter be of no further force or effect; provided that (i) the Fundamental Representations (except the representations and warranties set forth in Section 4.14(b)), as well as any Claims for indemnification arising with respect thereto, shall survive until the five-year anniversary of the Closing Date, (ii) the representations and warranties set forth in Section 4.14(b), as well as any Claims for indemnification arising with respect thereto, shall survive until the three-year anniversary of the Closing Date, (iii) any Claims for indemnification arising with respect to Actual Fraud shall survive until the seven-year anniversary of the Closing Date, and (iv) the representations and warranties in Section 4.21, as well as any Claims for indemnification arising with respect thereto, shall survive until the later of (a) all applicable statute of limitations periods with respect to actions that may be brought against such Indemnified Party have run and (b) 365 days following the entry of a final non-appealable order of a court of competent jurisdiction with respect to actions brought against the Buyer or any other Indemnified Party that were initiated prior to the end of the applicable statute of limitations for such actions.
10.1.4.    Any covenant or agreement contained herein to be complied with at or prior to the Closing (the “Pre-Closing Covenants”), including those covenants of the Buyer and the Seller in Section 6.1, Section 6.2, Section 6.4.1, Section 6.4.3, Section 6.7, Section 6.8, Section 6.11, Section 6.12 and Section 6.17, shall survive the Closing until, and shall terminate on, the six-month anniversary of the Closing Date and shall thereafter be of no further force or effect. The covenants and agreements contained in this Agreement (including this Article 10) other than the Pre-Closing Covenants shall survive the Closing until fully performed. If a Claim has been asserted by the Buyer or the Seller prior to the termination of the applicable survival period, then there shall be no termination of any representation or warranty or covenant with respect to such Claim. Section 10.1.1(f) shall survive until the expiration of the applicable statute of limitations following the Closing Date.
10.1.5.    Threshold for Claims. No Claim for Damages shall be made under Section 10.1.1(a) unless the aggregate of Damages exceeds $4,830,000 for which Claims are made hereunder by the Buyer Indemnified Persons (the “Threshold”), in which case the Buyer Indemnified Persons shall be entitled to seek compensation only for Damages in excess of the amount of the Threshold. No Claim for Damages may be made and no amount shall be payable for Damages under Section 10.1.1(a) unless and until the aggregate amount of all such Damages for which the Buyer Indemnified Persons are entitled to indemnification pursuant to Section 10.1.1(a) with respect to such Claim or series of related Claims arising out of the same facts, events or circumstances exceeds $50,000 (the “De Minimis Threshold”). Notwithstanding the foregoing, the Threshold and the De Minimis Threshold shall not apply with respect to any Damages arising from, or directly or indirectly related to, (a) any Claims for indemnification involving the Fundamental Representations or Actual Fraud, or (b) Claims for indemnification pursuant to Section 10.1.1(b), (c), (d) or (e).

10.1.6.    Cap on Indemnification by the Parties.
(a)    The aggregate amount to be paid by each Party for Claims for Damages made under or otherwise pursuant to the provisions referred to in Sections 10.1.1(a) or 10.1.2(a) (as applicable) shall not exceed $48,300,000 (the “Cap”). Notwithstanding the foregoing, the Cap shall not apply to any Claims for Damages based upon, resulting from or arising out of, or directly or indirectly related to any Claims for indemnification involving the Seller’s or the Buyer’s Actual Fraud, or breach of Fundamental Representations.
(b)    Notwithstanding the foregoing, the aggregate amount to be paid by either Party for Claims for Damages made under this Agreement (including Section 10.1 and Section 10.5) shall not exceed the sum of (i) the Closing Consideration, as such amount may be adjusted pursuant to Section 2.4, plus (ii) solely in the case of Claims based on Actual Fraud, any amount paid pursuant to Section 2.5, and all reasonable out-of-pocket costs of investigation and reasonable out-of-pocket fees and expenses incurred by the Seller in defense of any Claim.
10.1.7.    No Double Dip. Where one and the same Damage has been caused by more than one breach of this Agreement or by a breach of more than one provision of this Agreement, the Claimant incurring or suffering such Damage shall be entitled to receive monetary damages in the amount of such Damage only once.
10.2.    Third-Party Claims. If any Action, suit, Claim or other legal proceeding (other than a Tax Contest) (a “Third Party Claim”) is made, brought or threatened by any Person who is not a Party that the Buyer or the Seller (each, a “Claimant”) believes may result in a right of such Party to make any Claim for indemnification against the Seller or the Buyer, as applicable (each in such role as recipient of a Claim, the “Indemnifying Party”), under this Agreement then the Claimant shall:
10.2.1.    Within 30 days after becoming aware of such Claim, give notice to the Indemnifying Party setting out the material information relating to such Third Party Claim to the extent known to the Claimant, including the identity of the third party and the nature and claimed amount of the Third Party Claim (provided that the failure to timely give any such notice shall not affect the Indemnifying Party’s obligation to provide indemnification hereunder except to the extent the Indemnifying Party is actually and materially prejudiced as a result of such delay); and
10.2.2.    The Indemnifying Party shall have the sole and absolute right after the receipt of a Third Party Claim notice, at its option and at its own expense, to be represented by counsel reasonably acceptable to the Claimant and to control, defend against, negotiate, settle or otherwise deal with any proceeding, Claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided that the Claimant may participate in any such proceeding with counsel of its choice. Such participation shall be at its expense unless the Claimant believes (a) upon the advice of counsel that a conflict of interest between the Indemnifying Party or the Claimant may exist or that certain defenses or counter-claims are available to the Claimant, but not to the Indemnifying Party, or (b) that the actual Damages that the Claimant and the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, may exceed the amount that the Indemnifying Party is obligated to indemnify the Claimant and such other Persons for, in which case the Indemnifying Party will pay the expenses of such counsel for the Claimant. The Parties agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such proceeding, Claim or demand. Prior to the time the Claimant is notified by the Indemnifying Party as to whether the Indemnifying Party will assume the defense of such proceeding, claim or demand, the Claimant may take any actions it deems reasonably necessary or advisable to timely preserve the collective rights of the Parties with respect to such proceeding, Claim or demand, including responding timely to legal process and the Indemnifying Party will promptly reimburse the Claimant for any reasonable expenses it incurs in connection therewith. To the extent the Indemnifying Party elects not to defend such proceeding, Claim or demand, or if the Indemnifying Party fails to confirm its election within 30 days after the giving by the Claimant to the Indemnifying Party of a Third Party Claim notice, the Indemnifying Party will be deemed to have irrevocably elected not to assume such defense. In such case, the Indemnifying Party will reimburse the Claimant (and the other Buyer Indemnified Persons, or the Seller Indemnified Persons, as applicable) for reasonable expenses of legal counsel and other costs of suit, and the Claimant will exclusively control the defense and settlement of, or otherwise deal with, such proceeding, Claim or demand. Regardless of which Party assumes the defense of such proceeding, Claim or demand, the Parties agree to reasonably cooperate with one another in connection therewith. Such cooperation shall include providing records and information that are relevant to such proceeding, Claim or demand, and making each Parties’ employees and officers reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witnesses or respond to legal process. Whether or not the Indemnifying Party assumes the defense of such proceeding, Claim or demand, the Claimant shall not admit any liability with respect to, or settle, compromise or discharge, such proceeding, claim or demand without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such proceeding, Claim or demand without the Claimant’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgment (a) relates solely to monetary damages for which the Indemnifying Party shall be solely responsible, (b) does not involve the admission of any fault by the Claimant or the other Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, and (c) includes as an unconditional term thereof the release of the Claimant from all liability with respect to such proceeding, Claim or demand, in which event no such consent shall be required. From time to time, including after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Claimant and the Indemnifying Party shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnifying Party hereunder, the Claimant may forward to the Indemnifying Party notice of any sums due and owing by it with respect to such matter and the Indemnifying Party shall pay all of the sums so owing to the Claimant by wire transfer, certified or bank cashier’s check within five (5) Business Days after the date of such notice.
10.2.3.    Notwithstanding the other provisions of Section 10.2, Tax Contests shall be exclusively governed by the provisions of Section 6.10.2.
10.3.    Direct Claims. Any Claim by a Buyer Indemnified Person or a Seller Indemnified Person (the “Indemnified Party”) on account of Damages that does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the applicable Party giving the Indemnifying Party written notice of such Direct Claim within 30 days after becoming aware of such claim (provided that the failure to timely give any such notice shall not affect the Indemnifying Party’s obligation to provide indemnification hereunder except to the extent the Indemnifying Party is actually and materially prejudiced as a result of such delay). Such notice will set out the material information relating to such Third Party Claim to the extent known to the Party seeking indemnification, including the nature and claimed amount of such Direct Claim. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim (the “Response Period”). If the Indemnifying Party does not so respond within the Response Period, the Indemnifying Party shall be deemed to have rejected such Claim.

10.4.    Tax Effect of Indemnification Payments. All amounts received by the Buyer pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Closing Consideration.
10.5.    Tax Indemnification. In addition to, but only to the extent not duplicative of Damages actually recovered pursuant to, the indemnification obligations set forth in Section 10.1 above, until the end of each applicable statute of limitations period following the Closing Date, the Seller shall indemnify the Buyer Indemnified Persons and hold them harmless from and against any Damages resulting from or arising out of (a) all Taxes (or the non-payment thereof) of, or imposed on or assessed against any of the Target Entities, to the extent attributable to any Pre-Closing Tax Period; (b) all Taxes of, or imposed on or assessed against, any of the Target Entities (whether arising before or after the Closing Date) to the extent attributable to an event, transaction, act or omission occurring before the Closing Date; (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Target Entities (or any predecessor of such Target Entity) is or was a member prior to the Closing Date; (d) any and all Taxes of any Person imposed on any of the Target Entities, as a transferee or successor, by Contract (other than any Contract entered into in the ordinary course of business, the principal purpose of which is unrelated to Taxes) or pursuant to any applicable Legal Requirement, which Taxes relate to an event, transaction, act or omission occurring before the Closing Date; (e) all Taxes (including Transfer Taxes) imposed on the Target Group Members to the extent resulting from the Reorganization, and (f) all Taxes with respect to the ownership and disposition of the Transferred Interests prior to the Closing Date (including, for the avoidance of doubt, (i) any Taxes assessed against any of the Target Group Members (including as a result of any audit adjustment pursuant to the Partnership Tax Audit Rules with respect to any partnership-related item attributable to a Pre-Closing Tax Period, using a “closing of the books method” as described in Section 6.10.4) that is allocable to the Transferred Interests, provided that, if applicable, in the event of any such adjustment, the Buyer shall cause the relevant Target Group Member to make an election pursuant to Code Section 6226 to have any such adjustment passed through to such entity’s members and former members for the year to which such adjustment relates, and (ii) withholding Taxes with respect to any distributions or allocations to the Seller (or the Seller’s predecessors, if any)). For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Seller as the Indemnifying Party under this Section 10.5 shall have the sole right, at its option and at its own expense, to control the defense of any Claim or demand arising in relation to any liability indemnified against under this Section 10.5, including to choose any counsel or representative hired to defend against such Claim or demand and matters related thereto. The Buyer shall have the right to participate in any such Claim or demand and to employ counsel at its own expense and choice for purposes of such participation.  The Seller shall keep the Buyer reasonably informed of any such Claim or demand, shall consult with the Buyer regarding the conduct of, and any material positions taken in, any such Claim or demand, and shall not agree or consent to compromise or settle any such Claim or demand without the Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The Seller shall reimburse or pay the Buyer Indemnified Persons for any Taxes that are the responsibility of the Seller under this Agreement within fifteen (15) Business Days after payment of such Taxes by a Buyer Indemnified Person, Target Entity or any of their respective Affiliates. For the avoidance of doubt, any Tax indemnification payable by the Seller as a result of this Section 10.5 shall be limited solely to Taxes payable by a Target Group Member or Taxes attributable to the ownership and disposition of Sponsor Capital during the Pre-Closing Tax Period.
10.6.    Certain Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:
10.6.1.    Damages shall be determined net of any insurance, indemnification or other recoveries actually received by an Indemnified Party in connection with the facts giving rise to a right of indemnification under this Article 10 after deducting all costs and expenses (including Taxes and any retroactive or prospective increases to insurance premiums) incurred by the Indemnified Party in collecting such insurance or other recoveries or otherwise arising out of such insurance claim; and
10.6.2.     Nothing in this Agreement shall relieve any Party or its Affiliates from any obligation they may have under Legal Requirements to mitigate any Damages that would otherwise form the basis of a Claim for indemnification under this Agreement.
10.6.3.     If a Buyer Indemnified Person or an Affiliate thereof derives a Tax benefit (whether by refund, credit or offset against Taxes currently due and payable) from any Damage within the two Tax years following the year in which the indemnification payment was made, then the Indemnified Party receiving such indemnification payment will promptly pay such Tax benefit to the Indemnifying Party that made such indemnification payments. For purposes of this Section 10.6.3, a Tax benefit is realized when and to the extent (a) the hypothetical Tax liability of the Indemnified Parties and their Affiliates in a Tax year calculated by excluding the relevant Tax deductions attributable to the Damages exceeds (b) the actual Tax liability of the Buyer Indemnified Person and their Affiliates for such Tax year calculated by taking into account the relevant Tax deductions attributable to the Damages (and treating such deductions as the last items in such calculation). The Buyer will remit to the Seller the amount of the realized Tax benefit within ten (10) Business Days after the date of realization. Notwithstanding anything to the contrary in this Agreement, the Buyer will have no obligation to remit to the Seller any amount pursuant to this Section 10.6.3 with respect to Tax benefits relating to U.S. income Taxes.
10.7.    Exclusive Remedy. Except for Claims based on Actual Fraud and except for specific performance, from and after the Closing, the provisions of this Article 10 are exclusive with respect to the matters covered by this Article 10, and will preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against the Indemnifying Party with respect to such matters.
10.8.    No Special Damages. Notwithstanding anything to the contrary contained in this Agreement, none of the Parties shall have any liability under any provision of this Agreement (including this Article 10) for: (i) any punitive or exemplary damages, except to the extent such damages are actually awarded to a third Person; and (ii) any multiple, special or indirect damages, including loss of future profits, revenue or income or loss of business reputation or opportunity, except to the extent such damages were reasonably foreseeable or to the extent such damages are actually awarded to a third Person.
11.    GOODS AND SERVICES TAX
11.1.    Interpretation. For the purposes of this Article 11, a word or expression defined in the GST Act which is not otherwise defined in this Agreement has the meaning given to it in the GST Act.
11.2.    GST Gross Up.
11.2.1.    All amounts payable or consideration provided under or in connection with this Agreement is exclusive of GST unless it is specifically expressed to be GST inclusive.
11.2.2.    If the Supplier makes a taxable supply to the Recipient under or in connection with this Agreement, the Recipient must pay the Supplier an additional amount (the “GST Amount”) equal to the GST payable on the supply (unless the consideration for the taxable supply was specified to include GST). This clause does not apply to the extent that the GST on the supply is subject to a reverse-charge.
11.2.3.    The GST Amount must be paid by the Recipient at the same time as any consideration for the taxable supply is first paid or provided or later on demand if not paid at that time.
11.2.4.    Notwithstanding Section 11.2.3, the GST Amount need not be paid until the Supplier issues a tax invoice to the Recipient.
11.3.    Adjustment Events. If an adjustment event varies the amount of GST payable in respect of a supply by the Supplier under or in connection with this Agreement, the Supplier must adjust the amount payable by the Recipient to take account of the adjustment event. Any payment under this Article 11 is to be treated as an increase or decrease of the GST Amount. The Supplier must promptly issue an adjustment note to the Recipient.
11.4.    Reimbursements. Subject to an express provision in this Agreement to the contrary, any payment, reimbursement or indemnity required to be made to a Party (the “Payee”) under this Agreement which is calculated by reference to an amount paid or payable by the Payee to a third party (the “Outgoing”) will be calculated by reference to that Outgoing inclusive of GST, less the amount of any input tax credit which the Payee (or the representative member of a GST group of which the Payee is a member) is entitled to claim on that Outgoing.
11.5.    Separate Supply and Attribution. If part of a supply is a separate supply under GST law (including for GST attribution purposes), that part is a separate supply for the purpose of this Article 11.
11.6.    Calculation of Payment. If an amount payable under this Agreement is to be calculated by reference to:
11.6.1.    The price to be received for a taxable supply then, for the purposes of that calculation, the price is reduced to the extent that it includes any amount on account of GST.
11.7.    VAT.
11.7.1.    All amounts expressed to be payable under this Agreement which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Section 11.7.2 below, if VAT is or becomes chargeable on any supply made by the Supplier to the Recipient or in connection with this Agreement and the Supplier is required to account to the relevant tax authority for the VAT, the Recipient must pay to the Supplier (in addition to and at the same time as any consideration for the taxable supply is first paid or provided or later on demand if not paid at that time) an amount equal to the amount of the VAT (the “VAT Amount”) (and the Supplier must promptly provide an appropriate VAT invoice to the Recipient) or where applicable, directly account for such VAT at the appropriate rate under the reverse charge procedure provided for by the Council Directive 2006/112/EC on the common system of value added tax, as amended, or any relevant VAT provision of the jurisdiction in which the Recipient receives such supply.
11.7.2.    If VAT is or becomes chargeable on any supply made by the Supplier to the Recipient under this Agreement, and the Relevant Party is required by the terms of this Agreement to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(a)    where the Supplier is the person required to account to the relevant tax authority for the VAT, the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this Section 11.7.2(a) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(b)    where the Recipient is the person required to account to the relevant tax authority for the VAT, the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
11.7.3.    If an adjustment event varies the amount of VAT payable in respect of a supply by the Supplier under this Agreement, the Supplier must adjust the amount payable by the Recipient to take account of the adjustment event. Any payment under this Section 11.7 is to be treated as an increase or decrease of the VAT Amount. The Supplier must promptly issue an adjustment note to the Recipient.
11.7.4.    Where any Party is required under this Agreement to reimburse or indemnify the Payee for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Payee for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Payee reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
11.7.5.    Any reference in this Section 11.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply, under the grouping rules as provided for in Article 11 of Council Directive 2006/112/EC or any similar VAT provision in the relevant jurisdiction.
11.7.6.    In relation to any supply made by the Supplier to the Recipient under this Agreement, if reasonably requested by the Supplier, the Recipient must promptly provide the Supplier with details of the Recipient’s VAT registration and such other information as is reasonably requested in connection with the Supplier’s VAT reporting requirements in relation to such supply.
11.7.7.    Where a Party has an option available to it under applicable VAT law whether or not to subject a supply or service to VAT it shall not subject such supply or service to VAT without the prior consent of the recipient of such supply or service.
11.7.8.    If part of a supply is a separate supply under VAT law (including for VAT attribution purposes), that part is a separate supply for the purpose of this Section 11.7.
11.7.9.    This Section 11.7 will survive the termination of this Agreement by any Party.
12.    MISCELLANEOUS.
12.1.    Release.

12.1.1.    Effective as of the consummation of the Closing, each of the Seller and the Seller Parent, on behalf of itself, its respective current and former Affiliates, and its respective direct and indirect directors, officers, members, managers, partners (in each case other than any Target Entity Released Party), equityholders, investors, principals, employees, advisors, agents, servants, representatives, successors and assigns (in their capacities as such, the “Seller Releasing Parties”) irrevocably and unconditionally waives, releases, remises, and forever discharges each Target Entity, its Affiliates (including the Buyer) and each of their respective direct and indirect directors, officers, members, managers, partners, equityholders, investors, principals, employees, advisors, agents, servants, representatives, successors and assigns (in their capacities as such, the “Target Entity Released Parties”) from any and all Actions, Claims, damages, liabilities, obligations, costs, expenses, losses, judgments, fines, debts, or other demands of any kind whatsoever which any Seller Releasing Party has had, currently has, or may in the future have against any of the Target Entity Released Parties, in each case, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, determined or conditional, express or implied, fixed or variable, absolute or contingent, or direct or indirect and whether vicarious, derivative, joint, several or secondary and arising out of, in connection with, or relating to the Target Entities at any time prior to the Closing, including with respect to (a) the operation of the business of the Target Entities at any time prior to the Closing, or (b) any agreement, arrangement, Contract or transaction entered into by any of the Target Entities at any time prior to the Closing, or arising out of or in connection with (i) any Seller Releasing Parties’ right to or interest in any assets or properties of any Target Entity or (ii) any Capital Stock or other ownership interests any Seller Releasing Party may have in any Target Entity. The foregoing releases shall not apply to any claim against a Target Entity Released Party pursuant to this Agreement or any Ancillary Agreement or pursuant to any of the Transactions or the transactions contemplated by the Ancillary Agreements (and whether for breach of this Agreement, any Ancillary Agreement or otherwise).
12.1.2.    Effective as of the consummation of the Closing, each of the Buyer and the Buyer Parent, on behalf of itself, its respective current and former Affiliates, and its respective direct and indirect directors, officers, members, managers, partners (including with respect to any time after the Closing any Target Entity Released Party), equityholders, investors, principals, employees, advisors, agents, servants, representatives, successors and assigns (in their capacities as such, the “Buyer Releasing Parties”) irrevocably and unconditionally waives, releases, remises, and forever discharges the Seller, the Seller Parent, their respective Affiliates and each of their respective direct and indirect equityholders, investors, successors and assigns (in their capacities as such, the “Seller Released Parties”) from any and all Actions, Claims, damages, liabilities, obligations, costs, expenses, losses, judgments, fines, debts, or other demands of any kind whatsoever which any Buyer Releasing Party has had, currently has, or may in the future have against any of the Seller Released Parties, in each case, to the extent related to such Seller Released Party’s status as an equityholder of a Target Entity. Such release includes claims, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, determined or conditional, express or implied, fixed or variable, absolute or contingent, or direct or indirect and whether vicarious, derivative, joint, several or secondary. The foregoing releases shall not apply to any claim against a Seller Released Party pursuant to this Agreement or any Ancillary Agreement or pursuant to any of the Transactions or the transactions contemplated by the Ancillary Agreements (and whether for breach of this Agreement, any Ancillary Agreement or otherwise).
12.1.3.    Each of the Parties is aware that it may hereafter discover facts in addition to or different from those it now knows or believes to be true with respect to the subject matter of the releases provided for in this Section 12.1. However, it is the intention of each of the Parties that such releases shall be effective as a full and final accord and satisfactory release of each and every matter specifically or generally referred to in this Section 12.1 on behalf of themselves and each other Buyer Releasing Party and Seller Releasing Party that do now exist, may exist or heretofore have existed with respect to the subject matter of the release. In furtherance of this intention, the releases contained herein shall be and remain in effect and as full and complete releases notwithstanding the discovery or existence of any such additional or different facts. In furtherance of this intention, each of the Parties expressly waives and relinquishes any and all claims, rights or benefits that it may have under Section 1542 of the California Civil Code (“Section 1542”), and any similar provision in any other jurisdiction. Section 1542 provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
12.1.4.    Each of the Parties acknowledges and agrees that Section 1542, and any similar provision in any other jurisdiction, if they exist, are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Party agrees that the waiver of Section 1542 and any similar provision in any other jurisdiction is a material portion of the releases intended by this Section 12.1.4, and it therefore intends to waive all protection provided by Section 1542 and any other similar provision in any other jurisdiction. Notwithstanding anything to the contrary in this Agreement (including this Section 12.1.4), nothing in this Agreement will, or will be construed to, prevent a claim for Actual Fraud.
12.1.5.    Notwithstanding any provision of this Section 12.1 to the contrary, in no event shall this Section 12.1 release any Person from any liability or obligation under this Agreement or any Ancillary Agreement.
12.2.    Notices. All notices, requests, demands, claims, and other communications required or permitted to be delivered, given, or otherwise provided under this Agreement must be in writing and must be delivered, given, or otherwise provided: (a) by hand (in which case, it shall be effective upon delivery); (b) by email (in which case, it shall be effective upon transmission, provided that (i) receipt is confirmed or (ii) the computer record indicates no failure message is generated); or (c) by delivery by a nationally recognized courier service (in which case, it shall be effective six Business Days after posting, or 10 Business Days after posting if sent from one country to another), in each case, to the address listed below:
If to the Seller or the Seller Parent:
AMP Group Holdings Limited
50 Bridge Street
Sydney NSW 2000
Australia
Attention: David Cullen (Group General Counsel)
Email: david_cullen@amp.com.au
Attention: The Company Secretary
Email: company_secretary@amp.com.au
with a copy (which shall not constitute notice) to:
Nixon Peabody LLP
Tower 46

55 West 46th Street
New York, New York 10036 US
Attention: Richard Langan, Jr.; John C. Partigan
Email: rlangan@nixonpeabody.com; jpartigan@nixonpeabody.com

Any notice to a Target Entity prior to the Closing shall be given to the Seller as set forth above.
If to the Buyer or the Buyer Parent (or any Target Entity following the Closing):
DigitalBridge Operating Company, LLC
c/o DigitalBridge Group, Inc.
750 Park of Commerce Drive, Suite 210
Boca Raton, Florida 33487
Attention: Director, Legal Department
Email: legal@digitalbridge.com

with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
1888 Century Park East,
Los Angeles, California 90067
Attention: Alison S. Ressler
Email: resslera@sullcrom.com

Each of the Parties may specify a different address by giving notice in accordance with this Section 12.2 to each of the other Parties.
12.3.    Succession and Assignment; No Third-Party Beneficiary. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and all such successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof. This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the Parties, except with the prior written approval of (a) the Seller, in the case of assignment by the Buyer, or (b) the Buyer, in the case of assignment by any other Party. Any attempt to do so without the required consent will be null and void ab initio. Notwithstanding the foregoing, the Buyer may assign any or all of its rights, interests or obligations hereunder to one or more of its Affiliates without obtaining the consent of any other Party; provided that no such assignment shall relieve the Buyer of any of its obligations hereunder. Except as set forth in Sections 12.1, and 12.14 (each of which shall be for the benefit of, and shall be enforceable by, the Persons named therein), this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.
12.4.    Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed by the Seller and the Buyer. No waiver by any Party of any breach or violation of, default under, or inaccuracy in any representation, warranty, covenant, or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty, covenant, or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof.

12.5.    Entire Agreement. This Agreement, the Disclosure Letter, the Confidentiality Agreement, the Ancillary Agreements, and any other schedules or certificates delivered in connection with this Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings, and agreements (including any draft agreements) with respect thereto, whether written or oral, none of which shall be used as evidence of the Parties’ intent.
12.6.    Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed by facsimile, .pdf signature or DocuSign by any Party, and such signature shall be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.
12.7.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party intends that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements and to otherwise give effect to the intent of the Parties.
12.8.    Headings. The headings contained in this Agreement are for convenience purposes only and shall not in any way affect the meaning or interpretation hereof.
12.9.    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
12.10.    Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise were breached or violated. Each of the Parties agrees that, without any requirement for the posting of any bond or other undertaking, each Party shall be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court specified in Section 12.12.1, in addition to any other remedy to which they may be entitled, at law or in equity. Each Party further agrees that, in the event of any Action for an injunction or specific performance in respect of any such threatened or actual breach or violation, they shall not assert that a remedy at law would be adequate.
12.11.    Governing Law. This Agreement, the negotiation, terms, and performance hereof, the rights of the Parties hereunder, and all Actions arising in whole or in part under or in connection with this Agreement or any of the Transactions or the legal relationship of the Parties (whether at law or in equity, and whether in contract, tort or otherwise), shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

12.12.    Jurisdiction; Venue; Service of Process.
12.12.1.    Jurisdiction. Each Party to this Agreement (a) irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, solely if the Chancery Court of the State of Delaware does not have or declines to accept jurisdiction over a Party or a particular Action, any state or federal court within the State of Delaware and any appellate court therefrom) (collectively, the “Chosen Courts”) for the purpose of any Action between the Parties arising in whole or in part under or in connection with this Agreement, the negotiation, terms, and performance hereof, the rights of the Parties hereunder, or any of the Transactions or the legal relationship of the Parties (whether at law or in equity, and whether in contract, tort or otherwise), (b) waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that they are not subject personally to the jurisdiction of the Chosen Courts, that venue in the Chosen Courts is improper, that their property is exempt or immune from attachment or execution, that any such Action brought in the Chosen Courts should be dismissed on grounds of forum non conveniens or improper venue, that such Action should be transferred or removed to any court other than the Chosen Courts, that such Action should be stayed by reason of the pendency of some other Action in any other court other than the Chosen Courts or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) agrees not to commence or prosecute any such Action other than before the Chosen Courts. Notwithstanding the foregoing, a Party may commence any Action in a court other than the Chosen Courts solely for the purpose of enforcing an Order or judgment issued by the Chosen Courts.
12.12.2.    Service of Process. Each Party (a) consents to service of process in any Action between the Parties arising in whole or in part under or in connection with this Agreement, the negotiation, terms, and performance hereof, the rights of the Parties hereunder, or any of the Transactions or the legal relationship of the Parties (whether at law or in equity, and whether in contract, tort or otherwise) in any manner permitted by Delaware law, (b) agrees that service of process made in accordance with clause (a) or made by overnight delivery by an internationally recognized courier service at their address specified pursuant to Section 12.2 shall constitute good and valid service of process in any such Action, and (c)  waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.
12.13.    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, THE PARTIES WAIVE, AND COVENANT THAT THEY SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NEGOTIATION, TERMS, AND PERFORMANCE HEREOF, THE RIGHTS OF THE PARTIES HEREUNDER, ANY OF THE TRANSACTIONS, OR THE LEGAL RELATIONSHIP OF THE PARTIES (WHETHER AT LAW OR IN EQUITY, AND WHETHER IN CONTRACT, TORT OR OTHERWISE). THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES. THE PARTIES FURTHER AGREE TO IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY SUCH PROCEEDING AND ANY SUCH PROCEEDING SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
12.14.    Non-Recourse. This Agreement may be enforced only against, and any Action based upon, arising out of, or related to this Agreement or the Transactions may be brought only against, the Persons that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. With respect to each Party, no direct or indirect past, present, or future Affiliate, director, officer, member, manager, partner, equityholder, employee, agent, or Representative of such Party, and no direct or indirect past, present, or future director, officer, member, manager, partner, equityholder, employee, agent or Representative of any Affiliate of such Party shall have any obligation or liability of any kind (whether in contract or tort, at law, in equity or otherwise, or based upon any theory that seeks to impose liability upon of a Person against any Person related to such other first Person) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of such Party or for any claim based on, arising out of, or related to this Agreement or the Transactions. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent or limit an action based upon, or relieve any Person from any liability by such Person for, Actual Fraud.
12.15.    Guaranties.
12.15.1.    The Seller Parent unconditionally and irrevocably guarantees (the “Seller Guaranty”) to the Buyer the due and punctual performance by the Seller (and any permitted assignees thereof) of all of the Seller’s obligations pursuant to this Agreement (including pursuant to Section 10.1 and Section 10.5) and of AMP Services Limited’s obligations under the Transition Services Agreement, in each case, subject to the terms, conditions and limitations set forth in this Agreement (the “Seller Guaranteed Obligations”). The foregoing sentence is a continuing guaranty of the full and punctual discharge and performance of the Seller Guaranteed Obligations. Should the Seller default in the discharge or performance of all or any portion of the Seller Guaranteed Obligations, the obligations of the Seller Parent hereunder shall become immediately due and, if applicable, payable. The Seller Parent waives, for the benefit of the Buyer, (a) any right to require the Buyer as a condition of payment or performance of the Seller Parent to proceed against the Seller or pursue any other remedies whatsoever and (b) to the fullest extent permitted by Legal Requirements, any defenses or benefits that may be derived from or afforded by Legal Requirements that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to the Seller. The Seller Parent understands that the Buyer is relying on this Seller Guaranty in entering into this Agreement.
12.15.2.    The Buyer Parent unconditionally and irrevocably guarantees (the “Buyer Guaranty”) to the Seller the due and punctual performance by the Buyer (and any permitted assignees thereof) of all of the Buyer’s obligations pursuant to this Agreement (including pursuant to Section 10.1) and of DigitalBridge Investment Holdco, LLC’s obligations under the Transition Services Agreement, in each case, subject to the terms, conditions and limitations set forth in this Agreement (the “Buyer Guaranteed Obligations”). The foregoing sentence is a continuing guaranty of the full and punctual discharge and performance of the Buyer Guaranteed Obligations. Should the Buyer default in the discharge or performance of all or any portion of the Buyer Guaranteed Obligations, the obligations of the Buyer Parent hereunder shall become immediately due and, if applicable, payable. The Buyer Parent waives, for the benefit of the Seller, (a) any right to require the Seller as a condition of payment or performance of the Buyer Parent to proceed against the Buyer or pursue any other remedies whatsoever and (b) to the fullest extent permitted by Legal Requirements, any defenses or benefits that may be derived from or afforded by Legal Requirements that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to the Buyer. The Buyer Parent understands that the Seller is relying on this Buyer Guaranty in entering into this Agreement.
12.15.3.    The Seller Parent’s obligations under the Seller Guaranty and the Buyer Parent’s obligations under the Buyer Guaranty are unconditional and irrevocable and shall not be affected by, and shall continue in effect irrespective of: (a) any change in the corporate existence, structure or ownership of the Business, the Target Entities, any Party or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Business, the Target Entities or any Party or any of their respective assets; (b) any modification, amendment or waiver of, or any Consent to departure from the terms and conditions of, this Agreement or the Transition Services Agreement; (c) any modification, limitation or discharge of the obligations of any Party that may result from any bankruptcy, reorganization or similar proceeding involving such Party; (d) any change in the time, manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of the Seller Guaranteed Obligations or Buyer Guaranteed Obligations; (e) any escrow arrangement or other security for any Seller Guaranteed Obligations or the Buyer Guaranteed Obligations; (f) any liability incurred directly or indirectly in respect of the Seller Guaranteed Obligations or the Buyer Guaranteed Obligations; (g) the existence of any claim, set off or other right that the Seller Parent or the Buyer Parent may have at any time against any Party or any Target Entity, whether in connection with any Seller Guaranteed Obligations or the Buyer Guaranteed Obligations or otherwise; (h) the addition, substitution or release of any Person now or after the Signing Date liable with respect to any of the Seller Guaranteed Obligations or the Buyer Guaranteed Obligations or otherwise interested in the Transactions (including any other guarantor); (i) the adequacy of any other means any Party or any other Person may have of obtaining payment of the Seller Guaranteed Obligations or the Buyer Guaranteed Obligations; or (j) any lack of authority of any officer, director or other person acting or purporting to act on behalf of any Party. If any payment in respect of the Seller Guaranteed Obligations or Buyer Guaranteed Obligations is rescinded or must otherwise be returned, and is returned, to the Seller Parent or the Seller, as the case may be, on the one hand, or the Buyer Parent or the Buyer, as the case may be, on the other hand, in connection with any such proceeding, the Seller Parent shall remain liable hereunder with respect to its Seller Guaranteed Obligations and the Buyer Parent shall remain liable hereunder with respect to its Buyer Guaranteed Obligations, in each case, as if such payment had not been made.
12.16.    Nondisclosure. For two years following the Closing Date, the Seller and Seller Parent shall not, and shall use commercially reasonable efforts to cause its Affiliates (to the extent that any such Affiliate has received Confidential Information prior to the Closing) not to, directly or indirectly, disclose any Confidential Information to any Person (other than the Buyer or its Affiliates). The preceding sentence will not prohibit disclosure of Confidential Information by the Seller or its Affiliates: (a) to the extent necessary to comply with, or enforce rights under this Agreement or any Ancillary Agreement; (b) to the extent requested in writing by the Buyer; (c) in connection with the defense or prosecution of any Action arising from or relating to this Agreement or any Ancillary Agreement; (d) as required by applicable Legal Requirements; (e) to the extent necessary to perform his or her duties and responsibilities as an employee of the Buyer or its Affiliates; or (f) to Representatives of the Seller who have a need to know in connection with any of the foregoing.
12.17.    Representation by Counsel.
12.17.1.    Notwithstanding the fact that each of Nixon Peabody LLP, King & Wood Mallesons LLP, Kirkland & Ellis LLP, Ashurst LLP, Loyens & Loeff N.V., A&L Goodbody LLP, Matheson LLP, Maples and Calder (Cayman) LLP, and McCann FitzGerald LLP (individually or collectively, the “Law Firm”) has represented the Target Entities in connection with this Agreement, the Law Firm will be permitted in the future, after the Closing, to represent the Seller, the Seller Parent and their respective equity holders, officers, directors, Affiliates, successors and assigns in connection with matters in which the Seller, the Seller Parent or their respective equity holders, officers, directors, Affiliates, successors and assigns are adverse to the Buyer, the Buyer Parent or their respective Affiliates in any disputes that such Parties or their respective equity holders, officers, directors, managers, members, partners, successors or assigns may hereafter may have against the Buyer, the Buyer Parent, the Target

Entities or any of their respective Affiliates in each case which arise out of or relate to this Agreement.
12.17.2.    Each Party agrees to waive, in advance, any actual or potential conflict of interest that may hereafter arise in connection with the Law Firm’s future representation of the Seller, the Seller Parent or its Affiliates or its equity holders, officers, directors, Affiliates, successors or assigns on matters in which the interests of such Party or its equity holders, officers, directors, Affiliates, successors or assigns are adverse to the interests of any one or more of the Buyer, the Buyer Parent, and the Target Entities in connection with any matters that are substantially related to this Agreement or to any prior representation by the Law Firm of the Seller, the Seller Parent or any Target Entity. Notwithstanding any Legal Requirement to the contrary, (a) all confidential communications between any of the Law Firm and the Seller, the Seller Parent, the Target Entities or their respective Affiliates or their respective their respective equity holders, officers, directors, managers, members, partners, successors or assigns that occurred in the context of the Law Firm’s representation of any Target Entity prior to the Closing with respect to matters that are not related to the negotiation, documentation and consummation of the Transactions will remain privileged as between the Law Firm and the Target Entity after the Closing and (ii) any attorney-client, work product or other applicable privilege relating to the negotiation, documentation and consummation of the Transactions that otherwise would be available to the Seller, the Seller Parent, any Target Entity or their respective Affiliates or their respective equity holders, officers, directors, managers, members, partners, successors or assigns (the “Confidential Communications”) will remain privileged and the Buyer, the Buyer Parent, the Seller and the Seller Parent agree that, as between the Parties, the privilege shall remain with the Seller and the Seller Parent and not any Target Entity following the Closing such that, without limiting the Seller’s or the Seller Parent’s right to such privilege, the Seller and the Seller Parent alone shall have and maintain the right to waive the privilege. Each of the Buyer, the Buyer Parent, the Seller and the Seller Parent agree that if any Target Entity and its Affiliates or their respective equity holders, officers, directors, managers, members, partners, successors or assigns leave any emails and other documents (both electronic or otherwise) that contain Confidential Communications on the Target Entity’s servers or with the Target Entity, such occurrence shall not constitute a waiver of the attorney-client privilege or any other privilege applicable to such documents. The Buyer and the Buyer Parent further agree that they will not seek disclosure of any Confidential Communications from the Law Firm, the Seller or the Seller Parent, their respective Affiliates or their respective equity holders, equity holders, officers, directors, managers, members, partners, successors or assigns after the Closing, in the context of litigation involving any of the Parties. The Confidential Communications may be used by the Seller, the Seller Parent or any of their Affiliates in connection with any dispute that relates in any way to this Agreement or the Transactions. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between the Buyer, the Buyer Parent, or any of the Target Entities or their Affiliates, on the one hand, and a third party other than the Seller or the Seller Parent or their respective Affiliates, on the other hand, the Target Entities, the Seller, the Seller Parent, the Buyer, the Buyer Parent, or their respective Affiliates may assert the attorney-client privilege with respect to Confidential Communications to prevent disclosure of confidential communications to such third party.

[Remainder of the page intentionally left blank – signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Equity Purchase Agreement as of the A&R Date.

AMP CAPITAL INVESTORS INTERNATIONAL HOLDINGS LIMITED (ACN 114 352 957) in accordance with section 127 of the Corporations Act 2001:
/s/ Brendan Michael O'Brien	/s/ James Georgeson
Signature of Director	Signature of Director/Company Secretary
Brendan Michael O'Brien	James Georgeson
Name of Director in full	Name of Director/Company Secretary in full

AMP GROUP HOLDINGS LIMITED (ACN 079 804 676) in accordance with section 127 of the Corporations Act 2001:
/s/ James Georgeson	/s/ Leanne Gray
Signature of Director	Signature of Director/Company Secretary
James Georgeson	Leanne Gray
Name of Director in full	Name of Director/Company Secretary in full

[Signature Page to A&R Equity Purchase Agreement]

DIGITALBRIDGE INVESTMENT HOLDCO, LLC
By:	/s/ Jacky Wu
	Name:	Jacky Wu
	Its:	Vice President and Treasurer

DIGITALBRIDGE OPERATING COMPANY, LLC
By:	/s/ Jacky Wu
	Name:	Jacky Wu
	Its:	Vice President and Treasurer
[Signature Page to A&R Equity Purchase Agreement]